Exhibit 10.7

EXECUTION VERSION

T SERIES MIDDLE MARKET LOAN FUND LLC,

as the Initial Borrower,

the other Borrowers from time to time party hereto,

REVOLVING CREDIT AGREEMENT
dated as of November 5, 2021

COMMONWEALTH BANK OF AUSTRALIA,
as the Administrative Agent, Lead Arranger,
the Letter of Credit Issuer and a Lender,

and

the other Lenders from time to time party hereto

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Section 4.	TAXES; CHANGE IN CIRCUMSTANCES	65

4.1	Taxes	65
4.2	Illegality	69
4.3	Inability to Determine Rates or Obtain Currency	71
4.4	Increased Cost and Capital Adequacy	72
4.5	Funding Losses	74
4.6	Matters Applicable to all Requests for Compensation	74
4.7	Survival	74
4.8	Replacement of Lenders	75
4.9	Benchmark Replacement Setting	75

Section 5.	SECURITY	78

5.1	Liens and Security Interest	78
5.2	Collateral Accounts	79
5.3	Lender Offset	82
5.4	Agreement to Deliver Additional Collateral Documents	83
5.5	Subordination	83

Section 6.	CONDITIONS PRECEDENT TO LENDING	83

6.1	Obligations of the Lenders	83
6.2	Conditions to all Loans and Letters of Credit	85
6.3	Conditions to Qualified Borrower Loans and Letters of Credit	86

Section 7.	REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES	88

7.1	Organization and Good Standing	88
7.2	Authorization and Power	88
7.3	No Conflicts or Consents	88
7.4	Enforceable Obligations	88
7.5	Priority of Liens	89
7.6	Financial Condition	89
7.7	Full Disclosure	89
7.8	No Default	89
7.9	No Litigation	89
7.10	[Reserved]	90
7.11	Taxes	90
7.12	Principal Office; Jurisdiction of Formation	90
7.13	ERISA	90
7.14	Compliance with Law	90
7.15	Hazardous Substances	90
7.16	Subscriber Commitments and Contributions	91
7.17	Fiscal Year	91
7.18	Margin Stock	91
7.19	Investment Company Act	91

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7.20	No Defenses	91
7.21	No Withdrawals Without Approval	92
7.22	Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws	92
7.23	Feeder Information	92
7.24	Organizational Structure	92
7.25	Commitments	92
7.26	[Reserved.]	92
7.27	Beneficial Ownership Certification	92

Section 8.	AFFIRMATIVE COVENANTS OF THE BORROWERS	93

8.1	Financial Statements, Reports and Notices	93
8.2	New Subscribers and Transfers by Existing Subscribers	96
8.3	Payment of Taxes	96
8.4	Maintenance of Existence and Rights	97
8.5	Notice of Default	97
8.6	Other Notices	97
8.7	Compliance with Loan Documents and Constituent Documents	98
8.8	Operations	98
8.9	Books and Records; Access	98
8.10	Compliance with Law	98
8.11	Insurance	98
8.12	Authorizations and Approvals	98
8.13	Maintenance of Liens	99
8.14	Further Assurances	99
8.15	Maintenance of Separate Existence	99
8.16	Control Agreement	99
8.17	Plan Assets	99
8.18	Collateral Accounts and Permitted Investments	99
8.19	Covenants of Qualified Borrowers	99
8.20	Sanctions, Anti-Corruption Laws, and Anti-Money Laundering and Foreign Asset Control Laws	100

Section 9.	NEGATIVE COVENANTS	100

9.1	Mergers, Etc.	100
9.2	Negative Pledge	100
9.3	Fiscal Year and Accounting Method	100
9.4	Partnership Agreements and Governing Documents	101
9.5	Admission of Subscribers; Transfers Feeder Interests;	102
9.6	Capital Commitments	103
9.7	ERISA Compliance	103
9.8	Dissolution	103
9.9	Environmental Laws	103
9.10	Limitations on Distributions	103
9.11	Limitations on Indebtedness	103
9.12	Limitation on Withdrawals	104

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9.13	Fund Structure	104
9.14	Deemed Capital Contributions	104
9.15	[Reserved]	104
9.16	Financial Covenant	104

Section 10.	EVENTS OF DEFAULT	104

10.1	Events of Default	104
10.2	Remedies Upon Event of Default	109
10.3	Performance by the Administrative Agent	110
10.4	Events of Default or Potential Defaults relating to Qualified Borrowers	110

Section 11.	AGENCY PROVISIONS	110

11.1	Appointment and Authorization of Agents	110
11.2	[Reserved]	111
11.3	Delegation of Duties	111
11.4	Exculpatory Provisions	111
11.5	Reliance on Communications	112
11.6	Notice of Default	112
11.7	Non-Reliance on Agents and Other Lenders	113
11.8	Indemnification	113
11.9	Agents in Their Individual Capacity	114
11.10	Successor Agent	114
11.11	Reliance by the Credit Parties	115
11.12	Administrative Agent May File Proofs of Claim	115
11.13	Erroneous Payments	116

Section 12.	MISCELLANEOUS	118

12.1	Amendments	118
12.2	Sharing of Offsets	121
12.3	Sharing of Collateral	121
12.4	Waiver	122
12.5	Payment of Expenses; Indemnity	122
12.6	Notice	125
12.7	Governing Law	127
12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	127
12.9	Invalid Provisions	128
12.10	Entirety	128
12.11	Parties Bound; Assignment	128
12.12	Lender Default	132
12.13	Certain Interest Matters	132
12.14	Headings	132
12.15	Survival	132
12.16	Full Recourse	132

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12.17	Availability of Records; Confidentiality	133
12.18	USA Patriot Act Notice	133
12.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	134
12.20	Multiple Counterparts	134

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SCHEDULES

SCHEDULE I:	Credit Party Information / List of Borrowers
SCHEDULE II:	Commitments

EXHIBITS

EXHIBIT A:	Schedule of Subscribers / Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C-1:	Form of Borrower Security Agreement
EXHIBIT C-2:	Form of Equity Commitment Letter
EXHIBIT D:	Form of Borrower Pledge of Collateral Account
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Request for Letter of Credit
EXHIBIT G:	Form of Conversion Notice
EXHIBIT H:	Form of Lender Assignment and Acceptance Agreement
EXHIBIT I:	Form of Qualified Borrower Promissory Note
EXHIBIT J:	Form of Qualified Borrower Letter of Credit Note
EXHIBIT K:	Form of Borrower Guaranty
EXHIBIT L:	[Reserved]
EXHIBIT M:	Form of Extension Request
EXHIBIT N:	Form of Responsible Officer’s Certificate
EXHIBIT O:	[Reserved]
EXHIBIT P:	Form of Joinder Agreement
EXHIBIT Q:	Form of Facility Increase Request
EXHIBIT R:	Form of Temporary Increase Request

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REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT is dated as of November 5, 2021 (this “Credit Agreement”), by and among T SERIES MIDDLE MARKET LOAN FUND LLC, as Borrower (the “Initial Borrower” and collectively with any additional Borrowers, including any Qualified Borrowers from time to time party hereto, the “Borrowers”), COMMONWEALTH BANK OF AUSTRALIA, as the Administrative Agent (as hereinafter defined) for the Secured Parties, as Lead Arranger, as the Letter of Credit Issuer and as a Lender (in such capacity, the “Initial Lender”) and the other financial institutions from time to time party hereto as Lenders.

The parties hereto desire to enter into this Credit Agreement pursuant to which the Lenders agree to make Loans and cause the issuance of Letters of Credit to provide working capital to the Borrowers party thereto and their Qualified Borrowers and for other purposes permitted under the Constituent Documents of such parties upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1.      DEFINITIONS

1.1            Defined Terms. For the purposes of this Credit Agreement, including the preamble and recitals, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the Section or recital referred to:

“Adequately Capitalized” means “adequately capitalized” within the meaning of Section 2(o)(1)(B)(i) of the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Administrative Agent” means Commonwealth Bank of Australia, until the appointment of a successor “Administrative Agent” pursuant to Section 11.10 hereof and, thereafter, shall mean such successor Administrative Agent.

“Advisor” means MS Capital Advisors, Inc., a Delaware corporation.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6 hereof, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders.

“Agents” means, collectively, the Administrative Agent, the Lead Arranger, the Letter of Credit Issuer and any successors and assigns in such capacities.

“Agent-Related Person” is defined in Section 11.4 hereof.

“Alternative Currency” means Australian Dollars, Canadian Dollars, Sterling, Euros, Yen, Hong Kong Dollars and any other non-Dollar currency requested by a Borrower and approved by the Administrative Agent, the Lenders, and, in the case of a Letter of Credit, the Letter of Credit Issuer, in their sole discretion.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws, regulations or ordinances in any jurisdiction in which any Credit Party or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means applicable law in any jurisdiction in which any Credit Party or any of its Subsidiaries is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means (a) with respect to Eurocurrency Rate Loans a, 165 basis points (1.65%) per annum, (b) with respect to Initial RFR Loans in Sterling, 170 basis points (1.70%) per annum plus the SONIA Spread Adjustment, (c) with respect to Reference Rate Loans, 65 basis points (0.65%) per annum, and (d) with respect to Letter of Credit fees, 165 basis points (1.65%) per annum.

“Application for Letter of Credit” means an application for a standby letter of credit by, between and among the applicable Borrower, on the one hand, and the Letter of Credit Issuer, on the other hand, substantially in a form provided by the Letter of Credit Issuer (and customarily used by it in similar circumstances) and conformed to the terms of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended; provided that to the extent that the terms of such Application for Letter of Credit are inconsistent with or otherwise more onerous than the terms of this Credit Agreement, the terms of this Credit Agreement shall control.

“Assignee” is defined in Section 12.11(c) hereof.

“Assignment and Acceptance Agreement” means the agreement contemplated by Section 12.11(c) hereof, pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H attached hereto.

“Australian Dollars” and the sign “A$” means lawful currency of Australia.

“Available Commitment” means, as of any date of determination, the lesser of: (a) the Maximum Commitment and (b) the Borrowing Base.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement, or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date, and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.9(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time), and, in each case, as implemented by a Lender’s primary U.S. bank regulatory authority.

“BBSW” has the meaning provided in the definition of “Eurocurrency Rate.”

“BBSW Rate” has the meaning provided in the definition of “Eurocurrency Rate.”

“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, the Eurocurrency Rate for Dollars; provided that if (i) the USD LIBOR Transition Date has occurred or (ii) a Benchmark Transition Event or a Term RFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.9(a); (b) Sterling, the Daily Simple RFR applicable for such currency; provided that if a Benchmark Transition Event or a Term RFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to such Daily Simple RFR or the then-current Benchmark for such currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.9(a); and (c) Euros, the Eurocurrency Rate applicable for such currency; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such Eurocurrency Rate or the then-current Benchmark for such currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.9(a).

“Benchmark Replacement” means:

(a)            with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable currency at such time, and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents;

(b)            with respect to the USD LIBOR Transition Date, for any Available Tenor of the Eurocurrency Rate for Dollars, the first alternative set forth in the order below that can be determined by the Administrative Agent for the USD LIBOR Transition Date:

(1)            Term RFR for Dollars;

(2)            Daily Simple RFR for Dollars;

(3)            the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the Eurocurrency Rate for Dollars, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the Eurocurrency Rate for syndicated credit facilities denominated in Dollars at such time, and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, then such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents; or

(c)            with respect to any Term RFR Transition Event for any currency, the Term RFR for such currency;

provided that, in the case of clause (b)(1) of this definition, if the Administrative Agent decides that Term RFR for Dollars is not administratively feasible for the Administrative Agent, then Term RFR for Dollars will be deemed unable to be determined for purposes of this definition.

“Benchmark Replacement Adjustment” means, for purposes of clauses (a) and (b)(3) of the definition of “Benchmark Replacement”, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “Reference Rate” (if applicable), timing and frequency of determining rates and making payments of interest, timing of requests for Borrowing, conversion notices, rollover notices or prepayment notices, length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any currency:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(c)            in the case of a Term RFR Transition Event for such currency, the Term RFR Transition Date applicable thereto.

(i) If the Reference Time for the applicable Benchmark refers to a specific time of day and the event giving rise to the Benchmark Replacement Date for any Benchmark occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Benchmark and for such determination, and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, and, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, and, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to (a) the Eurocurrency Rate for Dollars, the period (if any) (i) beginning at the time that the USD LIBOR Transition Date has occurred pursuant to clause (a) of that definition if, at such time, no Benchmark Replacement has replaced the Eurocurrency Rate for Dollars for all purposes hereunder and under each other Loan Document in accordance with Section 4.9(a) and (ii) ending at the time that a Benchmark Replacement has replaced the Eurocurrency Rate for Dollars for all purposes hereunder and under each other Loan Document in accordance with Section 4.9(a), and (b) any then-current Benchmark for any currency other than the Eurocurrency Rate for Dollars, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clause (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.9(a) and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.9(a).

“Beneficial Ownership Certification” means, for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership to the extent required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“Borrower” is defined in the first paragraph hereof.

“Borrower Guaranty” and “Borrower Guaranties” are defined in Section 2.9(c) hereof.

“Borrower Party” is defined in Section 11.1(a) hereof.

“Borrower Security Agreement” means each security agreement, substantially in the form of Exhibit C-1 hereto, made by a Borrower, pursuant to which they pledge and assign by way of security a security interest and lien in and on the Collateral described therein in favor of the Administrative Agent (for the benefit of the Secured Parties), as the same may be amended, restated, modified or supplemented from time to time. “Borrower Security Agreements” means, where the context requires, all such security agreements, collectively.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of one or more Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, on any date of determination, (a) the Uncalled Feeder Commitments, multiplied by (b) the applicable Subscriber Advance Rate minus (b) the FX Reserve Amount.

“Borrowing Base Certificate” means the spreadsheet setting forth the calculation of the Available Commitment substantially in the form of Exhibit A hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and;

(a)            if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b)            if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)            if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)            if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances, in a segregated interest-bearing account (with any interest earned thereon to be paid to the applicable Borrowers when no Event of Default has occurred and is continuing, and to the reduction of the Obligations in accordance with Section 3.4 hereof during the continuance of any Event of Default) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“CDOR” has the meaning provided in the definition of “Eurocurrency Rate.”

“CDOR Rate” has the meaning provided in the definition of “Eurocurrency Rate.”

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of (i) the Feeder Transferring its interest in any Borrower to, or merging with, an entity which is not (or will not be after giving effect to such transfer or merger) directly or indirectly owned, controlled or advised and managed by Morgan Stanley, (ii) the Borrower ceases to be advised or managed by Morgan Stanley or an Affiliate thereof and in each case without the consent of the Administrative Agent.

“Closing Date” means the date hereof.

“Collateral” is defined in Section 5.1 hereof.

“Collateral Account” means, with respect to each of the Borrowers, the account in the name of such Person listed on Schedule I, as amended, restated, modified or supplemented from time to time. “Collateral Accounts” means, where the context requires, all Collateral Accounts, collectively.

“Collateral Account Pledge” means (a) a pledge by a Borrower pursuant to which such Borrower pledges and assigns to the Administrative Agent, for the benefit of the Secured Parties, a security interest and Lien in and on its Collateral Account subject only to Permitted Liens. “Collateral Account Pledges” means, where the context requires, all Collateral Account Pledges, collectively.

“Collateral Agency Agreement” means a collateral agency agreement among the Borrowers and the Administrative Agent pursuant to which the Administrative Agent agrees to act as collateral agent for the Borrowers and the Administrative Agent with respect to the applicable Collateral Accounts, as the same may be amended, restated, modified, or supplemented from time to time.

“Collateral Documents” is defined in Section 5.1 hereof.

“Commitment” means, for each Lender, the amount set forth on Schedule II to this Credit Agreement or on its respective Assignment and Acceptance Agreement or Joinder Agreement, as the same may be reduced or increased from time to time pursuant to Section 3.6, Section 2.15, or Section 2.16 hereof, as applicable, or by further assignment by such Lender pursuant to Section 12.11(c) hereof.

“Commitment Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Committed Increase” is defined in Section 2.15(c)(iv) hereof.

“Competitor” means any private equity fund, Affiliate thereof or Person whose primary business is the management of private debt funds (including real estate focused and mezzanine investment funds), including the Persons listed on Schedule I to the Fee Letter (and their respective affiliates, successors and assigns), but excluding any commercial or investment bank (including any commercial or investment bank that sponsors private equity funds or makes private equity investments, real estate investments or real estate, mezzanine or other loans); provided that any fund focused on direct lending/private credit and sponsored by a commercial bank shall be deemed a Competitor.

“Compliance Certificate” is defined in Section 8.1(b) hereof.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning any Credit Party, any Subscriber or any Affiliate of such Person which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of any Credit Party, any Subscriber or any such Affiliate pursuant to this Credit Agreement orally or in writing to any Agent or Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by such Agent or Lender or such Agent’s or Lender’s respective attorneys, certified public accountants or agents); or (b) was or became available to an Agent or a Lender or to such Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from any Credit Party or any Subscriber or any other source at or prior to such time, other than as a result of a prohibited (insofar as the relevant Agent or Lender is aware) disclosure by such other source.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, exempted limited partnership registered under the laws of the Cayman Islands, joint venture, trust or other form of business entity, the limited partnership agreement, certificate of limited partnership, exempted limited partnership agreement, joint venture or other applicable agreement of formation (including, for the avoidance of doubt, a Partnership Agreement other than with respect to an exempted company under the laws of the Cayman Islands) and any agreement, instrument, filing, statement or notice with respect thereto filed in connection with its formation with the secretary of state, or other department or registry in the jurisdiction of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, the articles of formation and operating agreement for such Person; and (c) in the case of a corporation or exempted company, the certificate or articles of incorporation or amalgamation and the bylaws or memorandum and articles of association for such Person (including, for the avoidance of doubt, a Partnership Agreement with respect to an exempted company incorporated under the laws of the Cayman Islands), in each case as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a Eurocurrency Rate Loan from one Interest Period to the next Interest Period.

“Control Agreement” means an account control agreement executed by a Borrower, the Administrative Agent and the Depository with respect to the Collateral Account of such Borrower. “Control Agreements” means, where the context requires, all such account control agreements, collectively.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Credit Party is a part or may become a part.

“Conversion Date” means any Eurocurrency Rate Conversion Date or Reference Rate Conversion Date, as applicable.

“Conversion Notice” is defined in Section 2.3(j) hereof.

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(j) or Section 4 hereof of one Type of Loan into another Type of Loan.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Matters” has the meaning provided in Section 4.4(a) hereof.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, together with all amendments and modifications and restatements hereof, and supplements and attachments hereto.

“Credit Facility” means the Loans and Letters of Credit provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement.

“Credit Party” means any Borrower. “Credit Parties” means, where the context requires, all of the Borrowers, collectively.

“Credit Provider” means a Person providing a guaranty, or other credit support, in form and substance acceptable to the Administrative Agent, of the obligations of an Included Subscriber to make Subscriber Capital Contributions.

“CRS” is defined in Section 4.1(f) hereof.

“Currency” means Dollars or any Alternative Currency.

“Current Party” is defined in Section 12.12 hereof.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, on and after the USD LIBOR Transition Date, the greater of (i) Spread Adjusted SOFR for the day (such day, an “RFR Determination Day”) that is five (5) Business Days prior to (x) if such RFR Rate Day is a Business Day, such RFR Rate Day, or (y) if such RFR Rate Day is not a Business Day, the Business Day immediately preceding such RFR Rate Day, in each case, utilizing the SOFR component of such Spread Adjusted SOFR that is published by the SOFR Administrator on the SOFR Administrator’s Website, and (ii) the Floor, and (b) Sterling, the greater of (i) SONIA for the day (such day, an “RFR Determination Day”) that is five (5) Business Days prior to (x) if such RFR Rate Day is a Business Day, such RFR Rate Day, or (y) if such RFR Rate Day is not a Business Day, the Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, plus the applicable SONIA Spread Adjustment, and (ii) the Floor. If by 5:00 pm (local time for the applicable RFR) on the second (2nd) Business Day immediately following any RFR Determination Day, the RFR in respect of such RFR Determination Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such RFR Determination Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on such RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowers.

“Daily Simple RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR other than pursuant to clause (c) of the definition of “Reference Rate”.

“Debt Limitations” means the limitations set forth in Section 9.11 hereof.

“Debt to Equity Ratio” means the ratio of a Person’s total Indebtedness to its shareholder’s equity.

“Debtor Relief Laws” means any applicable liquidation, winding-up, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, in each case, in common law or equity, including, without limitation, the United States Bankruptcy Code, and any other applicable corporation or partnership legislation and all amendments to any of the foregoing, as are in effect from time to time during the term of this Credit Agreement.

“Default Rate” means, with respect to (a) overdue Principal Obligations, the interest rate(s) otherwise applicable to such Principal Obligations plus two percent (2%) and (b) with respect to all other amounts accruing interest at the Default Rate pursuant to the terms of this Credit Agreement, the Reference Rate plus two percent (2%); provided, however, that at no time shall the Default Rate exceed the Maximum Rate.

“Defaulting Lender” means any Lender that: (a) has failed to make any disbursement required to be made in respect of Loans or Letters of Credit, respectively; (b) has otherwise failed to pay over to the Administrative Agent, any other Lender or the Borrowers any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute; (c) has been deemed insolvent; (d) has notified the Borrowers, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Credit Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such a position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); or (e) has, or has an entity that controls such Lender that has, become the subject of (i) a voluntary bankruptcy or insolvency proceeding, (ii) an involuntary bankruptcy or insolvency proceeding which has continued for at least sixty (60) days or (iii) a Bail-in Action.

“Depository” means State Street Bank or any other Eligible Institution, and in each case, any replacement thereof which is an Eligible Institution.

“Distribution” is defined in Section 9.10 hereof.

“Dollars” and the sign “$” mean lawful currency of the United States of America.

“Dollar Equivalent” means, at any time: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent or Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate as of the applicable valuation date, as provided in this Credit Agreement (i.e., either the date upon which such amount is initially drawn or on the most recent Revaluation Date, as applicable) for the purchase of Dollars with such Alternative Currency.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of (a) a notification by the Administrative Agent to (or the request by the Borrowers to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and (b) the joint election by the Administrative Agent and the Borrowers to trigger a fallback from the Eurocurrency Rate for Dollars and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECL” means each equity commitment letter, substantially in the form of Exhibit C-2, executed on behalf of a Subscriber and to which the Trustee and the Administrative Agent are a party.

“ECL Commitment Reconciliation Report” the certificate which shall be in the same form as Schedule III to the Feeder Acknowledgment Letter and the information contained therein. Each heading in the ECL Commitment Reconciliation Report shall have the meaning given to such term in the form of ECL.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority and subject to the Bail-In Legislation, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means: (a) a Lender; (b) an Affiliate of a Lender; or (c) any other Person approved by the Administrative Agent and the Letter of Credit Issuer (in each case acting reasonably) and, unless an Event of Default of the type described in Section 10.1(a), (i) or (j) hereof exists, or any other Event of Default which has continued uncured for a period of sixty (60) days has occurred and is continuing at the time any assignment is effected, the Borrowers (such approval not to be unreasonably withheld, delayed or conditioned); provided that no Credit Party nor any Affiliate of a Credit Party shall qualify as an Eligible Assignee; and provided, further, that it shall not be unreasonable for the Borrowers to withhold consent to any assignment which could reasonably be expected to create additional obligations of or risk to any Borrower.

“Eligible Institution” means (a) State Street Bank, or (b) any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued or threatened to be issued in writing to any Credit Party by any Person with regard to air emissions, water discharges, Releases, or disposal, noise emissions, or any other environmental, health or safety matter affecting such Credit Party or any of such Credit Party’s properties.

“Environmental Damages” is defined in Section 12.5(d) hereof.

“Environmental Laws” means all federal, state, provincial, territorial, national, international, municipal and local laws, ordinances, regulations or policies in force and binding relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release of Hazardous Materials, applicable to any Credit Party, and any and all regulations promulgated under or pursuant to any statute of any applicable governing body, including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; and (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq., as each of the foregoing may be amended from time to time.

“Environmental Liability” means any written claim, demand, obligation or cause of action, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law or resulting from any common law cause of action related to environmental protection asserted by any Person.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Environmental Requirement” means any Environmental Law, agreement, or restriction, as the same now exists or may be changed, amended, or come into effect in the future, which pertains to health, safety, or the environment, including, but not limited to ground, air, water, or noise pollution, or underground or aboveground tanks.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Certificate” means, as of the Closing Date or on the date such entity has been added as a Borrower, as applicable, with respect to each Borrower with one or more ERISA Investors, either (a) in the case of a Borrower which has had an “initial valuation date” (as defined under the Plan Asset Regulations) as of the Closing Date or within fifteen (15) months prior to the date on which such entity has been added as a Borrower, as applicable, an Operating Company Opinion with respect to such Borrower concerning such Borrower’s qualification on its “initial valuation date” as an Operating Company together with a Reliance Letter with respect thereto, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, or (b) if such Operating Company Opinion is not provided, a certificate signed by a Responsible Officer of such Borrower, prepared in consultation with counsel, stating that the underlying assets of such Borrower should not constitute Plan Assets.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by a Borrower or any member of such Borrower’s Controlled Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any member of such Borrower’s Controlled Group from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (f) the determination that any Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any member of such Borrower’s Controlled Group.

“ERISA Investor” means a Subscriber that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; (c) a group trust, as described in Revenue Ruling 81-100, as amended; or (d) a partnership or commingled account of an employee benefit plan or plan described in (a) or (b) above, or any other entity whose assets include or are deemed to include the assets of one or more such employee benefit plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, as determined under the Plan Asset Regulations or Section 2550.401c-1 of the regulations of the United States Department of Labor.

“Erroneous Payment” is defined in Section 11.13(a) hereof.

“Erroneous Payment Deficiency Assignment” is defined in Section 11.13(d) hereof.

“Erroneous Payment Impacted Loans” is defined in Section 11.13(d) hereof.

“Erroneous Payment Return Deficiency” is defined in Section 11.13(d) hereof.

“Erroneous Payment Subrogation Rights” is defined in Section 11.13(d) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euros”, “EUR” and the sign “€” mean the single, legal currency of the member states of the European Union that have adopted (and have not ceased to adopt) the Euro as their lawful currency in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a)             for any Interest Period (as applicable), for any Eurocurrency Rate Loan:

(i)             denominated in Dollars, the greater of (A) the rate of interest per annum determined on the basis of the rate for deposits in Dollars (“USD LIBOR”) as published by IBA, or a comparable or successor quoting service approved by the Administrative Agent, for a period comparable to the applicable Interest Period (in each case, the “USD LIBOR Rate”), at approximately 11:00 a.m. (London time) on the Rate Determination Date; and (B) the Floor;

(ii)            denominated in Euros, the greater of (x) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period (in each case, the “EURIBOR Rate”), at approximately 11:00 a.m. (Brussels time) on the Rate Determination Date and (y) the Floor;

(iii)           denominated in Canadian Dollars, the greater of (A) the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”) as administered by Refinitiv Benchmark Services (UK) Limited, or a comparable or successor administrator approved by the Administrative Agent (in each case, the “CDOR Rate”), at approximately 11:00 a.m. (Toronto time) on the Rate Determination Date and (B) the Floor;

(iv)          denominated in Yen, the greater of (A) the rate per annum equal to the Tokyo Interbank Offered Rate (“TIBOR”) as administered by the Ippan Shadan Hojin JBA TIBOR Administration, or a comparable or successor administrator approved by the Administrative Agent (in each case, the “TIBOR Rate”), at approximately 11:00 a.m. (Tokyo time) on the Rate Determination Date and (B) the Floor;

(v)           denominated in Australian Dollars, the greater of (A) the rate per annum equal to the Bank Bill Swap Reference Rate (“BBSW”) as published by Reuters, or a comparable or successor service approved by the Administrative Agent (in each case, the “BBSW Rate”), at approximately 11:00 a.m. (Sydney time) on the Rate Determination Date and (B) the Floor;

(vi)          denominated in Hong Kong Dollars, the greater of (A) the rate per annum equal to the Hong Kong Interbank Offered Rate (“HIBOR”) as administered by the Hong Kong Association of Banks, or a comparable or successor administrator approved by the Administrative Agent (in each case, the “HIBOR Rate”), at approximately 11:00 a.m. (Hong Kong time) on the Rate Determination Date and (B) the Floor; or

(vii)         denominated in any other currency (other than a currency referenced in clauses (i) through (vi) above or Sterling), the rate designated with respect to such currency at the time such currency is approved by the Administrative Agent and the Lenders pursuant to the definition of “Alternative Currency”; and

(b)           for any rate calculation with respect to a Reference Rate Loan on any date, the rate of interest per annum equal to USD LIBOR as administered by IBA, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to one month, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the date of such calculation.

“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based on the Eurocurrency Rate other than pursuant to clause (c) of the definition of “Reference Rate”.

“Event of Default” is defined in Section 10.1 hereof.

“Excluded Taxes” means, with respect to any Tax Indemnified Party or any other recipient of any payment to be made by or on account of any obligation of any Borrower Party hereunder or under any Loan Document: (a) Taxes imposed on or measured by its net income (however denominated), branch profits Taxes, and franchise Taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Tax Indemnified Party or recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Lending Office is located, or any other jurisdiction with which the Tax Indemnified Party or other recipient has a present or former connection, other than a connection arising from the transactions contemplated by the Loan Documents; (b) in the case of a Foreign Person, any withholding Tax that (i) is attributable to such Foreign Person’s failure or inability (other than as a result of a Change in Law after the date such Foreign Person becomes a party hereto) to comply with Section 4.1(f), or (ii) is imposed on amounts payable to such Foreign Person at the time such Foreign Person becomes a party hereto (or designates a new Lending Office) except to the extent that (A) such Foreign Person was entitled at the time of designation of a new Lending Office, or in the case of an assignment, the assignor immediately prior to such assignment was entitled, to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 4.1(a) or (B) such designation was made pursuant to Section 4.1(g) or Section 4.8; and (c) any Taxes imposed pursuant to FATCA.

“Extension Fee” means twenty (20) basis points on the then applicable Maximum Commitment, which is subject to extension on the then effective Stated Maturity Date pursuant to Section 2.14 hereof.

“Extension Request” means a written request by the Borrowers substantially in the form of Exhibit M hereto to extend the Stated Maturity Date in effect at the time of such request for an additional period of no greater than 364 days from such Stated Maturity Date (which extension may be requested one (1) time).

“Facility Increase” is defined in Section 2.15(a) hereof.

“Facility Increase Request” means the notice substantially in the form attached hereto as Exhibit Q pursuant to which the Borrowers request an increase of the Maximum Commitment in accordance with Section 2.15 hereof.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as enacted as of the date hereof, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into in connection with the implementation of such Sections.

“Federal Funds Rate” means, for any day, (a) the greater of (i) the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if no such rate is so published on such next succeeding Business Day; and (ii) the Floor; and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be greater of (i) the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent and (ii) the Floor.

“Fee Letter” means (a) that certain Fee Letter dated as of the date hereof, by and among the Borrowers, the Administrative Agent and the Initial Lender, and (b) any other Fee Letter among the Borrowers and one or more Lenders, in each case, as such letter may be amended, supplemented or otherwise modified from time to time.

“Feeder” has the meaning given to such term in the Feeder Acknowledgement Letter.

“Feeder Acknowledgment Letter” that certain Feeder Acknowledgment Letter dated as of the date hereof, by and between the Feeder and the Administrative Agent, as such letter may be amended, supplemented or otherwise modified from time to time.

“Feeder Capital Call” means, with respect to the Feeder and the applicable Borrower of which it is a limited partner, member or shareholder, a drawdown notice pursuant to and in accordance with the Partnership Agreement of such Borrower, for payment of all or any portion of its Feeder Unfunded Capital Commitment. “Feeder Capital Calls” means, where the context requires, all Feeder Capital Calls, collectively.

“Feeder Capital Commitment” means, with respect to the Feeder and the applicable Borrower of which it is a limited partner, member or shareholder, the “Capital Commitment” (as defined in the Partnership Agreement of such Borrower) of the Feeder to such Borrower. “Feeder Capital Commitments” means, where the context requires, all Feeder Capital Commitments, collectively.

“Feeder Capital Contribution” means, with respect to the Feeder and the applicable Borrower, a capital contribution as such term is used in the Partnership Agreement of such Borrower by the Feeder Fund to such Borrower. “Feeder Capital Contributions” means, where the context requires, all Feeder Capital Contributions, collectively.

“Financial Covenant” has the meaning set forth in 9.16.

“Filings” means (a) UCC financing statements, (b) entries in the Register of Mortgages and Charges of, and notices with respect to the applicable Collateral Documents to the shareholders or limited partners, as applicable, of Credit Parties formed under the laws of the Cayman Islands, , and (c) the substantial equivalent as reasonably determined by the Administrative Agent in any other jurisdiction in which any Credit Party may be formed or located pursuant to applicable Laws.

“Floor” means a rate of interest equal to zero (0%)

“Foreign Person” means, with respect to any Borrower Party, any Tax Indemnified Party that is a resident of or organized under the laws of a jurisdiction other than that in which such Borrower Party is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Account” means with respect to each Borrower, the account identified in writing by such Borrower in a Request for Borrowing delivered to the Administrative Agent and agreed to by the Administrative Agent in its sole discretion.

“Funding Ratio” means: (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for a Pension Plan Investor, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such plan with the United States Department of Labor.

“FX Reserve Amount” means as of any date of determination, the product of (a) the applicable FX Reserve Percentage for each Alternative Currency, and (b) the Dollar Equivalent of such all outstanding Loans and Letters of Credit hereunder made in such Alternative Currency as of such date.

“FX Reserve Percentage” means five percent (5%).

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of the applicable Person, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Governmental Authority” means the government of the United States of America, the federal government of Canada, any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government having jurisdiction over any Credit Party, the Administrative Agent, any Lender or the Letter of Credit Issuer, or any of their respective businesses, operations, assets, or properties.

“Governmental Plan Investor” means an Investor that is a pension plan and that is a governmental plan as defined in Section 3(32) of ERISA.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent: (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such primary obligation; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof; provided, however, that the term “Guaranty Obligations” shall not include (w) any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with Generally Accepted Accounting Principles or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced), (x) deposits or other obligations to secure the performance of bids or trade contracts (other than for borrowed money), (y) contingent obligations under customary “carve-outs” in non-recourse loan documentation and (z) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person shall be deemed to be the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such maximum amount for which such guaranteeing person may be liable is not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“Hedging Agreements” means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“HIBOR” has the meaning provided in the definition of “Eurocurrency Rate.”

“HIBOR Rate” has the meaning provided in the definition of “Eurocurrency Rate.”

“Hong Kong Dollars” means the lawful currency of Hong Kong.

“Hurdle Condition” shall be satisfied at such time that (i) at least forty percent (40%) of the Total Initial Capital Commitment has been funded, and (ii) the Debt to Equity Ratio of the Borrower is no more than 2:00 to 1.00.

“Included Subscriber” means a Subscriber:

(a)	(i)	that is set forth as such on Exhibit A attached hereto; or

(ii)	any other Subscriber that at the request of the Borrowers has been approved in writing as an Included Subscriber by the Administrative Agent in its sole discretion).

(b)	in respect of which, except as otherwise determined by the Lenders, there has been delivered to the Administrative Agent:

(i)	an ECL executed by such Subscriber in a form acceptable to the Administrative Agent in its sole discretion;

(ii)	true and complete copies of the Constituent Documents of each Subscriber, together with certificates of existence and good standing (or other similar instruments if customary in its jurisdiction) of each Subscriber, in each case as in effect on the date thereof and in form and substance satisfactory to the Administrative Agent in its sole discretion;

(iii)	a statement certified by a Responsible Officer in the form of the ECL Commitment Reconciliation Report;

(iv)	the most recent audited financial statements of the Subscriber, which were produced within 120 days of the Subscriber’s fiscal year end;

(v)	a true and correct copy of any Side Letter with respect to such Subscriber, which does not adversely affect the Collateral or the rights of the Lenders, as reasonably determined by the Administrative Agent;

(vi)	a certificate from a Responsible Officer of that Subscriber or the relevant trustee or managing entity on its behalf substantially in the form of Exhibit N;

(vii)	certified resolutions (or the equivalent in the applicable jurisdiction) adopted by each Subscriber or the relevant trustee or managing entity on its behalf, authorizing entry into the ECL and the transactions contemplated therein to which it is a party; and

(viii)	a signed incumbency certificate of a Responsible Officer, who shall certify the names of the Persons authorized to sign each of the documents to which it is party and the other documents or certificates to be delivered pursuant on behalf of such Subscriber, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate.

The Included Subscribers as of the Closing Date are those specified as being Included Subscribers on the form of Borrowing Base Certificate attached hereto as Exhibit A, as in effect on the Closing Date. Notwithstanding anything in this definition to the contrary, no ERISA Investor will be an Included Subscriber at any time.

“Increase Effective Date” is defined in Section 2.15 hereof.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind held by such Person; (b) all obligations of such Person evidenced by bonds, zero coupon bonds or similar, debentures, notes or similar instruments, or upon which interest payments, including payments in kind, are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guaranty Obligations of such Person in respect of Indebtedness of others; (g) all obligations of such Person under: (i) Capital Leases; and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with Generally Accepted Accounting Principles; (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof; (i) all net obligations of such Person in respect of or under Hedging Agreements; (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and instruments of a like nature or of such Person in respect of bankers’ acceptances; and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person; provided, however, that the term “Indebtedness” shall not include any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with Generally Accepted Accounting Principles or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced). The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture or similar entity for which such Person is legally obligated unless made non-recourse to such Person by written agreement reasonably satisfactory to the Administrative Agent.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” is defined in Section 12.5(b) hereof.

“Initial Borrower” means T Series Middle Market Loan Fund LLC.

“Initial Lender” is defined in the first paragraph hereof.

“Interest Option” means the LIBOR Rate or the Reference Rate.

“Interest Payment Date” means: (a) as to any Loan other than a Reference Rate Loan or any Daily Simple RFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan or any Term RFR Loan exceeds three months, each of the respective dates that fall every three months after the beginning of such Interest Period shall also be an Interest Payment Date; and (b) as to any Reference Rate Loan or any Daily Simple RFR Loan, the last Business Day of each calendar month and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one or three months thereafter (in each case, subject to availability), as selected by a Borrower Party in its Loan Notice, or such other period that is twelve months or less requested by Borrowers and consented to by all the Lenders; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period shall extend beyond the Stated Maturity Date; and

(d)           no tenor that has been removed from this definition pursuant to Section 4.9(d) shall be available for specification in any request for Borrowing, conversion notice or rollover notice.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” has the meaning ascribed thereto in the Partnership Agreement of the applicable Borrower.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular Investment pursuant to such Investor’s Side Letter, Sections 3.2(a) and 3.2(c) of the applicable Partnership Agreement or the corresponding sections of the applicable Credit Party’s Constituent Documents, where the Investor is entitled to such exclusion or excuse under the applicable Side Letter, Partnership Agreement or Constituent Documents or the failure to so exclude or excuse such Investor could, in the reasonable determination of the applicable Borrower, reasonably be expected to result in a material adverse effect under the applicable Partnership Agreement.

“Investment Period” has the meaning ascribed thereto in the Partnership Agreement of the applicable Fund or Feeder Fund.

“Joinder Agreement” means an agreement contemplated by Section 12.11(f) hereof, pursuant to which a new Lender joins the Credit Facility.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including any information required to be obtained by a Lender pursuant to the Beneficial Ownership Regulation.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decrees, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger” means Commonwealth Bank of Australia.

“Lender” means the Initial Lender and each other lender that becomes a party to this Credit Agreement in accordance with the terms hereof and collectively, the “Lenders”.

“Lender Party” is defined in Section 11.1 hereof.

“Lender Percentage” means, with respect to any Lender on any day, the percentage equivalent of a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the sum of all Commitments outstanding.

“Lending Office” is defined in Section 3.7 hereof.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.8 hereof either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Issuer” means Commonwealth Bank of Australia, or any Lender or Affiliate of such Lender so designated, and which accepts such designation, by the Administrative Agent and approved by the Borrowers.

“Letter of Credit Liability” means the sum of (a) the aggregate undrawn stated amount of all outstanding Letters of Credit plus (b) the aggregate amount drawn under all Letters of Credit for which the Letter of Credit Issuer has not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise).

“Letter of Credit Sublimit” means, at any time, an amount equal to 25% of the Maximum Commitment as of the time of issuance of such Letter of Credit, which may be increased from time to time upon the request of the Borrowers and the approval of the Letter of Credit Issuer in its sole discretion..

“Lien” means any lien, mortgage, security assignment, security interest, charge, debenture, hypothec, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Feeder Acknowledgment Letter, each Assignment and Acceptance, each Joinder Agreement, each Application for Letter of Credit, each Borrower Guaranty, the Fee Letter, each ECL, and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification that the parties thereto agree shall constitute a “Loan Document” hereunder.

“Loans” means the loans made by the Lenders to the Borrowers hereunder in the form of a Reference Rate Loan, an RFR Loan or a Eurocurrency Rate Loan (and certain other related amounts deemed made as Loans pursuant to Section 2.8(g), Section 2.9(f) and Section 3.3(c)).

“Management Fee” means “Management Fee” as defined in the applicable Partnership Agreement.

“Management Fee Borrowing” means a Borrowing used by any Borrower to pay Management Fees.

“Manager” means MS Capital Partners Adviser Inc., the investment advisor to the Borrower.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the rights of, or benefits available to, the Secured Parties under the Loan Documents, (b) the Borrowers’ ability to pay the Obligations when due in accordance with the terms of the Loan Documents, (c) the Credit Parties’ (taken as a whole) ability to perform their respective material obligations under any Loan Document to which any of them is a party, (d) the legality, validity, binding effect or enforceability of any Loan Document, (e) the ability of a Borrower to make calls for Feeder Capital Contributions under the applicable Partnership Agreement, or (f) the obligations of the Subscribers to make Subscriber Capital Contributions with respect to their Unfunded Capital Commitments.

“Material Amendment” is defined in Section 9.4(a) hereof.

“Material Potential Default” means a Potential Default under Section 10.1(a), (i), or (j).

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default; (c) thirty (30) days prior to the termination of the Partnership Agreement of any Borrower or Feeder; (d) thirty (30) days prior to the date on which any Credit Party’s ability to call Feeder Capital Contributions is terminated and (e) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6(a) hereof or otherwise.

“Maximum Commitment” means $325,000,000, as it may be (x) reduced from time to time pursuant to Section 3.6 hereof or (y) increased from time to time by the Borrowers pursuant to Section 2.15 and Section 2.16 hereof.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Morgan Stanley” means Morgan Stanley, a Delaware corporation, or any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Borrower or any member of such Borrower’s Controlled Group makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions under Title IV of ERISA.

“Notes” means the promissory notes provided for in Section 3.1 hereof, all promissory notes delivered in substitution or exchange therefor, and the Qualified Borrower Notes, in each case, as such notes may be amended, restated, reissued, extended or modified; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders and the other Secured Parties, and all renewals and extensions thereof (including, without limitation, Loans and Letters of Credit), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Borrower Guaranty, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Borrowers to the Lenders or the other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) of the regulations of the United States Department of Labor.

“Operating Company Opinion” means a favorable opinion of counsel regarding the status of a Borrower as an Operating Company.

“Other Claims” is defined in Section 5.5 hereof.

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar excise or other similar taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Credit Agreement or any other Loan Document, except any “prohibited transaction” excise tax arising from any Lender’s violation of applicable law and/or use of Plan Assets to fund any portion of the Loans under any Loan Document or any such Taxes that are imposed as a result of a present or former connection between an assignee and the jurisdiction imposing such Tax (other than connections arising from such assignee having executed, delivered or become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned, an interest in any Loan or Loan Document) with respect to an assignment (other than an assignment made pursuant to a request by the applicable Borrower under Section 4.8 hereof).

“Participant” is defined in Section 12.11(b) hereof.

“Participant Register” is defined in Section 12.11(b) hereof.

“Partnership Agreement” means the limited partnership agreement, limited liability company agreement, exempted limited partnership agreement, memorandum and articles of association, or other equivalent governing document in the applicable jurisdiction of a Borrower or the Feeder, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof in each case, as described on Schedule I hereto, as amended, restated, modified or supplemented from time to time. “Partnership Agreements” means, collectively, all of the Partnership Agreements.

“Patriot Act” is defined in Section 12.18 hereof.

“Payment Recipient” is defined in Section 11.13(a) hereof.

“Pending Capital Call” means any Capital Call that has been made upon the Feeder and that has not yet been (a) cancelled or withdrawn or (b) funded by the Feeder, but with respect to which the Feeder is not in default under the terms of the applicable Partnership Agreement beyond any applicable notice and cure period specified therein.

“Pension Plan Investor” means an ERISA Investor that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Permitted Investments” means “Temporary Investments” as defined in the Partnership Agreement of the applicable Borrower or Feeder.

“Permitted Liens” means (a) Liens to the Administrative Agent, for the benefit of the Secured Parties pursuant to the Collateral Documents or as otherwise contemplated by the Loan Documents, (b) Liens to other Credit Parties which are ultimately granted in favor of the Administrative Agent, for the benefit of the Secured Parties, as contemplated by the Loan Documents, (c) Liens of the Depository holding the Collateral Accounts which arise as a matter of law on items in the course of collection or encumbering deposits or other similar Liens (including the right of set-off) and (d) non-consensual Liens, if any, imposed on the property of any Credit Party not yet delinquent or being contested in good faith by appropriate proceedings (and appropriate reserves therefor have been established) in the aggregate not to exceed $10,000,000.

“Permitted RIC Distribution” means distributions to the extent required to allow the Borrower to make sufficient distributions to qualify as a regulated investment company and to otherwise eliminate federal or state income or excise taxes payable by the Borrower in or with respect to any taxable year of the Borrower (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Borrower shall not exceed 115% of the amounts that the Borrower would have been required to distribute to Borrower to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), (B) after the occurrence and during the continuance of an Event of Default, all such distributions shall be prohibited, and (C) amounts may be distributed pursuant to this definition only to the extent that (w) the Financial Covenant is satisfied immediately prior to and immediately after giving effect to such Permitted RIC Distribution (unless otherwise consented to by the Administrative Agent in its sole discretion); (y) the Borrower gives at least two (2) Business Days’ prior written notice thereof to the Administrative Agent; and (z) the Borrower is otherwise in compliance with Section 9.10 hereof.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, unlimited liability corporation, unlimited liability company, limited liability partnership, limited partnership, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and is sponsored or maintained by a Credit Party or any member of such Credit Party’s Controlled Group or to which a Credit Party or any member of such Credit Party’s Controlled Group contributes or has an obligation to contribute, or with respect to which a Credit Party or any member of such Credit Party’s Controlled Group has liability or a reasonable expectation of liability, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Plan Asset Regulations” means 29 C.F.R. § 2510.3-101, et seq., as the same may be amended from time to time, as modified by Section 3(42) of ERISA.

“Plan Assets” means the assets of a “benefit plan investor” within the meaning of the Plan Asset Regulations which is an ERISA Investor.

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means, for any date, a per annum rate equal to the rate of interest announced from time to time by the Administrative Agent to its prime customers as its “prime rate” for such date. The Prime Rate may be, but is not intended to be, the lowest rate of interest charged by the Administrative Agent, any Lender, the Letter of Credit Issuer or any other financial institution in connection with extensions of credit to borrowers.

“Principal Obligations” means, as of any date of determination, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Loans as of such date, plus (b) the Letter of Credit Liability as of such date.

“Proceedings” is defined in Section 7.9 hereof.

“Proposed Amendment” is defined in Section 9.4(a) hereof.

“Qualified Borrower” is defined in Section 2.9(a) hereof.

“Qualified Borrower Letter of Credit Note” is defined in Section 2.9(e) hereof.

“Qualified Borrower Notes” means the Qualified Borrower Promissory Notes and the Qualified Borrower Letter of Credit Notes, and “Qualified Borrower Note” means any one of them, as such note may be amended, restated, reissued, extended or modified.

“Qualified Borrower Promissory Note” is defined in Section 2.9(d) hereof.

“Rating” means, for any Person, its senior unsecured debt rating (or, if a senior unsecured debt rating is not available, the equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity)) from S&P or Moody’s.

“Reference Rate” means the greatest of: (i) the Prime Rate, (ii) the Federal Funds Rate plus fifty (50) basis points and (iii) (i) prior to the USD LIBOR Transition Date, the Eurocurrency Rate for Dollars for a term of one month commencing that day plus 100 basis points (1.00%) and (ii) on and after the USD LIBOR Transition Date, Daily Simple RFR for Dollars in effect on such day plus 100 basis points (1.00%), provided, however, that such rate shall not be below two percent (2%). Each change in the Reference Rate shall become effective without prior notice to any Credit Party automatically as of the opening of business on the day of such change in the Reference Rate.

“Reference Rate Conversion Date” is defined in Section 2.3(j) hereof.

“Reference Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate. Reference Rate Loans will only be denominated in Dollars.

“Reference Time” with respect to any setting of the then-current Benchmark for any currency means (a) if such Benchmark is a Daily Simple RFR, (i) if the RFR for such Benchmark is SOFR, then four (4) Business Days prior to (x) if the date of such setting is a Business Day, such date, or (y) if the date of such setting is not a Business Day, the Business Day immediately preceding such date, and (ii) if the RFR for such Benchmark is SONIA, then four (4) Business Days prior to (x) if the date of such setting is a Business Day, such date, or (y) if the date of such setting is not a Business Day, the Business Day immediately preceding such date, (b) if such Benchmark is a Eurocurrency Rate, (i) if the applicable Eurocurrency Rate for such Benchmark is based on USD LIBOR, then 11:00 a.m. (London time) on the day that is two (2) Business Days preceding the date of such setting, and (ii) if the applicable Eurocurrency Rate for such Benchmark is based upon EURIBOR, then 11:00 a.m. (Brussels time) on the day that is two (2) Business Days preceding the date of such setting and (c) otherwise, then the time determined by the Administrative Agent, including in accordance with the Benchmark Replacement Conforming Changes.

“Register” is defined in Section 12.11(g) hereof.

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any real property Investment, including the movement of any Hazardous Material through or in the air, soil, surface water or groundwater of any real property Investment.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor that is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement, or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (x) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (y) a group of those central banks or other supervisors, or (z) the Financial Stability Board or any part thereof.

“Reliance Letter” means, with respect to any opinion, an executed letter from the issuer of such opinion to the Secured Parties providing that the Secured Parties are permitted to rely on such opinion as if such opinion was addressed to them.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Borrowing” is defined in Section 2.3(a) hereof.

“Request for Letter of Credit” is defined in Section 2.8(b) hereof.

“Required Lenders” means, at any time: (a) Lenders (other than the Defaulting Lenders) holding an aggregate Share of Commitments greater than fifty percent (50%) (excluding the Commitments of any Defaulting Lenders); or (b) at any time that the Commitments are zero (0), Lenders (other than the Defaulting Lenders) owed an aggregate Share of Outstandings of greater than fifty percent (50%) outstanding at such time; provided that, in each case, if there are (x) only two (2) Lenders at such time, both Lenders shall be required to constitute “Required Lenders” and (y) more than two (2) Lenders at such time, at least two (2) Lenders shall be required to constitute “Required Lenders”.

“Responsible Officer” means any chairman of the board, director, president, vice president, executive vice president, secretary, assistant secretary, treasurer, or assistant treasurer of (a) a corporation or an exempted company, (b) the general partner of a limited partnership or an exempted limited partnership, or (c) a limited liability company or the managing member thereof.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state or political subdivision thereof under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state or political subdivision thereof, as the case may be; and (b) otherwise, the Governmental Plan Investor itself.

“Restricted Party” means a Person that: (i) is the subject or target of Sanctions; (ii) is owned or controlled by a Person that is the subject or target of Sanctions; or (iii) is located, organized or resident in any country or territory that is the target of country-wide or territory-wide Sanctions.

“Revaluation Date” means: (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.3, and (iii) such additional dates as Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Letter of Credit Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as Administrative Agent or the Letter of Credit Issuer shall reasonably determine or the Required Lenders shall reasonably require.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, on and after the USD LIBOR Transition Date, SOFR and (b) Sterling, SONIA.

“RFR Administrator’s Website” means the SOFR Administrator’s Website or the SONIA Administrator’s Website, as applicable.

“RFR Determination Day” has the meaning provided in the definition of “Daily Simple RFR”.

“RFR Loan” means a Daily Simple RFR Loan or a Term RFR Loan, as the context may require.

“RFR Rate Day” has the meaning provided in the definition of “Daily Simple RFR”.

“Rollover” means the renewal of all or any part of any Eurocurrency Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3 hereof.

“Rollover Notice” is defined in Section 2.3(i) hereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority.

“Sanctions Authority” means any of (i) the United States government; (ii) the Canadian government; (iii) the United Nations Security Council; (iv) the European Union; (v) the United Kingdom; (vi) the Australian Department of Foreign Affairs and Trade, (vii) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, OFAC, the United States Department of State, Foreign Affairs, Trade and Development Canada, Public Safety Canada and Her Majesty’s Treasury, or (viii) any other governmental authorities with jurisdiction over any Credit Party or its Subsidiaries. “Sanctions Authorities” means all of the foregoing Sanctions Authorities, collectively.

“Secured Party” and “Secured Parties” means, individually or collectively, the Administrative Agent, the Lenders and the Letter of Credit Issuer.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means a Borrower Security Agreement or a Feeder Security Agreement. “Security Agreements” means all Borrower Security Agreements and Feeder Security Agreements, collectively.

“Share of Commitments” means, with respect to each Lender, the percentage obtained from the fraction: (i) (A) the numerator of which is the Commitment of such Lender; and (B) the denominator of which is the aggregate Commitments of all Lenders; or (ii) in the event the Commitments of all Lenders have been terminated: (A) the numerator of which is the Commitment of such Lender as in effect immediately prior to such termination; and (B) the denominator of which is the aggregate Commitments of all Lenders as in effect immediately prior to such termination.

“Share of Outstandings” means, with respect to each Lender, the percentage obtained from the fraction, (A) the numerator of which is the aggregate amount of outstanding Principal Obligations of such Lender, and (B) the denominator of which is the aggregate amount of outstanding Principal Obligations of all Lenders.

“Side Letter” means any side letter executed by or on behalf of a Subscriber with any Credit Party with respect to such Subscriber’s rights and/or obligations under its Subscription Agreement, the Partnership Agreement of the applicable Borrower, as amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Spread Adjustment” means, for any SONIA Credit Extension’s SONIA Interest Period, the applicable rate per annum set out below:

Length of Interest Period or other period	Spread Adjustment
1 month	0.0326%
2 months	0.0633%
3 months	0.1193%
6 months	0.2766%
12 months	0.4644%

“Special Default” shall occur if, on any date of determination, a mandatory prepayment is required pursuant to Section 2.1(e) hereof as a result of the then outstanding Dollar Equivalent of the Principal Obligations exceeding the Available Commitment, irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 2.1(e) hereof (including as a result of the issuance of an Feeder Capital Call that has not yet been funded by the Feeder).

“Spot Rate” for an Alternative Currency means, the rate reasonably determined by the Letter of Credit Issuer or the Administrative Agent, as applicable, to be the spot rate quoted by the Letter of Credit Issuer or the Administrative Agent, as applicable, as its spot rate for the purchase of such Alternative Currency with another currency through its principal foreign exchange trading office at the time and date of determination.

“Spread Adjusted SOFR” means, with respect to any Business Day, a rate per annum equal to the sum of (a) the secured overnight financing rate for such Business Day plus (b) 0.11448% (11.448 basis points).

“Spread Adjusted Term SOFR” means, for any Available Tenor and Interest Period, a rate per annum equal to (i) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (ii) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and (iii) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration.

“Stated Maturity Date” means November 5, 2023 as such date may be extended pursuant to Section 2.14 hereof.

“Sterling” and the sign “£” mean lawful currency of the United Kingdom.

“Subscriber” means existing or potential investors of the Feeder that are managed and controlled by the Trustee.

“Subscriber Advance Rate” means the advance rate from time to time that is used for the purpose of determining the Borrowing Base which shall be 70% initially until (i) such time the Hurdle Condition is satisfied and then such advance rate shall be 90%, or (ii) such advance rate as adjusted by the Administrative Agent in accordance with Section 8.2(c) hereof.

“Subscriber Capital Call” means, with respect to the Feeder of which it is a limited partner, member or shareholder, a drawdown notice pursuant to and in accordance with the Partnership Agreement of such Feeder, for payment of all or any portion of its Unfunded Capital Commitment. “Subscriber Capital Calls” means, where the context requires, all Subscriber Capital Calls, collectively.

“Subscriber Capital Commitment” means, with respect to the Feeder of which it is a limited partner, member or shareholder, the “Commitment” (as defined in the ECL between the Subscriber and the Feeder) of the Subscriber to such Feeder. “Subscriber Capital Commitments” means, where the context requires, all Subscriber Capital Commitments, collectively.

“Subscriber Capital Contribution” means, with respect to the Feeder, the subscription for Units (as such term is defined in the ECL) by each Subscriber to such Feeder. “Subscriber Capital Contributions” means, where the context requires, all Subscriber Capital Contributions, collectively.

“Subscriber Information” is defined in Section 12.17 hereof.

“Subscription Agreement” means, initially, with respect to the Feeder, the “Subscription Agreement” (as defined in the applicable Partnership Agreement) of the Feeder pursuant to which the Feeder has subscribed for Common Units (as such term is defined in the Subscription Agreement) of the Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time, subject to the terms hereof, as well as any other Subscription Agreement of a Borrower than the Feeder may enter into from time to time and with dr. “Subscription Agreements” means, where the context requires, all Subscription Agreements, collectively.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of the board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Indemnified Parties” means, collectively, the Lenders and Agents, and “Tax Indemnified Party” means any of the foregoing.

“Temporary Increase” has the meaning provided in Section 2.16(a) hereof.

“Temporary Increase Effective Date” has the meaning provided in Section 2.16(c) hereof.

“Temporary Increase Loan” has the meaning provided in Section 2.16(d) hereof.

“Temporary Increase Maturity Date” means, for each Temporary Increase, the maturity date therefor selected by the Borrowers in the related Temporary Increase Request.

“Temporary Increase Request” means a written request from the Borrowers to the Administrative Agent for a Temporary Increase substantially in the form of Exhibit R hereto.

“Term RFR” means, with respect to any currency for any Interest Period, a rate per annum equal to, (a) for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the greater of (i) Spread Adjusted Term SOFR and (ii) the Floor, and (b) for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, the greater of (i) the forward-looking term rate for a period comparable to such Interest Period based on the RFR for such currency that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice and (ii) the Floor.

“Term RFR Loan” means a Loan that bears interest at a rate based on Term RFR other than pursuant to clause (c) of the definition of “Reference Rate”.

“Term RFR Notice” means a notification by the Administrative Agent to the Borrowers and the Lenders of the occurrence of a Term RFR Transition Event.

“Term RFR Transition Date” means, in the case of a Term RFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the related Term RFR Notice to the Borrowers and the Lenders pursuant to Section 4.9(a)(iii).

“Term RFR Transition Event” means, with respect to any currency for any Interest Period, the determination by the Administrative Agent that (a) the applicable Term RFR for such currency has been recommended for use by the Relevant Governmental Body and (b) the administration of such Term RFR is administratively feasible for the Administrative Agent.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the earliest to occur of (a) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6(a) hereof or otherwise and (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default.

“TIBOR” has the meaning provided in the definition of “Eurocurrency Rate.”

“TIBOR Rate” has the meaning provided in the definition of “Eurocurrency Rate.”

“Total Initial Capital Commitment” means the aggregate amount of Unfunded Feeder Commitments as of the Closing Date.

“Transfer” means to assign, convey, exchange, sell, set-off, transfer or otherwise dispose.

“Trustee” means Treasury Corporation of New South Wales, in its capacity as trustee to the Feeder.

“Type of Loan” means with respect to a Loan, its character as a Reference Rate Loan, a Daily Simple RFR Loan, a Term RFR Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state which from time to time governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligations.

“UK CDOT” is defined in Section 4.1(f) hereof.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncalled Feeder Commitment” means, with respect to any Investor at any time, the excess, if any, of (a) Feeder’s Unfunded Feeder Commitment, minus (b) any portion of such Feeder’s Unfunded Capital Commitment that is subject to a Pending Capital Call.

“Unfunded Feeder Commitment” means, with respect to the Feeder, (a) its current “Unfunded Commitment” (as defined in the Agreement of the Feeder to the Borrower), minus (b) any Capital Calls funded by the Feeder to the Borrower.

“Unfunded Included Subscriber Commitment” means, with respect to any Included Subscriber, (a) such Subscriber’s initial commitment as set forth in such Subscriber’s ECL, minus (b) any funded commitments of such Included Subscriber as reported in the most recent ECL Commitment Reconciliation Report.

“USD LIBOR” has the meaning provided in the definition of “Eurocurrency Rate”.

“USD LIBOR Rate” has the meaning provided in the definition of “Eurocurrency Rate”.

“USD LIBOR Transition Date” means the earlier of (a) the date that all Available Tenors of USD LIBOR have either (i) permanently or indefinitely ceased to be provided by IBA; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of USD LIBOR, or (ii) been announced by the FCA pursuant to public statement or publication of information to be no longer representative, and (b) the Early Opt-in Effective Date.

“Withholding Agent” means the Borrowers and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” and the sign “¥” means lawful currency of Japan.

1.2           Other Definitional Provisions.

(a)           All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(b)           Defined terms used in the singular shall import the plural and vice versa.

(c)           The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(d)           “Including” and similar terms shall be deemed to be followed by “without limitation” unless in fact followed by “without limitation” or a similar term.

(e)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

1.3           Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in the city of New York, New York.

1.4           Currency. Subject to the terms of this Credit Agreement, Loans and Letters of Credit shall be available to the Borrowers in Dollars and Alternative Currencies. All repayments thereof by a Borrower shall also be made in such currency (unless otherwise consented in writing by all Lenders in their sole discretion).

1.5           Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit available to be drawn at such time after giving effect to all increases thereof contemplated by such Letter of Credit or the documentation related thereto, whether or not such maximum face amount is in effect at such time.

1.6           Schedules and Exhibits. All references in this Credit Agreement to any Schedule or Exhibit hereto shall mean such Schedule or Exhibit, as applicable, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Credit Agreement. Each of the Schedules and Exhibits to this Credit Agreement may be modified from time to time as matters set forth in such Schedule or Exhibit, as applicable, are updated or modified in accordance with the terms of this Credit Agreement.

1.7           Exchange Rates; Currency Equivalents. The Administrative Agent or Letter of Credit Issuer, as applicable, shall determine the Spot Rates as of each applicable date required to be used for calculating Dollar Equivalent amounts of Principal Obligations and Letters of Credit denominated in Alternative Currencies. In the case of a Spot Rate required to be calculated as of a Revaluation Date, such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by a Credit Party hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent or the Letter of Credit Issuer, as applicable, based on the Spot Rate as of the last Revaluation Date.

1.8           Rates. The interest rate on Loans denominated in Dollars or an Alternative Currency may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. The London interbank offered rate, which may be one of the benchmark rates with reference to which the interest rate on Loans may be determined, is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for (a) Sterling and Euros will be December 31, 2021, (b) Dollars for 1-week and 2-month tenor settings will be December 31, 2021, and (c) Dollars for overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such currencies and tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on applicable Loans. There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the Closing Date, to be underway to implement new or alternative reference rates to be used in place of London interbank offered rates. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 4.9, Section 4.9 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrowers, pursuant to Section 4.9, of any change to the reference rate upon which the interest rate on Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate, the rates in the definition of “Eurocurrency Rate” or any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.9, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2.              REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

2.1           The Commitment.

(a)           Committed Amount. Subject to the terms and conditions herein set forth, the Lenders agree, during the Commitment Period: (i)  to extend to the Borrowers a revolving line of credit and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of any Borrower.

(b)           Limitation on Borrowings and Re-borrowings. Except as provided in clause (c) below, the Lenders shall not be required to advance any Borrowing or Rollover hereunder, if:

(i)           after giving effect to such Borrowing or Rollover, the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment; provided that the foregoing restriction shall apply only to the extent of the amount by which such Borrowing or Rollover would cause the Dollar Equivalent of the Principal Obligations to exceed the Available Commitment;

(ii)           an Event of Default or, to any Credit Party’s or the Administrative Agent’s knowledge, a Material Potential Default exists;

(iii)           [reserved]; or

(iv)           other than as disclosed to the Administrative Agent in writing, the Borrowers have knowledge or reason to believe the Feeder would be entitled to exercise an excuse or exemption right under the applicable Partnership Agreement or its Subscription Agreement or any Side Letter with respect to any Investment (or is otherwise not participating in such Investment) being acquired in whole or in part with any proceeds of the related Loan (provided, that if the Borrowers have disclosed a potential excuse or exemption right or other non-participation to the Administrative Agent in writing, the excused portion of the Feeder’s Unfunded Capital Commitment shall be excluded from the calculation of the Available Commitment with respect to the applicable Borrowing but the Borrowers shall not be prohibited from such credit extension upon satisfaction of the other conditions therefor).

(c)           Exceptions to Limitations. Conversions to Reference Rate Loans and Rollovers shall be permitted in the case of Section 2.1(b) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2 hereof.

(d)           [Reserved].

(e)           Mandatory Prepayment.

(i)           Excess Loans Outstanding. If, on any date, either (i) the Dollar Equivalent of the Principal Obligations exceeds the Available Commitment (including, without limitation, as a result of the transfer of a Subscriber’s interest) or (ii) the Dollar Equivalent of the Principal Obligations causes the maximum amount of Indebtedness permitted to be outstanding under the Constituent Documents of the Credit Parties to be exceeded, then the applicable Borrower(s) shall pay on demand such excess without premium or penalty to the Administrative Agent, for the benefit of the Secured Parties, in immediately available funds (except to the extent any such excess is addressed by Section 2.1(e)(ii) hereof): (1) promptly upon demand but in no event later than three (3) Business Days following such demand, to the extent such funds are available (or credited) in the applicable Collateral Account for such Borrower; provided that, the amount so debited from any such Collateral Account shall not exceed the amount of the Principal Obligations owing by the Borrowers; or (2) otherwise, within fifteen (15) Business Days of demand, to the extent that it is necessary for the Borrowers to issue Feeder Capital Calls to fund such required payment (and the Borrowers shall issue such Feeder Capital Calls during such time, and shall pay such excess promptly after the Feeder Capital Contributions relating to such Feeder Capital Calls are received). Each Borrower hereby agrees that during the occurrence of an Event of Default or on or after the thirtieth (30th) day prior to the Maturity Date if a Special Default exists, the Administrative Agent may withdraw from the Collateral Account of any Borrower with an outstanding Borrowing any Feeder Capital Contributions deposited therein and apply the same to such Borrower’s ratable share of the Principal Obligations until such time as the payment obligations of this Section 2.1(e) have been satisfied in full; provided that, the amount so debited from such Collateral Account(s) shall not exceed the amount of the Principal Obligations owing by the Borrowers. After any withdrawal of funds from any Collateral Account as contemplated in this Section 2.1(e)(i), the Administrative Agent shall promptly deliver written notice of such withdrawal to the applicable Borrower(s); provided that the failure of the Administrative Agent to give such notice will not affect the validity of such withdrawal.

(ii)           Excess Letters of Credit Outstanding. If any excess calculated pursuant to Section 2.1(e)(i) hereof is attributable to undrawn Letters of Credit, each applicable Borrower with respect to each such undrawn Letter of Credit shall Cash Collateralize its ratable share of such excess, when required pursuant to the terms of Section 2.1(e)(i) hereof, as security for such portion of the Obligations of such Borrower. Unless otherwise required by law, upon the earlier to occur of: (i) a change in circumstances such that the Dollar Equivalent of the Principal Obligations no longer exceeds the Available Commitment (so long as no Event of Default or Material Potential Default has occurred and is continuing); or (ii) the full and final payment of the Obligations and the expiration or termination of all Letters of Credit, the Administrative Agent shall return to the applicable Borrower(s) any amounts remaining in the applicable cash collateral account.

2.2           Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Commitment Period, to make Loans to the Borrowers at any time and from time to time in an aggregate Dollar Equivalent principal amount at any one time outstanding up to such Lender’s Commitment at any such time; provided that, after making any such Loan: (a) the Dollar Equivalent of Principal Obligations owing to such Lender would not exceed such Lender’s Commitment; and (b) the Dollar Equivalent of Principal Obligations would not exceed the Available Commitment. Subject to the foregoing limitation, the conditions set forth in Section 6 hereof and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Commitment Period. Each Borrowing pursuant to this Section 2.2 shall be funded ratably by the Lenders in proportion to their Lender Percentages. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) hereof would exceed the Maximum Rate in effect with respect to such Loan.

2.3           Manner of Borrowing.

(a)           Request for Borrowing. The applicable Borrower shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication (a “Request for Borrowing”), substantially in the form of Exhibit E hereto, and which notice shall be effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than (A) 10:00 a.m. the same Business Day of a Borrowing that shall be a Reference Rate Loan denominated in Dollars, (B) 11:00 at least one (1) Business Day prior to the requested date of a Borrowing to be denominated in Dollars (other than a Reference Rate Loan), (C) 11:00 a.m. at least three (3) Business Days prior to the requested date of a Borrowing of Eurocurrency Rate Loans; and (D) at least five (5) Business Days prior to the requested date of any Borrowing of an RFR Loan; and (ii) must specify: (A) the requested date of Borrowing (which shall be a Business Day); (B) the amount and Currency of such Borrowing; (B) the Type of Loans to be borrowed; (C) if applicable, the duration of the Interest Period; (D) which account the proceeds of Borrowing should be directed; and (E) confirmation that such Borrowing will be secured (either directly or indirectly) by a first priority, exclusive security interest and Lien (subject to Permitted Liens), granted to the Administrative Agent, for the benefit of the Secured Parties, in and on the Unfunded Feeder Commitments and the other applicable Collateral as provided in Section 5.1 hereof. For the avoidance of doubt, with respect to any Borrowing that is subject to three (3) Business Days’ prior notice, if a Request for Borrowing is submitted by 11:00 p.m. on a Monday, the Borrowing shall be made on the immediately following Thursday in accordance with Section 2.8 hereof, provided that each of Monday, Tuesday, Wednesday and Thursday of that week are Business Days. If multiple Borrowers request a Borrowing on the same date, then a separate Request for Borrowing shall be submitted by each applicable Borrower. Any Request for Borrowing received by the Administrative Agent after 2:00 p.m. shall be deemed to have been given by the applicable Borrower(s) on the next succeeding Business Day. Each Request for Borrowing submitted by a Borrower shall be deemed to constitute a representation and warranty by the applicable Borrower providing such Request for Borrowing (and, additionally, it is agreed by each other Borrower that is shall also be deemed to constitute a representation and warranty by each such Borrower as to itself) that the conditions specified in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2 and 6.3 (with respect to the initial advance under this Credit Agreement to a Qualified Borrower) have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section.

(b)           Further Information. Each Request for Borrowing shall be accompanied or preceded by such documents as are required to satisfy any applicable conditions precedent as provided in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2 and 6.3 (with respect to the initial advance to a Qualified Borrower under this Credit Agreement) hereof.

(c)           [Reserved].

(d)           Request for Borrowing Revocable. Each Request for Borrowing completed and signed by the applicable Borrower(s) in accordance with Section 2.3(a) shall be revocable by such Borrower(s) so long as such revocation is received by the Administrative Agent no later than one (1) Business Day prior to the requested date of the Borrowing; provided that the Borrowers shall indemnify each Lender against any loss or expense (other than loss of margin or spread) actually incurred by such Lender, either directly or indirectly, as a result of any failure by the applicable Borrower(s) to complete such Borrowing, including, without limitation, any loss or expense (other than loss of margin or spread) reasonably incurred by the Administrative Agent or any Lender, either directly or indirectly (by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such Borrowing) except to the extent such loss or expense is due to the gross negligence or willful misconduct of such Person. A certificate of the Administrative Agent or applicable Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the applicable Borrower(s) and shall, in the absence of a manifest error, be conclusive and binding.

(e)           Lender’s Commitment. All Loans (including participations in Letters of Credit) shall be made by the Lenders on a pro rata basis, in accordance with their respective Lender Percentage. Notwithstanding anything contained in this Section 2.3(e) or elsewhere in this Credit Agreement to the contrary, no Lender shall be obligated to provide the Administrative Agent or any Borrower with funds in connection with a Loan in an amount that would result in the sum of the portion of the Loans then funded by it plus the Letter of Credit Liability exceeding its Commitment then in effect. The obligation of each Lender to remit its Lender Percentage of any such Loan requested shall be several from that of each other Lender, and the failure of any Lender to so make such amount available to the Administrative Agent shall not relieve any other Lender of its obligation hereunder.

(f)           [Reserved].

(g)           [Reserved].

(h)           [Reserved].

(i)           Rollovers. No later than 2:00 p.m. at least three (3) Business Days prior to the termination of each Interest Period related to a Eurocurrency Rate Loan, the applicable Borrower(s) shall give the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail, or by telephone, if confirmed in writing promptly thereafter) (the “Rollover Notice”) whether it desires to renew such Eurocurrency Rate Loan. The Rollover Notice shall also specify the length of the Interest Period selected by such Borrower(s) with respect to such Rollover. Each Rollover Notice shall be effective upon notification thereof to the Administrative Agent. Each Rollover Notice shall be revocable, provided that the Borrowers shall indemnify each Lender against any loss or expense (other than loss of margin or spread) actually incurred by such Lender, either directly or indirectly, in accordance with Section 4.6 hereof. If the applicable Borrower(s) fails to timely give the Administrative Agent the Rollover Notice with respect to any Eurocurrency Rate Loan, such Borrower(s) shall be deemed to have elected to renew such Loan as a Eurocurrency Rate Loan with an Interest Period of one (1) month commencing on the expiration of the preceding Interest Period.

(j)           Conversions. The applicable Borrower(s) shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “Eurocurrency Rate Conversion Date”), to convert such Reference Rate Loan to a Eurocurrency Rate Loan in Dollars or an RFR Loan in Dollars; and (ii) any Eurocurrency Rate Loan in Dollars or RFR Loan in Dollars, on any Business Day (a “Reference Rate Conversion Date”) to convert such Eurocurrency Rate Loan or RFR Loan to a Reference Rate Loan; provided that the applicable Borrower(s) shall, on such Reference Rate Conversion Date, make the payments required by Section 4.5 hereof, if any, in either case, by giving the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail, or by telephone, if confirmed in writing promptly thereafter) substantially in the form of Exhibit G attached hereto (a “Conversion Notice”) of such selection no later than 2:00 p.m. at least either (x) three (3) Business Days prior to such Eurocurrency Rate Conversion Date, or (y) one (1) Business Day prior to such Reference Rate Conversion Date, as applicable. Each Conversion Notice shall be effective upon notification thereof to the Administrative Agent. Each Conversion Notice shall be revocable, provided that the Borrowers shall indemnify each Lender against any loss or expense (other than loss of margin or spread) actually incurred by such Lender, either directly or indirectly, in accordance with Section 4.6 hereof.

(k)           Tranches. Notwithstanding anything to the contrary contained herein, no more than twenty (20) Eurocurrency Rate Loans and RFR Loans, in the aggregate, may be outstanding hereunder at any one time during the Commitment Period.

(l)           Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender (and will use good faith efforts to make such notification on the day such notice is timely received from the applicable Borrower(s)) of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount of such Lender’s Percentage of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4           Minimum Loan Amounts. Each Loan shall be in an aggregate amount not less than $100,000 for each Lender; provided that (a) a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments and (b) a Loan may be in an aggregate amount that is equal to the amount that is required to finance the reimbursement of a Letter of Credit under Section 2.8(g) or 2.9(f) hereof or that is equal to the amount of any interest or fees that are permitted to be disbursed in accordance with Section 3.3 hereof, as applicable.

2.5           Funding. Subject to the fulfillment of all applicable conditions set forth herein, (a) with respect to Borrowings denominated in Dollars, (i) each Lender shall wire the proceeds of its Share of Commitments of such Borrowing to the Administrative Agent at the account designated in writing by the Administrative Agent, in immediately available funds, by no later than 11:00 a.m. on the date specified in the related Request for Borrowing as the borrowing date and (ii) the Administrative Agent shall deposit such proceeds, in immediately available funds, into the applicable Funding Account by no later than 1:00 p.m. on such date and (b) with respect to Borrowings denominated in an Alternative Currency, each Lender shall deposit the proceeds of its Share of Commitments of each such Borrowing to the account of the applicable Borrower designated in writing by the Administrative Agent, in immediately available funds, by no later than 1:00 p.m. on the date specified in the related Request for Borrowing as the borrowing date. The failure of any Lender to advance the proceeds of its Share of Commitments of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Share of Commitments of any Borrowing required to be advanced hereunder. With respect to Borrowings denominated in Dollars, absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Share of Commitments of the requested Borrowing available to the Administrative Agent on the applicable borrowing date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the applicable Borrower(s) a corresponding amount. With respect to Borrowings denominated in Dollars that the Administrative Agent has elected to make available on behalf of the Lenders in its sole discretion, if a Lender fails to make its Share of Commitments of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the applicable Borrower(s) by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay such amount within three (3) Business Days of the Administrative Agent’s demand, then from the applicable Borrower: (i) promptly on demand, to the extent sufficient funds are available in the Collateral Account; and (ii) otherwise, to the extent that it is necessary for the applicable Credit Parties to issue a Feeder Capital Call to fund all or a portion of such required payment, within fifteen (15) Business Days after the Administrative Agent’s demand (but, in any event, the applicable Credit Parties shall issue such Feeder Capital Calls and shall make such payment promptly after the related Feeder Capital Contributions are received); together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the applicable Borrower. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Any payment by a Borrower shall be without prejudice to any claim any such Borrower may have against a Lender that shall have failed to make such payment (whether to the Administrative Agent or such Borrower). Each Lender hereunder shall be liable to the applicable Borrower(s) only for the amount of its respective Commitment.

2.6           Interest.

(a)           Interest Rate. Each (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin; (ii) with respect to RFR Loans denominated in any currency, the Benchmark applicable for such currency plus the Applicable Margin for the applicable Interest Period; and (iii) each Reference Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Reference Rate plus the Applicable Margin.

(b)           Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Credit Parties, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each Eurocurrency Rate Loan (other than Eurocurrency Rate Loans denominated Australian Dollars) and each RFR Loan (other than RFR Loans denominated in Sterling) and each Reference Rate Loan bearing interest based off the Eurocurrency Rate shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Reference Rate Loan (other than when the Reference Rate is calculated based off the Eurocurrency Rate) and each Eurocurrency Rate Loan denominated in Australian Dollars and each RFR Loan denominated in Sterling shall be calculated on the basis of the actual days elapsed in a year consisting of 365 days (or 366 days, as the case may be). If any principal of, or interest on, the Obligations is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), then (in lieu of the interest rate provided in Section 2.6(a) above) such overdue amount shall bear interest at the Default Rate until such amount is paid.

2.7           Determination of Rate and Billing. The Administrative Agent shall calculate each interest rate applicable to the Eurocurrency Rate Loans, RFR Loans, and Reference Rate Loans hereunder in accordance with the terms of this Credit Agreement. The Administrative Agent shall give prompt notice to the Borrowers and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error. The Administrative Agent will bill the Borrowers on behalf of all Lenders with respect to interest on Eurocurrency Rate Loans, RFR Loans, and Reference Rate Loans.

2.8           Letters of Credit.

(a)           Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Commitment Period, the Letter of Credit Issuer shall issue Letters of Credit in such aggregate face amounts and Currencies as any Borrower may request; provided that: (i) on the date of issuance, the Letter of Credit Liability (after giving effect to the issuance of any such Letter of Credit) will not exceed an amount equal to the lesser of: (A) the remainder of: (1) the Available Commitment as of such date minus (2) the Dollar Equivalent of the Principal Obligations (excluding the Letter of Credit Liability) as of such date and (B) the Letter of Credit Sublimit on such date; (ii) the expiry date of each Letter of Credit shall not be later than the earlier of (A) twelve (12) months after the date of issuance without the Administrative Agent’s and the Letter of Credit Issuer’s consent, in their sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date, provided, however, that (1) a Borrower may request, and the Letter of Credit Issuer shall issue, a Letter of Credit that has extension provisions for an automatic extension for twelve (12) months from the initial expiry date thereof or any future expiry date, so long as such Letter of Credit permits the Letter of Credit Issuer to elect not to extend the Letter of Credit for any such additional period by written notice to such Borrower and beneficiary at least thirty (30) days prior to the relevant expiry date, and (2) the Letter of Credit Issuer may issue one or more Letters of Credit with expiry dates later than the date set forth in the foregoing clause (B), so long as the Borrowers, with respect to any Letter of Credit with an expiry date beyond the Stated Maturity Date, obtain the Letter of Credit Issuer’s consent, in its sole discretion, and Cash Collateralize such Letter(s) of Credit (in the Currency of such Letter(s) of Credit unless otherwise consented to in writing by all Lenders in their sole discretion) at least thirty (30) calendar days prior to the Stated Maturity Date in an amount equal to the undrawn stated amount of the applicable Letter of Credit (it being understood that no Letter of Credit shall mature beyond or be extended beyond the date that is 364 days after the Stated Maturity Date) and (iii) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it and for which the Letter of Credit Issuer is not reimbursed hereunder, (B) the applicable Borrower has not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit, or (C) the issuance of such Letter of Credit would violate applicable Laws. All Cash Collateral shall be funded by the proceeds of Capital Calls, and not from any other source.

(b)           Request for Letter of Credit. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent and the Letter of Credit Issuer by the applicable Borrower(s), substantially in the form attached hereto as Exhibit F (with blanks appropriately completed in conformity herewith) on or before 2:00 p.m. at least two (2) Business Days prior to the requested date of issuance of such Letter of Credit (in the case of an issuance by a local branch office of the Letter of Credit Issuer in the United States) or five (5) Business Days prior to the requested date of issuance of such Letter of Credit (in the case of an issuance by a local branch office (if any) of the Letter of Credit Issuer outside of the United States), including (A) a confirmation that such Letter of Credit will be secured (either directly or indirectly) by a first priority, exclusive security interest and Lien, granted to the Administrative Agent, for the benefit of the Secured Parties, in and on the applicable Collateral, subject only to Permitted Liens and (B) a schedule indicating how the Principal Obligations will be allocated among the Borrowers after giving effect to such Letter of Credit issuance. No Request for Letter of Credit shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section. Upon each such application, the applicable Borrower(s) shall be deemed to have automatically made to the Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties:

(i)           As of the date of the issuance of the Letter of Credit requested, the representations and warranties set forth herein and in the other Loan Documents (other than those set forth in Section 7.8 hereof which shall be replaced with the condition in Section 6.2(b) hereof) are true and correct in all material respects on and as of the date of such issuance, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed in writing to the Lenders and do not constitute an Event of Default or a Material Potential Default to the extent such representations and warranties relate to an earlier or specific date) and all other conditions (other than the qualification that any condition is satisfactory to the Administrative Agent or its counsel) specified in Sections 6.1 (with respect to the initial extension of credit under this Credit Agreement) and 6.2 have been satisfied;

(ii)           The Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the lesser of: (A) the remainder of: (1) the Available Commitment as of such date; minus (2) the Dollar Equivalent of the Principal Obligations (excluding the Letter of Credit Liability) as of such date; and (B) the Letter of Credit Sublimit on such date; and

(iii)           Other than as disclosed to the Administrative Agent in writing, the Borrowers have no knowledge or reason to believe any Investor would be entitled to exercise an excuse or exemption right under the Constituent Documents of the applicable Credit Party or its Subscription Agreement or Side Letter with respect to any Investment which is related to the applicable Letter of Credit (or is otherwise not participating in such Investment); provided, that if the Borrowers have disclosed a potential excuse or exemption right or other non-participation to the Administrative Agent in writing, the excused portion of the applicable Investor’s Unfunded Capital Commitment shall be excluded from the calculation of the Available Commitment with respect to the applicable Letter of Credit, but the Borrowers shall not be prohibited from having the applicable Letter of Credit issued upon satisfaction of the other conditions therefor.

(c)           Further Information. Each Request for Letter of Credit shall be accompanied or preceded by: (A) an Application for Letter of Credit and (B) such documents as are required to satisfy any applicable conditions precedent as provided in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2 and 6.3 (with respect to the initial advance to a Qualified Borrower under this Credit Agreement) hereof, all of which shall be delivered directly to the Letter of Credit Issuer.

(d)           Notification of Lenders; Notification of the Administrative Agent. The Letter of Credit Issuer shall promptly (but in any event prior to 3:00 p.m. on the date of issuance) notify the Administrative Agent of the issuance of any Letter of Credit and provide a copy of each issued Letter of Credit to the Administrative Agent (as well as any renewals, amendments or cancellations). The Administrative Agent shall promptly notify each Lender of such issuance of a Letter of Credit and the terms of the requested Letter of Credit.

(e)           Request for Letter of Credit Revocable. Each Letter of Credit hereunder shall be issued on behalf of a Borrower. Each Request for Letter of Credit completed and signed by the applicable Borrower(s) in accordance with Section 2.8(b) hereof shall be revocable by such Borrower so long as such revocation is received by the Administrative Agent and Letter of Credit Issuer prior to such Borrower’s approval of the requested Letter of Credit pursuant to Section 2.8(h) hereof but in any event prior to the actual issuance of the requested Letter of Credit by the Letter of Credit Issuer; provided that the Borrower shall indemnify the Letter of Credit Issuer against any loss or expense (other than loss of margin or spread) actually and reasonably incurred by such Letter of Credit Issuer, either directly or indirectly, as a result of such revocation or any failure by the specified beneficiary of such Letter of Credit to accept such Letter of Credit, including, without limitation, any loss or expense (other than loss of margin or spread) reasonably incurred by the Letter of Credit Issuer, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by the Letter of Credit Issuer in order to issue such Letter of Credit except to the extent such loss or expense is due to the gross negligence or willful misconduct of the Letter of Credit Issuer. A certificate of the Letter of Credit Issuer setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the applicable Borrower(s) and shall, in the absence of a manifest error, be conclusive and binding.

(f)           Participation by the Lenders. Each Lender shall and does hereby participate ratably in each Letter of Credit issued and outstanding hereunder to the extent of its Share of Commitments of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including, without limitation: (i) the right to receive from the Administrative Agent its Share of Commitments of any reimbursement of the amount of each draw under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Share of Commitments of the Letter of Credit fee pursuant to Section 2.13 hereof; (iii) the right to receive from the Administrative Agent such Lender’s additional costs pursuant to Section 4.1 hereof; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Share of Commitments of any unreimbursed drawing under a Letter of Credit.

(g)           Payment of Letter of Credit.

(i)           In consideration of the issuance by the Letter of Credit Issuer of the Letters of Credit for the account of a Borrower, such Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder by such Borrower, so long as the conditions in Section 6.2 hereof have been satisfied (other than the delivery of a Request for Borrowing), to the Letter of Credit Issuer, with notice to such Borrower, in immediately available funds (in the Currency of such Letter of Credit unless otherwise consented to in writing by all Lenders in their sole discretion), an amount equal to the stated amount of each draft drawn under each such Letter of Credit plus all interest, reasonable costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement in respect of Letters of Credit issued for the benefit of such Borrower. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Lender Percentage of the amount to be disbursed by the Administrative Agent to the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees, whereupon the Administrative Agent shall disburse such Lender’s payment to the Letter of Credit Issuer. By no later than 4:00 p.m. on the date of any disbursement under a Letter of Credit, the Administrative Agent shall notify the Borrower on whose behalf the applicable Letter of Credit was issued of the disbursement by the Letter of Credit Issuer with respect to such draft and any such payments made by the Lenders pursuant to this Section 2.8(g)(i); provided, that the failure to give such notice will not affect the validity of such disbursement by the Letter of Credit Issuer or any such payments by the Lenders. Any such payments made by the Lenders to the Administrative Agent on account of a Letter of Credit shall be deemed a Reference Rate Loan to the applicable Borrower, and such Borrower shall be deemed to have given to the Administrative Agent, in accordance with the terms of Section 2.3(a) hereof, a Request for Borrowing with respect to such Loan; and such payments shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draw under a Letter of Credit or due the Letter of Credit Issuer under any Application for Letter of Credit. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer under this Section 2.8(g)(i) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1, 2.3, 6.1, 6.2 and/or 6.3 hereof, as applicable, be honored in accordance with this Section 2.8(g)(i) under all circumstances, including, without limitation, any of the following circumstances: (A) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (B) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (C) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver receiver-manager, receiver and manager or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or (E) the occurrence of any Event of Default or Potential Default.

(ii)           If a Lender fails to make available to the Administrative Agent any amount required of such Lender under Section 2.8(g)(i), then the Letter of Credit Issuer may recover such amount: (a) on demand from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date such amount was due from such Lender and ending on (but excluding) the date the Letter of Credit Issuer recovers such amount from such Lender; or (b) if such Lender fails to pay such amount upon the Letter of Credit Issuer’s demand, then from the applicable Borrower: (i) promptly on demand but in no event later than two (2) Business Days, to the extent such funds are available (or credited) in the applicable Collateral Accounts of such Borrower; and (ii) otherwise, within fifteen (15) Business Days after demand by the Letter of Credit Issuer, to the extent that it is necessary for the applicable Credit Parties to issue a Feeder Capital Call to fund such required payment (but, in any event, the applicable Credit Parties shall issue such Feeder Capital Calls and shall make such payment promptly after the related Feeder Capital Contributions are received); together with interest at the Reference Rate for the period commencing on the date such amount was due from the applicable Lender under Section 2.8(g)(i) hereof and ending on (but excluding) the date the Letter of Credit Issuer recovers such amount from such Borrower.

(h)           Borrower Inspection. The applicable Borrower(s) shall have the right to examine any Letter of Credit (or amendment thereto) prior to the issuance thereof and shall promptly notify the Letter of Credit Issuer of any claim of noncompliance with such Borrower’s instructions, irregularity or any other comments thereto. Such Borrower shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(i)           Role of Letter of Credit Issuer. Each of the Lenders and each Borrower agrees that, in paying any drawing under a Letter of Credit issued for the account of such Borrower, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer in the absence of gross negligence or willful misconduct shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The applicable Borrower(s) hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (A) through (F) of Section 2.8(g)(i) hereof. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(j)           Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to or upon the occurrence of the Maturity Date pursuant to Section 10.2 hereof, the Administrative Agent, by written notice to the Borrowers, may take one or more of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligation shall forthwith terminate without any other notice of any kind; or (ii) declare the outstanding Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that each Borrower Cash Collateralize, as security for its Obligations, an amount equal to the aggregate undrawn stated amount of all Letters of Credit issued for the account of such Borrower and outstanding at the time such notice is given. Unless otherwise required by law, upon the full and final payment of the outstanding Obligations and expiry or termination of all Letters of Credit, the Administrative Agent shall return to each such Borrower its ratable share of any amounts remaining in the applicable cash collateral account.

(k)           Minimum Letter of Credit Amounts. Each Letter of Credit shall be in an amount which is not less than $500,000 (or the Dollar Equivalent thereof).

2.9           Addition of Qualified Borrowers, Payment of the Borrower Guaranty and Qualified Borrower Letter of Credit Note, Withdrawal of Borrower.

(a)           An entity shall be approved as a “Qualified Borrower” hereunder if (i) a Borrower shall have obtained the consent of the Lenders, each such consent to be provided in their reasonable discretion; (ii) such entity shall be one in which such Borrower owns a direct or indirect ownership interest, or through which such Borrower may acquire an investment, the indebtedness of which entity can be guaranteed by such Borrower pursuant to the terms of its Constituent Documents; and (iii) the provisions of this Section 2.9 and Section 6.3 hereof shall have been satisfied.

(b)           Upon the satisfaction of the requirements of subsection (a) above, the entity approved as a Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as if it were a Borrower hereunder. Each Qualified Borrower shall be severally liable for its Obligations hereunder.

(c)           The applicable Borrower shall provide to the Administrative Agent, for the benefit of each of the Lenders, an unconditional guaranty of payment substantially in the form of Exhibit K attached hereto (a “Borrower Guaranty”, and collectively with all such guaranties, the “Borrower Guaranties”), which shall be enforceable against such Borrower for the payment of such Qualified Borrower’s allocable share of the Obligations.

(d)           Each Qualified Borrower shall execute and deliver a promissory note, substantially in the form of Exhibit I attached hereto (a “Qualified Borrower Promissory Note”), the payment of which is guaranteed by a Borrower pursuant to a Borrower Guaranty, payable to the Administrative Agent, for the benefit of the Secured Parties, in the principal amount of its related Obligations.

(e)           The Obligations of each Qualified Borrower in connection with each Letter of Credit issued for the account of such Qualified Borrower hereunder shall be evidenced by a letter of credit note substantially in the form of Exhibit J attached hereto (the “Qualified Borrower Letter of Credit Note”), the payment of which is guaranteed by a Borrower that is not a Qualified Borrower pursuant to a Borrower Guaranty, as such note may be amended, restated, reissued, extended or modified. Each Qualified Borrower shall execute and deliver a Qualified Borrower Letter of Credit Note payable to the Administrative Agent on behalf of the related Letter of Credit Issuer(s) (with blanks appropriately completed in conformity herewith). Each Qualified Borrower agrees, from time to time, upon the request of the Administrative Agent, to issue a new Qualified Borrower Letter of Credit Note, in accordance with the terms and in the form heretofore provided to the Administrative Agent, in renewal of and substitution for the Qualified Borrower Letter of Credit Note previously issued by such Qualified Borrower to the Administrative Agent, and such previously issued Note shall be returned to such Qualified Borrower marked “replaced”.

(f)            In consideration of the Lenders’ agreement to advance Loans to a Qualified Borrower pursuant to Sections 2.2 and 2.3 hereof, and to participate in Letters of Credit issued for the account of a Qualified Borrower pursuant to Section 2.8 hereof, each Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, in immediately available funds, an amount equal to any Obligations due and owing by a Qualified Borrower and guaranteed by such Borrower under a Borrower Guaranty, together with all interest, reasonable costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder by such Borrower, in the event the Administrative Agent shall have not received payment of such Obligations when due. The Administrative Agent will promptly notify such Borrower of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of such disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Reference Rate Loan pursuant to Section 2.3 hereof in the amount so paid, and such Borrower shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3 hereof a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4 hereof. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

(g)           If a Qualified Borrower has no Obligations outstanding (including any Loans or Letters of Credit issued for its account), such Qualified Borrower shall be permitted to withdraw from the Credit Facility as a Qualified Borrower upon ten (10) days advance written notice to the Administrative Agent (or such shorter period reasonably acceptable to the Administrative Agent), whereupon such Qualified Borrower shall have no further obligations under this Credit Agreement (except as set forth in the last sentence of this Section 2.9(g)). Upon request of such withdrawing Qualified Borrower, the Administrative Agent will return or destroy any Qualified Borrower Promissory Note or Qualified Borrower Letter of Credit Note issued by such Qualified Borrower. Notwithstanding any withdrawal by a Qualified Borrower, such Qualified Borrower (and its Borrower pursuant to the applicable Borrower Guaranty) shall remain liable for any amounts due to the Secured Parties pursuant to Sections 4 and 12.5 hereof from such Qualified Borrower, which provisions shall survive any withdrawal by a Qualified Borrower and the termination of this Credit Agreement.

(h)           If any Borrower has no Obligations outstanding (including any Loans or Letters of Credit issued for its benefit) and there exists no Event of Default or Potential Default, such Borrower shall be permitted to withdraw from the Credit Facility as a Borrower upon ten (10) days advance written notice to the Administrative Agent (or such shorter period reasonably acceptable to the Administrative Agent). Upon such withdrawal, such Borrower shall have no further obligations under this Credit Agreement (except as set forth in the last sentence of this Section 2.9(h)). Upon request of such withdrawing Borrower, the Administrative Agent will return or destroy any Note issued by such Borrower and any Collateral Document executed by such Borrower shall, notwithstanding anything to the contrary in any Loan Document, be of no further force or effect. Thereafter, upon request, the Administrative Agent, on behalf of the Secured Parties, shall promptly provide such Borrower, at its sole expense, a written release of their respective Obligations hereunder and under the other Loan Documents and of the Collateral pledged, assigned or otherwise secured, together with any assignment therefor to the relevant party by such Credit Parties and, so long as such Credit Parties have written confirmation from the Administrative Agent that such Collateral Documents have been terminated as provided above, such Credit Parties shall be authorized to prepare and file termination statements terminating all UCC financing statements and any related filings in foreign jurisdictions filed of record in connection with such Collateral Documents. Notwithstanding any withdrawal by a Borrower pursuant to this Section 2.9(h), such Borrower shall remain liable for any amounts due to the Secured Parties pursuant to Sections 4 and 12.5 hereof from such Borrower, which provisions shall survive any withdrawal by a Borrower and the termination of this Credit Agreement.

2.10         Use of Proceeds, Letters of Credit and Borrower Guaranties. The proceeds of the Loans and the Letters of Credit shall be used solely for the purposes permitted under the Constituent Documents of the applicable Borrowers. None of the Lenders, the Letter of Credit Issuer or the Administrative Agent shall (a) have any liability, obligation, or responsibility whatsoever with respect to any Borrower’s use of the proceeds of the Loans or the Letters of Credit or its execution and delivery of any Borrower Guaranty, or (b) be obligated to determine whether or not any Borrower’s use of the proceeds of the Loans or the Letters of Credit is for purposes permitted under the Constituent Documents of any Credit Party. Nothing, including, without limitation, any Borrowing, any Rollover, any Conversion, any issuance of any Letter of Credit or acceptance of any Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by any of the Lenders, the Letter of Credit Issuer and the Administrative Agent as to whether any investment by any Borrower is permitted by the terms of the Constituent Documents of such Borrower or any other Credit Party. In connection with each Request for Borrowing hereunder, the requesting Borrower shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing that, to its knowledge, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by such Borrower to, directly or indirectly, either (x) purchase any asset or securities from, or securities issued by, any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223 or (y) invest in any fund advised by a Lender or an Affiliate thereof.

2.11         Administrative Agent Fees. The Borrowers shall pay, to the Administrative Agent, fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between the Borrowers and the Administrative Agent in the applicable Fee Letter.

2.12         Unused Commitment Fee. In addition to the payments provided for in Section 3 hereof, the Borrowers shall pay or cause to be paid for the account of each Lender, an unused commitment fee at the rate of 30 basis points (0.30%) per annum on the difference between (A) the Commitment of such Lender, minus (B) the amount of such Commitment which was utilized (through the extension of Loans or the issuance of Letters of Credit), in either case calculated on the basis of actual days elapsed in a year consisting of 360 days and payable in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter. For purposes of this Section 2.12, the fee shall be calculated on a daily basis and payable in Dollars. The Administrative Agent will bill the Borrowers for unused commitment fees due and payable pursuant to this Section 2.12 for all Lenders. Each of the Borrowers and the Lenders acknowledges and agrees that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes. Unused commitment fees shall be payable pursuant to this Section 2.12 from and after the Closing Date.

2.13         Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter, for the benefit of the Lenders, a letter of credit fee equal to (i) the Applicable Margin times (ii) the daily amounts of outstanding and undrawn Letters of Credit issued for its account. Each Borrower shall pay the Letter of Credit Issuer for its benefit: (i) upon the issuance of each Letter of Credit for the account of such Borrower, a one-time non-refundable fronting fee equal to 15 basis points (0.15%) on the face amount of such Letter of Credit, and such fee shall be payable in Dollars; (ii) $500 per requested issuance or amendment of a Letter of Credit for the account of such Borrower, such amount to be increased at the reasonable discretion of the Letter of Credit Issuer to offset any out-of-pocket expenses actually incurred by the Letter of Credit Issuer in connection with any non-standard Letters of Credit or Letters of Credit issued by a branch office outside the United States; and (iii) all other reasonable and customary out of pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of each Letter of Credit for the account of such Borrower upon demand by the Letter of Credit Issuer.

2.14         Extension of Stated Maturity Date. The Borrowers shall have the option to extend the Stated Maturity Date one (1) time for an additional term of up to 364 days and the satisfaction of the following conditions precedent:

(a)           the Borrowers shall have paid to the Lenders an Extension Fee;

(b)           no Event of Default or Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the then effective Stated Maturity Date;

(c)           on the date on which notice is given in accordance with the following clause (d) and on the then effective Stated Maturity Date, the representations and warranties (other than those set forth in Section 7.8 which shall be replaced with the condition in Section 6.2(b)) set forth herein and in the other Loan Documents are true and correct in all material respects, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed to the Administrative Agent in writing and do not constitute an Event of Default or a Default or to the extent such representations and warranties relate to an earlier or other specific date);

(d)           the Borrowers shall have delivered an Extension Request with respect to the then effective Stated Maturity Date to the Administrative Agent not more than ninety (90) days and no less than sixty (60) days prior to the then effective Stated Maturity Date;

(e)           each of the Lenders (in its sole discretion) and the Administrative Agent (in its reasonable discretion) consent to such extension; and

(f)           the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the effectiveness of such extension.

2.15         Permanent Increase in the Maximum Commitment.

(a)           Request for Increase. Provided there exists no Event of Default or Material Potential Default, and subject to compliance with the terms of this Section 2.15, upon notice to the Administrative Agent, such consent to be given in its sole and absolute discretion, the Borrowers may increase the Maximum Commitment to an aggregate amount not exceeding $500,000,000 by obtaining additional Commitments either from one or more of the Lenders or other financial institutions or other entities engaged in making extensions of credit in the ordinary course of business. Such increase may be effectuated in one or more increases, in minimum increments of $5,000,000 (each such increase, shall be referred to herein as a “Facility Increase”).

(b)           Effective Date. The Administrative Agent and the Borrowers shall determine the effective date of any Facility Increase (the “Increase Effective Date”), which shall be a Business Day. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the Increase Effective Date.

(c)           Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i)           The Borrowers shall, not later than the tenth (10th) Business Day prior to the Increase Effective Date (or such shorter period reasonably acceptable to the Administrative Agent), deliver to the Administrative Agent a Facility Increase Request signed by a Responsible Officer of each Borrower, which certifies and attaches the resolutions adopted by each Borrower approving or consenting to such increase;

(ii)          On or prior to the proposed date of such Facility Increase, the Borrowers shall have paid to the Administrative Agent for the account of the applicable Lenders: (A) the applicable upfront fee and commitment fee referenced in the applicable Fee Letter, and (B) all other fees due and owing hereunder or under any other Loan Document;

(iii)         If applicable, the Borrowers shall execute replacement Notes reflecting the Facility Increase;

(iv)         On the Increase Effective Date and subject to the following paragraph, (x) an existing Lender or Lenders agree(s) to increase its Commitment to support the Facility Increase, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility in accordance with Section 12.11(f) hereof and the aggregate increase in Commitment of existing Lender(s) and Commitment of such additional Lender(s) shall be at least equal to the amount of such Facility Increase;

(v)          no Material Potential Default or Event of Default shall have occurred and be continuing on the date on which the Facility Increase Request is delivered or immediately after giving effect to the Facility Increase; and

(vi)         The Borrowers shall have delivered to the Administrative Agent a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the Increase Effective Date.

For the avoidance of doubt, (x) any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility and (y) the Borrowers may request any Facility Increase be provided by the existing Lender(s) on a non-ratable basis to their respective Commitment(s). On the Increase Effective Date, Schedule II hereof shall be automatically updated to reflect any corresponding increase in any Lender’s Commitment and/or the Commitment of any additional Lender.

(d)           Reallocation Following Facility Increase.  On any Increase Effective Date with respect to any Facility Increase which is pursuant to either a new Lender joining the Credit Facility or an existing Lender increasing its Commitment, the Administrative Agent will reallocate the outstanding Loans and Letters of Credit hereunder (including any Loans made by any new or increasing Lender pursuant to this Section 2.15(d)) such that, after giving effect thereto, the ratio of each Lender’s (including each new or increasing Lender’s) share of outstanding Loans and participations in Letters of Credit to its share of the Lender Commitments is the same as that of each other Lender.  For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender.  In connection with any such reallocation of the outstanding Loans, (i) the Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.3 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) the applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to any such reallocation pursuant to a new Lender joining the Credit Facility (to the extent such repayment is required), the applicable Borrowers shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.5 as a result of such reallocation occurring on any date other than an Interest Payment Date on the date of such repayment. For the avoidance of doubt, no Temporary Increase Loan shall be reallocated as provided in this Section 2.15(d).

2.16           Temporary Increase in the Maximum Commitment.

(a)           Temporary Increase Request. Provided there exists no Event of Default or Material Potential Default, and subject to compliance with the terms of this Section 2.16, upon notice to the Administrative Agent, such consent to be given in its sole and absolute discretion, the Borrowers may increase the Maximum Commitment and the Commitment of the Initial Lender to an aggregate amount not exceeding $500,000,000 by requesting a temporary increase in the Maximum Commitment (such temporary increase, a “Temporary Increase”) by delivering to the Administrative Agent a Temporary Increase Request.  In the Temporary Increase Request, the Borrowers shall (x) specify (i) the proposed increase in the Maximum Commitment which increase increment shall be in an amount of no less than $10,000,000; (ii) the proposed Temporary Increase Effective Date of the Temporary Increase, which shall be at least five (5) Business Days (or such shorter period agreed to by the Initial Lender in its sole discretion) after delivery of the Temporary Increase Request and which shall be a Business Day; and (iii) the Temporary Increase Maturity Date, which shall be no more than ninety (90) days from the effective date of such Temporary Increase; and (y) certify and attach the resolutions adopted by each Borrower approving or consenting to such increase.

(b)           Temporary Increase. Upon the satisfaction of the conditions precedent set forth in Section 2.16(c), each of the Maximum Commitment and the Commitment of the Initial Lender will be increased based on the amount of the Temporary Increase immediately prior to the Temporary Increase Effective Date; provided that the Initial Lender’s Commitment (x) shall be reduced by any additional or new Commitments obtained from existing or additional Lenders, as applicable, prior to the Temporary Increase Maturity Date and (y) shall automatically be reduced to $300,000,000 on the Temporary Increase Maturity Date.

(c)           Temporary Increase Effective Date. The Temporary Increase shall be effective (the “Temporary Increase Effective Date”) upon the satisfaction of the following conditions precedent:

(i)           The Borrowers shall have delivered the Temporary Increase Request to the Administrative Agent within ninety (90) days of the Closing Date;

(ii)           No Event of Default or Material Potential Default shall have occurred and be continuing on the date on which the Temporary Increase Request is delivered or immediately after giving effect to the Temporary Increase;

(iii)         On the date on which the Temporary Increase Request is delivered in accordance with Section 2.16(a) hereof and on the Temporary Increase Effective Date, the representations and warranties (other than those set forth in Section 7.8 hereof which shall be replaced with the condition in Section 6.2(b) hereof) set forth herein and in the other Loan Documents are true and correct in all material respects, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed to the Administrative Agent in writing and do not constitute an Event of Default or a Material Potential Default or to the extent such representations and warranties relate to an earlier or other specific date);

(iv)         On or prior to the proposed date of such Temporary Increase, the Borrowers shall have paid to the Administrative Agent for the benefit of the Initial Lender: (A) a fee of 20 basis points (0.20%) on the amount of the Temporary Increase multiplied by the tenor of such Temporary Increase divided by 365, and (B) all other fees due and owing hereunder or under any other Loan Document; and

(v)          The Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the Temporary Increase Effective Date.

(d)           Temporary Increase Loans.  Upon the Temporary Increase Effective Date, the Maximum Commitment will automatically increase.  Loans funded under the Temporary Increase (“Temporary Increase Loans”) shall be Loans and part of the Obligations in all respects and hence will be secured by the Collateral and will accrue interest just like all other Loans.  Temporary Increase Loans are pari passu with all other Loans in all respects.

(e)           Temporary Increase Loans Repayment.  The portion of the unpaid principal amount of the Obligations with respect to Temporary Increase Loans, together with all accrued but unpaid interest thereon, shall be due and payable on the earlier of (i) the Temporary Increase Maturity Date and (ii) the Maturity Date.  If the applicable Borrower elects to repay the Principal Obligations of any Temporary Increase Loan prior to the Temporary Increase Maturity Date, the Maximum Commitment shall be automatically reduced by the amount of Principal Obligations so repaid and Borrowers shall not be permitted to reborrow such amounts.

Section 3.              PAYMENT OF OBLIGATIONS

3.1           Revolving Credit Notes. The Administrative Agent may request that the Loans made under this Credit Agreement be evidenced by separate promissory notes in favor of each Lender. In such event, each Borrower shall execute and deliver the requested promissory notes each payable to the applicable Lender. Any such note issued by any Borrower (other than a Qualified Borrower) shall be in substantially the form of Exhibit B attached hereto (with blanks appropriately completed in conformity herewith). Each Borrower agrees, from time to time, upon the request of a Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to such Lender, in renewal of and substitution for the Note previously issued by such Borrower to such Lender, and such previously issued Note shall be returned to the Borrowers marked “replaced”.

3.2           Payment of Obligations. The unpaid principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date and, unless otherwise consented to in writing by all Lenders in their sole discretion, shall be payable in the Currency in which such Obligations are denominated; provided that the unpaid principal amount of any Management Fee Borrowing, together will all accrued but unpaid interest thereon, shall be due and payable on the earlier of (i) the date that is one hundred eighty (180) days following the incurrence of such Management Fee Borrowing and (ii) the Maturity Date; provided further that the preceding proviso shall not apply after the date on which at least ten percent (10%) of the aggregate Feeder Capital Commitments have been called and funded.

3.3           Payment of Interest.

(a)           Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing consistent with the provisions of Section 2.5 hereof. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the applicable Borrower(s) in accordance with the related Request for Borrowing then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent to the Administrative Agent’s account described in Section 3.4 hereof, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrowers.

(b)           Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in Dollars or the Currency of the related Loan (unless otherwise consented to in writing by the Lenders in their sole discretion) in arrears (i) on each Interest Payment Date, and on the Maturity Date, (ii) on each other date of any reduction of the Principal Obligation hereunder (solely with respect to the portion of the Principal Obligations so repaid), and (iii) with respect to any Obligation with respect to which the applicable Borrower is in default, at any time and from time to time following such default upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c)           Direct Disbursement. With at least three (3) Business Days’ notice prior to any Interest Payment Date on which interest or fees are payable hereunder by any Borrower, such Borrower may request in writing, within the limits of the Available Commitment and so long as (i) no Event of Default or Material Potential Default exists and (ii) each of the representations and warranties set forth in this Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed to the Administrative Agent in writing and do not constitute an Event of Default or a Material Potential Default or to the extent such representations and warranties relate to an earlier or other specific date), that the Administrative Agent disburse to the Lenders and the Letter of Credit Issuer, in accordance with the terms hereof, in immediately available funds, an amount equal to the interest or fees due to them from such Borrower, which disbursement shall be deemed to be a Loan pursuant to Section 2.3 hereof. Such Loan shall be: (i) a Eurocurrency Rate Loan, if the applicable Lender can consolidate such Loan with an existing Eurocurrency Rate Loan that is then subject to a Rollover; or (ii) a Reference Rate Loan. Such Loan will not be subject to the minimum and multiple amount limitations in Section 2.4 hereof. If, at any time, the Lenders or Letter of Credit Issuer shall not have received on the date due, any payment of interest upon any Loan or Letter of Credit or any fee described herein, the Administrative Agent may direct the disbursement to the Lenders of the amount of such unpaid interest or fee from the Collateral Account(s) of the applicable Borrower(s) with respect to such Loan or Letter of Credit or fee, as applicable, to the extent available therein for payment of any such amount; provided that the amount so debited from the Collateral Account(s) shall not exceed the amount so owing from such Borrower(s). Thereafter, if the amount available in the applicable Collateral Accounts is not sufficient for the full payment of such amounts due from such Borrower(s), the Administrative Agent may, without prior notice to or the consent of the Credit Parties, within the limits of the Available Commitment, disburse to the Lenders and the Letter of Credit Issuer, in accordance with the terms hereof, in immediately available funds, an amount equal to any interest or fees due to them, which disbursement shall be deemed to be a Reference Rate Loan (or, in the case of any such Loan in an Alternative Currency, a Eurocurrency Rate Loan with an interest period of one-month), to the applicable Borrower pursuant to Section 2.3 hereof, and such Borrower shall be deemed to have given to the Lenders in accordance with the terms and conditions of Section 2.3 hereof a Request for Borrowing with respect thereto. After any disbursement of funds from any Collateral Account as contemplated in this Section 3.3(c), the Administrative Agent shall promptly deliver written notice of such disbursement to the applicable Borrower(s); provided that the failure of the Administrative Agent to give such notice will not affect the validity of such disbursement.

3.4           Payments on the Obligations. All payments of principal of, and interest on, the Obligations under this Credit Agreement by the applicable Borrower to or for the account of the Lenders, or any of them, shall be made without condition or deduction for any counterclaim, defense or recoupment by the applicable Borrower for receipt by the Administrative Agent before 2:00 p.m. on the due date therefor in federal or other immediately available funds to the Administrative Agent to the account indicated on the administrative form delivered to the Borrower on or prior to the Closing Date or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after 2:00 p.m. on the due date therefor shall be treated for all purposes as having been received by the Administrative Agent on the first (1st) Business Day next following receipt of such funds. Except as provided in Sections 12.5 and 12.11 hereof, each Lender shall be entitled to receive its Share of Commitments of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in calculating interest or fees, as the case may be. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by each Borrower of principal of, and interest on, the Obligations of such Borrower to or for the account of the Lenders in accordance with the terms of this Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of such Borrower’s obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4. All payments made by a Borrower on the Obligations (including all amounts received by the Administrative Agent pursuant to the exercise of remedies hereunder or under any Collateral Documents) shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (b) second, against the amount of interest accrued and unpaid on the Obligations of such Borrower as of the date of such payment; (c) third, against all principal due and owing on the Obligations of such Borrower as of the date of such payment; and (d) fourth, to all other amounts constituting any portion of the Obligations of such Borrower.

3.5           Voluntary Prepayments. Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such notice must be received by the Administrative Agent by no later than 2:00 p.m.: (i) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars; (ii) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, (iii) five (5) Business Days prior to any date of prepayment of RFR Loans; and (iv) one (1) Business Day prior to any date of prepayment of Reference Rate Loans; and (b) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 (or such lesser amount as the Administrative Agent may agree in its sole discretion) in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment and which Loan such prepayment is to be applied to. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Lender Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that if such payment is not so made, the prepayment notice shall be deemed revoked. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4 hereof. Subject to Section 3.6, each prepayment of a Loan (other than any Temporary Increase Loan) shall be applied to the Obligations of such Borrower held by each Lender in accordance with its respective Share of Commitments with respect to such Loan.

3.6           Reduction or Early Termination of Commitments. So long as no Request for Borrowing or Request for Letter of Credit is outstanding, the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent (which may be by telephone, if confirmed in writing promptly thereafter by fax, electronic mail or other written communication) of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice): (a) (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations (by the applicable Borrower(s), including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.5 hereof; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment by the applicable Borrower(s) of the amount, if any, by which the Dollar Equivalent of the Principal Obligations exceeds the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.5 hereof, provided that, (x) except in connection with a termination of the Commitments, the Maximum Commitment may not be reduced such that, upon such reduction, the Available Commitment is less than the aggregate stated amount of outstanding Letters of Credit and (y) such written notice of termination or reduction of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of specified events reasonably acceptable to the Administrative Agent, in which case such notice may be revoked by the Borrowers if such condition is not satisfied; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon Cash Collateralizing, as security for the Letter of Credit Liability, an amount equal to the Letter of Credit Liability (in the Currency of the applicable Letter of Credit (unless otherwise consented in writing by the Lenders in their sole discretion)) then outstanding at the time such notice is given, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Unless otherwise required by law, upon the full and final payment of the Letter of Credit Liability, or the termination of all outstanding Letter of Credit Liability due to the expiration of all outstanding Letters of Credit prior to draws thereon, the Administrative Agent shall return to the applicable Borrowers any amounts remaining in any cash collateral account; provided that, so long as no Event of Default or Material Potential Default exists, to the extent individual Letters of Credit expire, the Administrative Agent will return to the applicable Borrowers the corresponding amount of the expired Letter of Credit Liability. Notwithstanding the foregoing: (1) any reduction of the Maximum Commitment shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof; and (2) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to less than $25,000,000 (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination or any revocation of the same, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment pursuant to this Section 3.6 shall reduce the Commitments of the Lenders on a pro rata basis.

3.7           Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its lending office (its “Lending Office”) (and the office to whose accounts payments are to be credited) for any Type of Loan and (b) change its Lending Office for any Type of Loan from time to time by notice to the Administrative Agent and the Borrowers. In such event, the Administrative Agent shall hold the Notes, if any, evidencing such Lender’s Loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it reasonably deems appropriate, consistent with the provisions of Section 2.6.

Section 4.              TAXES; CHANGE IN CIRCUMSTANCES

4.1           Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, provided that if the Withholding Agent shall be required by applicable law to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then the sum payable by a Borrower to any Tax Indemnified Party shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholdings applicable to Indemnified Taxes or Other Taxes under this Section 4.1) each Tax Indemnified Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)           Payment of Other Taxes by Borrowers. Without limiting the provisions of clause (a) above, to the extent not paid pursuant to clause (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by Borrower. The Borrowers shall indemnify each Tax Indemnified Party, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) levied, imposed or assessed on (and whether or not paid directly by) such Tax Indemnified Party and penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the calculation of and basis for such payment or liability delivered to the Borrowers by a Tax Indemnified Party (with a copy to the Administrative Agent), on its own behalf or on behalf of a Tax Indemnified Party, shall be conclusive absent manifest error. Notwithstanding the foregoing, a Tax Indemnified Party shall not be entitled to any indemnification pursuant to this Section 4.1(c) for any Indemnified Taxes, Other Taxes or related liabilities incurred by it to the extent it fails to make a written claim for indemnification within 180 days after the earlier of (i) the date on which such Tax Indemnified Party has paid such Indemnified Taxes, Other Taxes or related liabilities to the applicable Governmental Authority and (ii) the date on which the Tax Indemnified Party has received a written demand from the applicable Governmental Authority for such Indemnified Taxes, Other Taxes or related liabilities.

(d)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Borrower has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Prescribed Forms.

(i)           Any Foreign Person that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Tax Indemnified Party, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by a Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Tax Indemnified Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(f)(ii) and 4.1(f)(iv) below) shall not be required if in the Tax Indemnified Party’s reasonable judgment such completion, execution or submission would subject such Tax Indemnified Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Tax Indemnified Party.

(ii)          Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower:

(1)           each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent (with a copy to the applicable Borrower) on or prior to the date such Person becomes a party hereunder (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent) two duly signed completed copies of IRS Form W-9 certifying that such Person is exempt from U.S. federal backup withholding;

(2)           each Foreign Person that is entitled under the Internal Revenue Code or an applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Administrative Agent (with a copy to the applicable Borrower), on or prior to the date on which such Foreign Person becomes a party to this Loan (or after accepting an assignment of an interest herein) and from time to time thereafter upon reasonable request by the Administrative Agent or such Borrower (but only if such Person is legally entitled to do so at the time of such request), two duly signed completed copies of either IRS Form W-8BEN or W-8BEN-E, as applicable (relating to such Person and entitling it to a complete exemption from, or reduction in, withholding tax on all payments to be made to such Person by each Borrower pursuant to the Loan Documents) or IRS Form W-8ECI (relating to all payments to be made to such Person by a Borrower pursuant to the Loan Documents), or IRS Form W-8IMY, as applicable, together with all applicable underlying IRS forms (relating to such Person and entitling it to a complete exemption from (or reduction in) U.S. withholding tax).

(iii)         Each Person shall promptly notify the Borrowers and the Administrative Agent if a previously delivered form expires or becomes obsolete or inaccurate in any respect, and shall (in such case) update such form or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(iv)         Each Tax Indemnified Party shall deliver to the Borrowers or the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers or the Administrative Agent to comply with their obligations under FATCA, any intergovernmental agreement entered into by the United Kingdom and its Crown Dependencies or Overseas Territories for the automatic exchange of tax information (“UK CDOT”) or any law, regulation, guidance notes or rules implementing the Organisation for Economic Co-operation and Development’s Common Reporting Standard (“CRS”), to determine that such Lender has or has not complied with such Lender’s obligations under FATCA, UK CDOT and/or CRS or to determine the amount to deduct and withhold from any applicable payments hereunder.

(g)           Selection of Lending Office. If a Borrower is or is likely to be required to pay additional amounts to or for the account of any Tax Indemnified Party pursuant to this Section 4.1, then such Tax Indemnified Party will agree, upon request of such Borrower, to use reasonable efforts to change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the good faith judgment of such Tax Indemnified Party, would eliminate or reduce amounts payable pursuant to this Section 4.1 in the future, and is not otherwise disadvantageous to such Tax Indemnified Party.

(h)           Treatment of Certain Refunds. If any Tax Indemnified Party determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 4.1, it shall within thirty (30) days from the date of such receipt pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 4.1 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Tax Indemnified Party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of such Tax Indemnified Party, shall repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Tax Indemnified Party in the event such Tax Indemnified Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the Tax Indemnified Party be required to pay any amount to any Borrower pursuant to this paragraph to the extent such payment would place the Tax Indemnified Party in a less favorable net after-Tax position than the Tax Indemnified Party would have been in if the Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Tax Indemnified Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the applicable Borrower or any other Person. Further, unless required by applicable law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

(i)            For purposes of this Section 4.1 and any related definitions, the terms “Lender” and “Tax Indemnified Party” include the Letter of Credit Issuer in its capacity as such.

4.2           Illegality.

(a)           If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, a Currency or to determine or charge interest rates based upon the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency) or the RFR, then, on notice thereof by such Lender to the Borrower Parties through the Administrative Agent, any obligation of such Lender to make or continue Loans in such Currency or the Obligations in such Currency accruing interest calculated by reference to the Eurocurrency Rate Loans or RFR Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars or RFR Loans in Dollars or the Reference Rate (if calculated off the Eurocurrency Rate in accordance with the definition thereof), shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice: (i) the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans or RFR Loans, as applicable, of such Lender to Reference Rate Loans (with an interest rate that shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency component of the Reference Rate), either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans or RFR Loans, as applicable, to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or RFR Loans, as applicable; and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate Loans or RFR Loans, as applicable, the Administrative Agent shall during the period of such suspension compute the Reference Rate applicable to such Lender without reference to the Eurocurrency component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Eurocurrency Rate. Upon the prepayment of any such Loans, the applicable Borrower shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b)           If the Letter of Credit Issuer reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Letter of Credit Issuer to purchase or sell, or to take deposits of, a Currency, then, on notice thereof by the Letter of Credit Issuer to the Borrowers through the Administrative Agent, any obligation of the Letter of Credit Issuer to issue or continue Letters of Credit in such Currency shall be suspended until the Letter of Credit Issuer notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. The Letter of Credit Issuer agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Letter of Credit Issuer, otherwise be materially disadvantageous to the Letter of Credit Issuer.

(c)           In the event that any Credit Party, Lender or Agent obtains actual knowledge that a Credit Party “directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (within the meaning of 12 U.S.C. §375b or any regulation promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary of a bank holding company of which any Lender is a subsidiary, and such circumstance causes the applicable Lender to be in violation of any applicable law or regulation, the Credit Parties, the Administrative Agent and such Lender shall cooperate in good faith to find a solution or remedy that would permit the applicable Lender to be in compliance with the applicable law or regulation, including, if necessary, the assignment of such Lender’s Commitment to a new Lender in accordance with Section 12.11(c) hereof (provided that such Lender shall not be required to accept less than the full amount of the Obligations due and owing to such Lender on the date of such assignment). In the event that after thirty (30) days, the Credit Parties, the Administrative Agent and such Lender have not satisfactorily remedied such circumstance and caused such Lender to be in compliance with the applicable law or regulation or such Lender has not been able to assign its Commitment in accordance with Section 12.11(c) hereof, then the applicable Borrowers shall repay all Obligations due and owing to such Lender within fifteen (15) Business Days and, upon receipt of such payment, such Lender shall resign from the Credit Facility and its Commitment shall be extinguished in all respects.

4.3           Inability to Determine Rates or Obtain Currency.

(a)           Subject to Section 4.9, in connection with any RFR Loan or, on and after the USD LIBOR Transition Date, any Reference Rate Loan, a request for Borrowing therefor, a conversion thereto or a rollover thereof or otherwise, if for any reason (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that (x) if Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Daily Simple RFR” cannot be determined pursuant to the definition thereof, or (y) if Term RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Term RFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, or (ii) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange markets with respect to an applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), then the Administrative Agent shall promptly give notice thereof to the Borrowers and the Lenders. Upon notice thereof by the Administrative Agent to the Borrowers and the Lenders, (A) any obligation of the Lenders to make RFR Loans in each such currency, and any right of the Borrowers to convert any Loan in each such currency (if applicable) or Rollover any Loan as an RFR Loan in each such currency, shall be suspended (to the extent of the affected RFR Loans or, in the case of Term RFR Loans, the affected Interest Periods) until the Administrative Agent revokes such notice and (B) if such determination affects the calculation of Reference Rate, the Administrative Agent shall during the period of such suspension compute Reference Rate without reference to clause (c) of the definition of “Reference Rate” until the Administrative Agent revokes such notice. Upon receipt of such notice, (A) the Borrowers may revoke any pending request for Borrowing of, conversion notice to or rollover notice of RFR Loans in each such affected currency (to the extent of the affected RFR Loans or, in the case of a Term RFR Loans, the affected Interest Periods) or, failing that, (I) in the case of any request for Borrowing of any affected RFR Loans in Dollars, the Borrowers will be deemed to have converted any such request into a request for Borrowing of or conversion notice to Reference Rate Loans in the amount specified therein, and (II) in the case of any request for Borrowing of any affected RFR Loans in an Alternative Currency, then such request shall be ineffective, and (B)(I) any outstanding affected RFR Loans denominated in Dollars will be deemed to have been converted into Reference Rate Loans immediately or, in the case of Term RFR Loans, at the end of the applicable Interest Period, and (II) any outstanding affected RFR Loans denominated in an Alternative Currency, at the Borrowers’ election, shall either (1) be converted into Reference Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Term RFR Loans, at the end of the applicable Interest Period, or (2) be prepaid in full, together with accrued interest thereon, immediately or, in the case of Term RFR Loans, at the end of the applicable Interest Period; provided that if no election is made by the Borrowers by the date that is three (3) Business Days after receipt by the Borrowers of such notice or, in the case of Term RFR Loans, the last day of the current Interest Period for the applicable RFR Loan, if earlier, the Borrowers shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrowers shall also pay any additional amounts required pursuant to Section 4.5.

(b)           If the Administrative Agent or Letter of Credit Issuer, as applicable, reasonably determines in connection with any request for a Loan or a Letter of Credit, as applicable, that deposits in a Currency are not being offered to banks in the applicable offshore market for the amount of such Loan or Letter of Credit, the Administrative Agent or the Letter of Credit Issuer, as applicable, shall promptly notify the Borrowers. Thereafter, the obligation of the Lenders or the Letter of Credit Issuer, as applicable, to make loans or issue or continue Letters of Credit, as applicable, in such Currency shall be suspended until the Administrative Agent or Letter of Credit Issuer, as applicable, revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending Requests for Borrowing or Requests for Letters of Credit, as applicable, without payment of any penalty or fees, including pursuant to Section 4.5.

4.4           Increased Cost and Capital Adequacy.

(a)           Change in Law: Increased Cost. If, as the result of (i) a Change in Law or (ii) compliance, application or implementation by any Secured Party (or its Lending Office) with any Change in Law, there shall be any increase in the cost to such Secured Party of agreeing to make or making, funding or maintaining Loans or (as the case may be) issuing or participating in Letters of Credit (collectively, the “Covered Matters”), or its obligation to advance funds under a Liquidity Agreement or otherwise in respect of Covered Matters, or a reduction in the amount received or receivable by such Secured Party in connection with any of the foregoing (excluding for purposes of this clause (a) any such increased costs or reduction in amount resulting from: (i) Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document or Other Taxes (as to which Section 4.1 hereof shall govern); (ii) Taxes described in clauses (c) and (d) of the definition of Excluded Taxes; (iii) Taxes imposed on or measured by net income (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, imposed as a result of a present or former connection between such Tax Indemnified Party or other recipient and the jurisdiction imposing such Tax (other than connections arising from such Tax Indemnified Party or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document); (iv) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Secured Party is organized or has its Lending Office; and (v) impose on any Lender or the Letter of Credit Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurocurrency Rate Loans or RFR Loans made by such Lender or any Letter of Credit or participation therein, then from time to time upon demand of such Secured Party (with a copy of such demand to the Administrative Agent), each Borrower with one or more outstanding Borrowings or Letters of Credit shall pay to such Secured Party its pro rata share of such additional amounts as will compensate such Secured Party for such increased cost or reduction; provided that such Lender shall have applied generally consistent return metrics to other similarly situated borrowers with respect to such increased cost or reduced return (it being understood that the amount of such increased cost or reduced return between similarly situated borrowers may be different after consideration of facility pricing, structure, usage patterns, capital treatment and banking relationship): (A) promptly on demand, to the extent that funds are available in its Collateral Account; or (B) otherwise, to the extent that it is necessary for the applicable Credit Parties to issue an Feeder Capital Call to fund such required payment, within fifteen (15) Business Days after demand (but, in any event, the applicable Credit Parties shall issue such Investor Capital Calls and Feeder Capital Calls and shall make such payment promptly after the related Investor Capital Contributions and Feeder Capital Contributions are received).

(b)           Change in Law: Capital Adequacy. If, a Change in Law regarding capital adequacy or compliance by any Secured Party (or its Lending Office) therewith has the effect of reducing the rate of return on the capital of such Secured Party or any entity controlling such Secured Party as a consequence of Covered Matters or its obligation to advance funds under a Liquidity Agreement or otherwise in respect of Covered Matters (taking into consideration its policies with respect to capital adequacy and such Secured Party’s desired return on capital) to a level below that which such Secured Party or entity controlling such Secured Party could have achieved but for such Change in Law by an amount deemed by such Secured Party to be material, then from time to time upon demand of such Secured Party (with a copy of such demand to the Administrative Agent), each Borrower with one or more outstanding Borrowings or Letters of Credit shall pay to such Secured Party its pro rata share of such additional amounts as will compensate such Secured Party for such reduction (provided that such amounts shall be consistent with amounts that such Secured Party is generally charging other borrowers similarly situated to the Borrowers); provided, further, however, that such amounts shall not be duplicative of any amounts paid by the Borrowers in the preceding clause (a): (A) promptly on demand, to the extent that funds are available in its Collateral Account; or (B) otherwise, to the extent that it is necessary for the applicable Credit Parties to issue a Feeder Capital Call to fund such required payment, within fifteen (15) Business Days after demand (but, in any event, the applicable Credit Parties shall issue such Feeder Capital Calls and shall make such payment promptly after the related Investor Capital Contributions and Feeder Capital Contributions are received).

(c)           Determination of Amounts. In determining any amount provided for in this Section 4.4, a Secured Party may use any reasonable averaging and attribution methods. Any Secured Party making a claim under this Section shall submit to the applicable Borrower Party a written description as to such amounts (including reasonable detail regarding the calculation of such amounts). Failure or delay on the part of any Secured Party to demand amounts pursuant to this Section shall not constitute a waiver of such Secured Party’s right to demand such amounts.

4.5           Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense (other than loss of margin or spread and net of the income that such Lender has reasonably estimated it would receive from investing the proceeds of the applicable Loans set forth below in investments selected by it in its reasonable discretion through the end of the applicable Interest Period) incurred by such Lender (as reasonably determined by such Lender) as a result of (i) any Conversion or prepayment of any Loans outstanding as a Eurocurrency Rate Loan on a date other than the last day of the Interest Period for such Loans or (ii) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to Convert, pay, prepay or borrow any Eurocurrency Rate Loan or RFR Loan on the date or in the amount notified by a Borrower; provided that no Borrower shall be liable to pay any loss, cost or expense to the extent that such loss, cost or expense is due to the gross negligence or willful misconduct of a Lender.

4.6           Matters Applicable to all Requests for Compensation.

(a)           Certificate. A certificate of the Administrative Agent or any Secured Party provided to the applicable Borrower claiming compensation under this Section 4 and setting forth the additional amount or amounts to be paid to it hereunder and reasonable detail regarding the calculation of such amounts shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Secured Party may use any reasonable averaging and attribution methods.

(b)           No Duplication. Any amount payable by any Borrower on account of this Section 4 shall not be duplicative of: (i) any amount paid under any other such sections, or (ii) any amounts included in the calculation of the Eurocurrency Rate, RFR, or Reference Rate.

(c)           Refund. Any amount determined to be paid by any Borrower in error pursuant to this Section 4 shall be, if no Event of Default or Material Potential Default has occurred and is continuing, promptly refunded to such Borrower, or applied to amounts owing by such Borrower hereunder, as such Borrower may elect.

4.7           Survival. Without prejudice to the survival of any other agreement of any Borrower hereunder, all of each Borrower’s obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 (other than Section 4.1) as promptly as practicable, but in any event within one hundred eighty (180) days, after such Lender obtains actual knowledge thereof; if any Lender fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable under Sections 4.4 or 4.5 hereof (but not Section 4.1 hereof), only be entitled to payment for such compensation relating to the period from and after the date one hundred eighty (180) days prior to the date that such Lender does give such notice.

4.8           Replacement of Lenders. If any Lender (a) requests compensation under this Section 4, (b) becomes and continues to be a Defaulting Lender or (c) does not provide its consent to an amendment, modification, or waiver that requires the consent of each Lender or each affected Lender, as applicable, and such amendment, modification, or waiver receives the consent of the Required Lenders, then, if there is no Event of Default, the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11 hereof), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee who agrees to assume such obligations; provided that:

(a)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts);

(b)           in the case of any such assignment resulting from a claim for compensation under this Section 4, such assignment will result in a reduction in such compensation or payments thereafter;

(c)           such assignment does not conflict with applicable law;

(d)           a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply; and

(e)           such assignment or delegation is completed within sixty (60) days of the date of the event which permits the Borrowers to replace a Lender under this Section 4.8.

4.9           Benchmark Replacement Setting.

(a)           Benchmark Replacement.

(i)           Notwithstanding anything to the contrary herein or in any other Loan Document, if the USD LIBOR Transition Date has occurred prior to the Reference Time in respect of any setting of the Eurocurrency Rate for Dollars, then (x) if a Benchmark Replacement is determined in accordance with clause (b)(1) or (b)(2) of the definition of “Benchmark Replacement” for the USD LIBOR Transition Date, such Benchmark Replacement will replace the then-current Benchmark with respect to Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars for all purposes hereunder and under each other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document, and (y) if a Benchmark Replacement is determined in accordance with clause (b)(3) of the definition of “Benchmark Replacement” for the USD LIBOR Transition Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under each other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If an Unadjusted Benchmark Replacement with respect to any Obligations, interest, fees, commissions or other amounts denominated in Dollars, or calculated with respect thereto, is the applicable Daily Simple RFR, then all interest payments will be payable on a monthly basis.

(ii)           Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrowers may amend this Credit Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to the Borrowers and all affected Lenders so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.9(a)(ii) will occur prior to the applicable Benchmark Transition Start Date.

(iii)           Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this Section 4.9(a)(iii), if a Term RFR Transition Date has occurred prior to the Reference Time in respect of any setting of the then-current Benchmark consisting of a Daily Simple RFR (including a Daily Simple RFR implemented as a Benchmark Replacement pursuant to Section 4.9(a)(i) or Section 4.9(a)(ii)) for the applicable currency, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder and under each other Loan Document in respect of such Benchmark for the applicable currency setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document; provided that this Section 4.9(a)(iii) shall not be effective unless the Administrative Agent has delivered to the Borrowers and the Lenders a Term RFR Notice with respect to the applicable Term RFR Transition Event. The Administrative Agent shall not be required to deliver a Term RFR Notice after a Term RFR Transition Event and may elect or not elect to do so in its sole discretion.

(b)           Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.9(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.9, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.9.

(d)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including any Term RFR or Eurocurrency Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (ii) if a tenor that was removed pursuant to clause (i) of this Section 4.9(d) either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)           Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrowers may revoke any pending request for Borrowing of, conversion notice to or rollover notice of Eurocurrency Rate Loans or RFR Loans, in each case to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (i)(x) in the case of any request for Borrowing of any affected RFR Loans or Eurocurrency Rate Loans, in each case denominated in Dollars, if applicable, the Borrowers will be deemed to have converted any such request or notice into a request for Borrowing of or conversion notice to Reference Rate Loans in the amount specified therein, and (y) in the case of any Request for Borrowing of any affected RFR Loans or Eurocurrency Rate Loans, in each case in an Alternative Currency, if applicable, then such request shall be ineffective, and (ii)(x) any outstanding affected RFR Loans or Eurocurrency Rate Loans, in each case denominated in Dollars, if applicable, will be deemed to have been converted into Reference Rate Loans immediately or, in the case of Term RFR Loans or Eurocurrency Rate Loans, at the end of the applicable Interest Period, and (y) any outstanding affected RFR Loans or Eurocurrency Rate Loans, in each case denominated in an Alternative Currency, at the Borrowers’ election, shall either (1) be converted into Reference Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Term RFR Loans or Eurocurrency Rate Loans, at the end of the applicable Interest Period, or (2) be prepaid in full immediately or, in the case of Term RFR Loans or Eurocurrency Rate Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple RFR Loan, if no election is made by the Borrowers by the date that is three (3) Business Days after receipt by the Borrowers of such notice, the Borrowers shall be deemed to have elected clause (1) above; provided, further that, with respect to any Eurocurrency Rate Loan or Term RFR Loan, if no election is made by the Borrowers by the earlier of (A) the date that is three (3) Business Days after receipt by the Borrowers of such notice and (B) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan or Term RFR Loan, the Borrowers shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.5. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Reference Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Reference Rate.

Section 5.              SECURITY

5.1           Liens and Security Interest.

(a)           Feeder Capital Commitments and Feeder Capital Calls.

(i)           Pursuant to the terms of the applicable Collateral Documents, to secure the payment and performance of its own Obligations hereunder (which Obligations shall be on a several and not joint basis) and all other Obligations with respect to each Borrowing or Letter of Credit, pursuant to a Collateral Account Pledge, a Borrower Security Agreement, the related Filings and financing statements and the other related documents, each Borrower shall, to the extent of its respective interest, grant to the Administrative Agent, for the benefit of each of the Secured Parties, a security interest and Lien in and on its interests in the following, whether now owned or hereafter acquired or arising, which security interest and Lien will be a first priority and perfected security interest and Lien (subject to Permitted Liens): (A)  such Borrower’s Collateral Account; (B)  by assignment by way of security, the Unfunded Capital Commitments of the Feeder to the Borrower, including, without limitation, any and all of their respective rights under the applicable Partnership Agreement to make Capital Calls, receive payment of Feeder Capital Contributions and enforce payment thereof with respect to such Unfunded Feeder Capital Commitments; (C)  by assignment by way of security, any and all of the Investment Advisor’s rights under the Partnership Agreement to make Capital Calls, receive payment of Feeder Capital Contributions and enforce payment thereof, in each case, with respect to the Feeder’s Unfunded Capital Commitment; and (D) all proceeds of the foregoing, in each case, solely for purposes of repaying the Obligations of such Borrower.

(ii)          [Reserved].

Notwithstanding anything (x) in Section 5.1(a) hereof to the contrary, no security interest in Investments or the equity of the Borrowers in their subsidiaries is being created under this Credit Agreement or any of the Security Agreements and (y) to the contrary herein or in any other Loan Document, in no event shall the security interest created or granted by this Credit Agreement or any other Loan Document be deemed to permit the Administrative Agent, for the benefit of the Secured Parties, or any Secured Party to require the Feeder to make payments in respect of its Unfunded Feeder Capital Commitment to any account or any party other than the Collateral Account of the applicable Borrower.

(b)           [Reserved.]

(c)           No Subordination or Postponement. Any reference in any of the Loan Documents to Liens permitted under this Credit Agreement or under any other Loan Document is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as an agreement to subordinate or postpone any Lien created by any of the Loan Documents to any Liens permitted hereunder or under such other Loan Document.

The collateral security set forth in subsection (a) of this Section 5.1 shall be collectively referred to herein as the “Collateral”. The security agreements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant a security interest in the Collateral, including, without limitation, the Security Agreements, the Collateral Account Pledges, the Collateral Agency Agreement and the Control Agreements, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”

5.2           Collateral Accounts.

(a)           Collateral Accounts. In order to secure further the payment and the performance of the Obligations:

(i)           each Borrower shall (1) require that all of its Feeder Capital Contributions be wire transferred to its Collateral Account, and (2) deposit all of its Feeder Capital Contributions received directly by it into its Collateral Account; and

(ii)           each Borrower that has a deposit account or securities account to which Feeder Capital Contributions are to be deposited shall execute a Control Agreement with respect to its Collateral Account satisfactory to the Administrative Agent in its reasonable discretion.

(b)           Use of Collateral Accounts. The Credit Parties may withdraw funds from the Collateral Accounts only in compliance with Section 9.12 hereof. During the existence of the conditions specified in clauses (i) through (iv) of Section 9.12 hereof, the Credit Parties shall not have any right to withdraw funds from the Collateral Accounts except as described in Section 9.12 hereof. If the Depository with respect to a Collateral Account ceases to be an Eligible Institution, the applicable Credit Party shall have thirty (30) days following notice from the Administrative Agent (or by such later date that is reasonably acceptable to the Lenders) to move its Collateral Account to a replacement Depository that is an Eligible Institution. If a Depository for a Collateral Account terminates a Control Agreement, the applicable Credit Party shall open a new collateral account that is subject to a new Control Agreement with a replacement Depository within thirty (30) days of such termination (or by such later date that is reasonably acceptable to the Administrative Agent).

(c)           [Reserved].

(d)           No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that no Secured Party (i) undertakes any duties, responsibilities, or liabilities with respect to the Feeder Capital Calls issued by any Credit Party, (ii) shall be required to refer to the Constituent Documents of any Credit Party, or any Subscription Agreement, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Credit Party, any Subscription Agreement, any Feeder Capital Call, (iii) shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Credit Party or any of the Investors, and (iv) shall have any duty to inquire into the use, purpose, or reasons for the making of any Feeder Capital Call by any Credit Party or the investment or use of the proceeds thereof.

(e)           Capital Calls; Capital Calls by the Administrative Agent. The Borrowers will, and will cause the other applicable Credit Parties to, issue Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder. For purposes of repaying the Obligations, each Borrower hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Agent, to charge from time to time the Collateral Accounts of such Borrower for amounts not paid by such Borrower when due to the Secured Parties (after the passage of any applicable grace period); provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(e), the Administrative Agent shall deliver a written notice of such disbursement to each applicable Borrower. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of any Credit Party, at any time or from time to time during the continuance of an Event of Default and in accordance with the applicable Security Agreement, but subject to the limitations in Section 10.2 hereof, solely for the purpose of repaying the applicable Obligations, to: (i) initiate one or more Feeder Capital Calls in order to pay the Loans and the Letter of Credit Liability then due and owing; (ii) take or bring in any Credit Party’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Unfunded Feeder Commitments; (iii) complete any contract or agreement of any Credit Party in any way related to payment of any of the Unfunded Feeder Commitments; (iv) make allowances or adjustments related to any of the Unfunded Feeder Commitments; (v) compromise any claims related to any of the Unfunded Feeder Commitments; (vi) issue credit in its own name or the name of any Credit Party; or (vii) exercise any other right, privilege, power, or remedy provided to any Credit Party under any Constituent Documents or Subscription Agreement with respect to Unfunded Feeder Commitments. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Feeder Capital Calls, the Unfunded Feeder Capital Commitments, or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Feeder Unfunded Capital Commitments, subject to the Internal Revenue Code. The Administrative Agent shall give the Borrowers notice of actions taken pursuant to this Section 5.2(e) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers respective obligations hereunder.

(f)           Additional Action by the Administrative Agent. During the existence of an Event of Default, issuance by the Administrative Agent, on behalf of the Secured Parties, of a receipt to any Person obligated to pay any Capital Contribution with respect to the Unfunded Feeder Capital Commitments or Feeder Capital Contribution with respect to the Feeder Unfunded Capital Commitments for the purposes of repaying the Obligations shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the applicable Collateral Accounts for the direct (or indirect by way of collateral assignment), benefit of the Secured Parties, so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver, receiver-manager, receiver and manager or any other Person under any insolvency law, state, provincial, territorial or federal law, common law or equitable doctrine. The Administrative Agent, on behalf of the Secured Parties, pursuant to one or more pledges, is hereby authorized and empowered, during the existence of an Event of Default, on behalf of any Borrower and, through the series of pledges described in this Section 5, each other Credit Party, to endorse the name of each such Credit Party upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon a Feeder Capital Contribution of any Person to any Credit Party coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms of this Credit Agreement. During the existence of an Event of Default, solely for the purpose of repaying the Obligations, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Credit Party, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion, reasonably exercised, of the Administrative Agent for the purposes of repaying the Obligations or to protect the first priority security interests and Liens (subject to Permitted Liens) in the Unfunded Feeder Capital Commitments and neither the Administrative Agent nor the other Secured Parties, in the absence of gross negligence and willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.

The application by the Secured Parties of such funds shall, unless the Administrative Agent shall agree otherwise in writing, be the same as set forth in Section 3.4 hereof. Each Credit Party acknowledges that all funds so transferred for its benefit into the applicable Collateral Account shall be the property of the applicable Credit Party subject to the (direct or indirect) first priority security interest (subject to Permitted Liens) of the Administrative Agent therein. Notwithstanding anything to the contrary herein or in any other Loan Document, in no event shall the Administrative Agent (or any Lender) be permitted to require any Investor to fund its Investor Capital Contributions other than to the applicable Collateral Account.

(g)           No Representations. Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Feeder Capital Call nor shall the Administrative Agent or the Secured Parties be accountable for any Borrower Party’s use of the proceeds of any Investor Capital Contribution or Feeder Capital Contribution.

5.3           Lender Offset. In addition to the rights granted to the Administrative Agent and the Secured Parties under Section 5.2 hereof, each Borrower hereby grants to each Secured Party a right of offset, to secure the repayment of the aggregate Obligations of such Borrower when due to the Secured Parties (after the passage of any applicable grace period), upon any and all monies, securities, or other property of such Borrower, and the proceeds therefrom, now or hereafter held or received by or in transit to the Secured Parties, from or for the account of such Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of such Borrower and any and all claims of such Borrower, against the Secured Parties at any time existing. The Secured Parties are hereby authorized at any time and from time to time during the existence of an Event of Default, without notice to any Credit Party, to offset, appropriate, apply, and enforce such right of offset against any and all items referred to above against the applicable Obligations. Each Borrower shall be deemed directly indebted to the Secured Parties in the full amount of the aggregate Obligations of such Borrower, and the Secured Parties shall be entitled to exercise the rights of offset provided for above. The rights of the Secured Parties under this Section 5.3 are subject to Section 12.2 hereof. The Administrative Agent, and the Secured Parties, as applicable, shall give the applicable Borrower prompt notice of any action taken pursuant to this Section 5.3, but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of such Borrower with respect to such action.

5.4           Agreement to Deliver Additional Collateral Documents. The Credit Parties shall deliver such security agreements, financing statements, assignments, notices and acknowledgments, and other collateral documents (all of which security agreements shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent (after consultation with the Lenders), as the Administrative Agent acting on behalf of the Secured Parties may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority security interests (subject to Permitted Liens) in the Collateral with respect to which the Credit Parties are granting a security interest to the Administrative Agent, together with other assurances of the enforceability of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents and financing statements, assignments, notices and acknowledgements or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the Liens and security interests (or priority thereof) granted or purported to be granted pursuant to this Section 5.

5.5           Subordination. During the occurrence and continuance of an Event of Default, if there are any Obligations outstanding hereunder, no Credit Party shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Credit Party or Investor whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”) unless such payments or advances are first applied, directly or indirectly, to such Obligations; provided that, so long as no Event of Default shall exist, all such payments or advances may be made. All Other Claims, together with all liens, security interests, and all other encumbrances or charges on assets securing the payment of all or any portion of the Other Claims shall at all times, during the continuance of an Event of Default, if there are any Obligations outstanding, be subordinated to and inferior in right and in payment to the Obligations and all liens, security interests, and all other encumbrances or charges on assets securing all or any portion of the Obligations, and each Credit Party agrees to take such actions reasonably requested by the Administrative Agent as are necessary to provide for such subordination between it and any other Credit Party, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims. Notwithstanding the foregoing, each manager of any Borrower and its Affiliates shall be entitled to receive any fees payable to it (including incentive fees) pursuant to the Constituent Documents of each Credit Party at any time; provided that any Feeder Capital Contributions called prior to an Event of Default for the payment of such fees funded to a Collateral Account shall be released therefrom (excluding any such Contributions called for the payment of incentive fees) so long as (i) no mandatory prepayment is then required under Section 2.1(e) hereof and (ii) none of such manager (or any of its Affiliates through which it makes its investment in a Credit Party (excluding any other limited partner which is an Affiliate of such manager)) is in default of its obligations to fund its Unfunded Capital Commitment and no Event of Default under Section 10.1(a), 10.1(i) or 10.1(j) hereof has occurred or is continuing.

Section 6.              CONDITIONS PRECEDENT TO LENDING.

6.1           Obligations of the Lenders. The obligations of the Lenders to advance the initial Borrowing hereunder or the Letter of Credit Issuer to issue the initial Letter of Credit (whichever is the initial advance under this Credit Agreement) are subject to the Administrative Agent’s receipt of the following:

(a)           Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrowers;

(b)           Notes. A Note duly executed and delivered by each Borrower to each requesting Lender in accordance with Section 3.1 hereof and dated the Closing Date;

(c)           Security Agreements. A Borrower Security Agreement duly executed and delivered by each applicable Credit Party;

(d)           Collateral Account Pledges. A Collateral Account Pledge duly executed and delivered by each applicable Credit Party;

(e)           Control Agreements. Other than as provided by Section 8.16 hereof, a Control Agreement duly executed and delivered by each applicable Credit Party;

(f)            Filings. Searches of Filings in the appropriate public offices of the applicable Government Authority in the jurisdiction of formation of each Credit Party and the Feeder, or where a Filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest (subject to any Permitted Liens) on behalf of the Secured Parties in the Collateral, copies of the Filings on file in such jurisdictions and evidence that no Liens (other than Permitted Liens) exist on the Collateral, or, if necessary, copies of proper Filings, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted.

(g)           Responsible Officer Certificates. A certificate from a Responsible Officer of each then existing Credit Party, substantially in the form of Exhibit N;

(h)           Constituent Documents. True and complete copies of the Constituent Documents of each Credit Party and the Feeder, together with certificates of existence and good standing (or other similar instruments if customary in its jurisdiction) of each Credit Party and the Feeder, in each case as in effect on the date hereof and in form and substance satisfactory to the Administrative Agent in its sole discretion;

(i)            Authority Documents. Certified resolutions (or the equivalent in the applicable jurisdiction) adopted by each Credit Party or the relevant general partner or managing entity on its behalf, authorizing entry into the transactions contemplated herein and in each other Loan Document to which it is a party;

(j)            Incumbency Certificate. On behalf of each Credit Party and the Feeder, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the Closing Date, to sign each of the Loan Documents to which it is party and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of such Credit Party, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate;

(k)           Opinions. A favorable opinion of (i) Latham & Watkins LLP, New York counsel to the Credit Parties, and (ii) Allens, Australian counsel to the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(l)            Subscriber Documents. With respect to Subscribers listed on Exhibit A hereto, a copy of each of the documents such Included Subscriber is required to deliver as set forth in clause (b) of the definition of “Included Subscriber”, as applicable; provided that the Administrative Agent hereby acknowledges receipt of all such documents from each Included Subscriber listed on Exhibit A hereto as of the Closing Date;

(m)          No Material Adverse Effect. As of the date of the initial credit extension by the Lenders under this Credit Agreement, there shall not have occurred any event which has a Material Adverse Effect;

(n)           ERISA Certificate. An ERISA Certificate in a form reasonably acceptable to the Administrative Agent;

(o)           Collateral Accounts. Evidence that each of the Borrowers has established a Collateral Account;

(p)           Borrowing Base Certificate. Receipt by the Administrative Agent of a Borrowing Base Certificate, in substantially the form of Exhibit A, dated the Closing Date;

(q)           Feeder Acknowledgement Letter. Receipt by the Administrative Agent of a Feeder Acknowledgment Letter dated the Closing Date

(r)           Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the Closing Date, including pursuant to the Fee Letter, and, to the extent invoiced at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including, without limitation, the reasonable fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP and Allens, all of which may be deducted from the proceeds of such initial Borrowing; and

(s)           “Know Your Customer” Information and Documents. (i) Such information and documentation as is requested by the Lenders so that each Person that is a Credit Party on the Closing Date is KYC Compliant; and (ii) the Lenders shall have received sufficiently in advance of the Closing Date, with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower.

6.2           Conditions to all Loans and Letters of Credit. The obligations of the Lenders to advance each Borrowing (including, without limitation, the initial Borrowing) and of the Letter of Credit Issuer to issue each Letter of Credit (including, without limitation, the initial Letter of Credit) are subject to the conditions precedent:

(a)           Representations and Warranties. The representations and warranties (other than those set forth in Section 7.8 hereof which shall be replaced with the condition in Section 6.2(b) hereof) set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed to the Administrative Agent in writing and do not constitute an Event of Default or a Material Potential Default or to the extent such representations and warranties relate to an earlier or other specific date);

(b)           No Default. No event shall have occurred and be continuing, or would result from the Borrowing or issuance of the Letter of Credit which constitutes an Event of Default or a Material Potential Default;

(c)           Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, as applicable;

(d)           Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received an Application for Letter of Credit executed by the applicable Borrower;

(e)           Available Commitment. After giving effect to the proposed Borrowing or Letter of Credit issuance, the Dollar Equivalent of Principal Obligations will not exceed the Available Commitment, and in the case of a Letter of Credit, the Letter of Credit Liability will not exceed the Letter of Credit Sublimit on such date; and

(f)           Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by the Borrowers on or prior to the date of such Borrowing or Letter of Credit issuance and, to the extent invoiced at least two (2) Business Days prior to the required payment date, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by any Borrower hereunder, including the reasonable fees and disbursements invoiced through the date of such Borrowing of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP and Allens, which may be deducted from the proceeds of such Borrowing.

6.3           Conditions to Qualified Borrower Loans and Letters of Credit. The obligations of the Lenders to advance the initial Borrowing or to cause the issuance of the initial Letter of Credit for the account of a Qualified Borrower (whichever is the initial advance under this Credit Agreement to or for the account of such Qualified Borrower) are subject to the following additional conditions precedent:

(a)           Qualified Borrower Promissory Note. The Administrative Agent shall have received from such Qualified Borrower a duly executed and delivered Qualified Borrower Promissory Note and/or Qualified Borrower Letter of Credit Note, as applicable, complying with the terms and provisions hereof;

(b)           Authorizations of Qualified Borrower. The Administrative Agent shall have received from such Qualified Borrower appropriate evidence of the authorization of such Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note or the Qualified Borrower Letter of Credit Note, duly adopted by such Qualified Borrower, as required by law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(c)           Incumbency Certificate. The Administrative Agent shall have received from such Qualified Borrower a signed certificate of the appropriate Person of such Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note or the Qualified Borrower Letter of Credit Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;

(d)           The Borrower Guaranty. The Administrative Agent shall have received from the applicable Borrower, which itself shall not a be a Qualified Borrower, a duly executed Borrower Guaranty with respect to the Obligations of such Qualified Borrower;

(e)           Opinion of Counsel to Qualified Borrower. The Administrative Agent shall have received a favorable opinion of counsel to such Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(f)           Opinion of Counsel to the Borrower. The Administrative Agent shall have received a favorable opinion of counsel to the applicable Borrower, in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Lenders, that the subject Borrower Guaranty: (i) has been duly authorized, executed and delivered by such Borrower, and (ii) is a valid and binding obligation and agreement of such Borrower, enforceable in accordance with its terms, except to the extent that it may be limited by bankruptcy, insolvency, moratorium and other laws affecting creditors’ rights generally, and by general equitable principles (whether considered in a proceeding in equity or at law);

(g)           “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that each Person that is a Qualified Borrower is KYC Compliant;

(h)           Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower on or prior to the date of such Borrowing or issuance of a Letter of Credit and, to the extent invoiced at least two (2) Business Days prior to the required payment date, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by any Borrower hereunder, which may be deducted from the proceeds of such Borrowing;

(i)           ERISA Certificate. With respect to the initial Borrowing to a Qualified Borrower only, an ERISA Certificate in a form reasonably acceptable to the Administrative Agent;

(j)           Beneficial Ownership Certification. If such Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes a Qualified Borrower, a Beneficial Ownership Certification in relation to such Qualified Borrower; and

(k)           Additional Information. The Administrative Agent shall have received such other information and documents as may reasonably be required by the Administrative Agent and its counsel (including any information and documents as may be reasonably requested by any Lender through the Administrative Agent).

Section 7.              REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Lenders to make Loans and participate in Letters of Credit, each Borrower hereby represents and warrants (each as to itself only) to the Administrative Agent and the Lenders that:

7.1           Organization and Good Standing. Each Credit Party (a) is duly organized, duly incorporated, duly formed or duly established and registered, as applicable, (b) is validly existing and in good standing under the laws of its jurisdiction of formation, registration or incorporation, as applicable, (c) has (together with any other applicable Credit Party) the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and (d) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2           Authorization and Power. Each Credit Party (a) has the organizational, partnership or corporate power and requisite authority to execute, deliver, and perform its respective obligations under each Loan Document to which it is a party, (b) is duly authorized to, and has taken all organizational, partnership or corporate action necessary to authorize it to execute, deliver, and perform its obligations under each Loan Document to which it is a party, and (c) is and will continue to be duly authorized to perform its obligations under each Loan Document to which it is a party.

7.3           No Conflicts or Consents. None of the execution and delivery of each Loan Document to which it is a party, the consummation of any of the transactions therein contemplated, or the compliance with the terms and provisions thereof, will contravene or conflict, in any material respect, with (a) any provision of law, statute or regulation to which such Credit Party is subject, (b) any material judgment, license, order or permit applicable to such Credit Party, (c) any material indenture, debenture, mortgage, deed of trust, deed of hypothecation or other material agreement or instrument to which such Credit Party is a party, by which such Credit Party may be bound, or to which such Credit Party may be subject, or (d) its Constituent Documents. No material consent, approval, authorization or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by any Credit Party of any Loan Document to which it is a party or to consummate the transactions contemplated thereby other than (x) any consent, approval, authorization or order which has been obtained and (y) the filings referred to in Section 6.1(f) hereof.

7.4           Enforceable Obligations. Each Loan Document to which each Credit Party is a party is the legal, valid and binding obligations of such Credit Party, enforceable against it in accordance with its respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered a proceeding in equity or at law).

7.5           Priority of Liens. Subject to compliance with Section 8.13 hereof, the Collateral Documents to which it is a party create, as security for the Obligations of such Borrower, valid and enforceable, first priority security interests in and Liens on all of the Collateral in which each Credit Party has any right, title or interest, directly or indirectly, in favor of the Administrative Agent, for the benefit of the Secured Parties, subject to no other Liens on the Collateral other than Permitted Liens, except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral in which the applicable Credit Party has any right, title or interest shall be (subject to Permitted Liens) superior to and prior to the rights of all third parties in such Collateral, and, other than in connection with any future change in law or in the applicable Credit Party’s name, identity or structure, or its jurisdiction of organization or incorporation, as the case may be, no further Filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements, financing change statements, or their equivalent in accordance with applicable Laws and any notice required to be delivered pursuant to Section 8.13 hereof, after the date hereof to additional shareholders or limited partners of Credit Parties formed or incorporated under the laws of the Cayman Islands. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral in which the applicable Credit Party has any right, title or interest other than any other Liens which are Permitted Liens.

7.6           Financial Condition. The Borrowers have delivered to the Administrative Agent the most recently available copies of the consolidated financial statements and reports required pursuant to Section 8.1(a) hereof, if any, together with the Compliance Certificate required under Section 8.1(b) with respect thereto and such consolidated financial statements fairly present, in all material respects, the financial condition of the Borrowers and Feeder as of the date of such consolidated financial statements and have been prepared in accordance with Generally Accepted Accounting Principles or their equivalent in the applicable jurisdiction, except as provided therein.

7.7           Full Disclosure. No information heretofore furnished by any Credit Party in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby (or, to the extent such information was provided to a Credit Party by the Feeder or a Subscriber, to the knowledge of a Responsible Officer of such Credit Party) contains any untrue statement of material fact that could reasonably be expected to result in a Material Adverse Effect.

7.8           No Default. No event has occurred and is continuing which constitutes an Event of Default or a Material Potential Default.

7.9           No Litigation. As follows: (a) for purposes of this representation and warranty as of the Closing Date, there are no material actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending, or to the knowledge of such Borrower threatened, against any Credit Party, other than any such Proceeding that is disclosed in writing by such Credit Party to the Administrative Agent before the Closing Date, and (b) for purposes of this representation and warranty as of the date of the advance of any Borrowing or the issuance of any Letter of Credit, there are no such Proceedings pending, or to the knowledge of such Borrower threatened, against any Credit Party, other than any such Proceeding that would not reasonably be expected to have a Material Adverse Effect.

7.10         [Reserved].

7.11         Taxes. To the extent that failure to do so would be reasonably likely to have a Material Adverse Effect, all tax returns required to be filed by any Credit Party in any jurisdiction have been filed and all Taxes (including mortgage recording taxes), assessments, fees, and other governmental charges upon such Credit Party or upon any of its properties, income or franchises have been paid prior to the time that such Taxes become delinquent. To the knowledge of any Credit Party, there is no proposed tax assessment against any Credit Party or any basis for such assessment which is reasonably likely to have a Material Adverse Effect and which is not being contested in good faith.

7.12         Principal Office; Jurisdiction of Formation. As of the Closing Date, (a) each of the principal office, chief executive office and principal place of business of each Credit Party are correctly listed on Schedule I hereto and such Credit Party has maintained such principal office, chief executive office and principal place of business at such location(s) since its formation or incorporation and (b) the jurisdiction of formation or incorporation of each Credit Party is correctly listed on Schedule I hereto, and such Credit Party is not organized or incorporated under the laws of any other jurisdiction.

7.13         ERISA. (a) Assuming that no portion of the assets used by any Lender in connection with the transactions contemplated under the Loan Documents constitutes assets of an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Title I of ERISA or a “plan” subject to Section 4975 of the Internal Revenue Code (unless such Lender is relying on an applicable prohibited transaction exemption in connection with such Lender’s execution, delivery and performance of this Credit Agreement and the other Loan Documents, the conditions for exemptive relief of which are and will continue to be satisfied), the execution, delivery and performance of this Credit Agreement and the other Loan Documents by each Credit Party, and the borrowing and repayment of amounts under this Credit Agreement, should not constitute a non-exempt “prohibited transaction” under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Internal Revenue Code and (b) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

7.14         Compliance with Law. Each Credit Party, to such Borrower’s knowledge, is in compliance in all respects with all Laws which are applicable to it or its properties, including, without limitation, Environmental Laws, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.15         Hazardous Substances. No Credit Party (a) has received any written notice or otherwise has actual knowledge of any Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by such Credit Party or any permit issued under any Environmental Law to such Credit Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) has no actual liability or, to its knowledge, threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

7.16         Subscriber Commitments and Contributions. The names of all of the Subscribers are set forth on Exhibit A attached hereto and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Section 8.2 or 9.5(a)), and the Subscriber Capital Commitment of each Subscriber is set forth on Exhibit A (or on any such revised Exhibit A). No Subscriber Capital Calls or Feeder Capital Calls have been delivered to any Subscriber or the Feeder, as the case may be, other than any that have been disclosed, or will be disclosed pursuant to the terms hereof, in writing to the Administrative Agent. The applicable Partnership Agreement and Subscription Agreement (and any related Side Letter) set forth each Subscriber’s entire agreement regarding its capital commitment. As of the date hereof, (i) each of (A) the aggregate amount of the Subscriber Capital Commitments of all Subscribers and (B) the aggregate amount of the Feeder Capital Commitment of the Feeder is set forth on Exhibit A hereto and (ii) each of (A) the aggregate Unfunded Included Subscriber Commitment that could be subject to a Subscriber Capital Call, and (B) the aggregate Unfunded Feeder Commitments that could be subject to a Feeder Capital Call is set forth on Exhibit A hereto. Each Side Letter that has been executed by the Feeder or Subscriber and any Credit Party has been provided to the Administrative Agent.

7.17         Fiscal Year. The fiscal year of each Borrower or Feeder is the calendar year.

7.18         Margin Stock. Neither the execution and delivery by the Credit Parties of the Loan Documents nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Credit Parties will, or will cause any Lender to, violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System applicable to Margin Stock or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

7.19         Investment Company Act. No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.20         No Defenses. No Credit Party has actual knowledge of any default or circumstance which with the passage of time and/or giving of notice would constitute an event of default by such Credit Party under its Constituent Documents or any Subscription Agreement which would constitute a defense to the obligations of the Feeder to make Feeder Capital Contributions to any Borrower in accordance with its Subscription Agreement, the Partnership Agreement or any other applicable Agreement or any Subscriber to make Subscriber Capital Contributions to the Feeder in accordance with the applicable Constituent Documents, and has no knowledge of any claims of offset or any other claims of any Investor against any Credit Party which would or could reasonably be expected to diminish or adversely affect the obligations of such Subscriber to make Subscriber Capital Contributions and fund Subscriber Capital Calls in accordance with its Subscription Agreement (and any related Side Letters) or any other applicable Agreement, other than, in each case, that which has been disclosed in writing by such Credit Party to the Administrative Agent.

7.21         No Withdrawals Without Approval. The Feeder is not permitted to withdraw its interest in a Credit Party except in accordance with the terms of the applicable Partnership Agreement.

7.22         Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws. None of the Credit Parties, the Manager, or any Person directly or indirectly controlling a Credit Party, and (to such Credit Party’s actual knowledge) no Person directly or indirectly controlled by a Credit Party, is a Restricted Party or has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority. To such Credit Party’s actual knowledge, the Feeder’s funds used in connection with this transaction are not derived from illegal activities. Each Credit Party, the Manager, and each Person directly or indirectly controlling a Credit Party, and (to such Credit Party’s actual knowledge), each Person directly or indirectly controlled by a Credit Party (a) is in compliance with all Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws, (b) has policies and procedures in place which are reasonably designed to comply with all Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws, and (c) will not fund any repayment of the Obligations with proceeds derived from any transaction that would either be prohibited by Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws or that would otherwise cause any party to this Credit Agreement to be in violation of any Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws.

7.23         Feeder Information. The Borrowing Base Certificate, as it may be updated in writing from time to time by the Credit Parties, is true and correct in all material respects as of the date furnished.

7.24         Organizational Structure. As of the date hereof, each Borrower’s structure is set forth on Schedule I, as amended, restated, modified or supplemented from time to time. The information contained in Schedule I is accurate in all material respects.

7.25         Commitments. Other than as disclosed in writing to the Administrative Agent, neither the Feeder or any Subscriber has (a) been excused or exempted from funding any Capital Contribution; (b) requested or been asked to withdraw from the Borrower or the Feeder, as the case may be; (c) been precluded from or requested exclusion from any Investment; or (d) informed a Credit Party of its intent to Transfer its interest in the Borrower or the Feeder, as the case may be.

7.26         [Reserved.]

7.27         Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 8.              AFFIRMATIVE COVENANTS OF THE BORROWERS

So long as any Lender has any commitment to lend hereunder (whether directly in the form of Loans to a Borrower or via participations in Letters of Credit), and until performance and payment in full of all of the Obligations (other than Letter of Credit obligations which have been fully cash collateralized and contingent indemnification obligations for which no claim has been made) under this Credit Agreement and the other Loan Documents, each of the Borrowers agrees (each as to itself only) that, unless the Administrative Agent shall otherwise consent in writing based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

8.1           Financial Statements, Reports and Notices. The Borrowers shall deliver or cause to be delivered to the Administrative Agent (and the Administrative Agent shall provide to the Lenders promptly upon receipt) each of the following:

(a)           Financial Reports.

(i)           Annual Reports. As soon as available, but no later than the earlier of (i) one hundred and twenty (120) days after the end of the fiscal year for the Borrowers, and (ii) five (5) Business Days after such statement and reports are distributed to Feeder, a report setting forth, as of the end of such fiscal year, the consolidated balance sheet and income statement (which can be on a consolidated basis) of the Borrowers, together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that such financial statements were prepared in accordance with Generally Accepted Accounting Principles and present fairly the financial condition and results of operations of such party; and

(ii)           Quarterly Reports. As soon as available, but no later than sixty (60) days after the end of each of the first three (3) fiscal quarters of the Borrowers, or as soon as practical thereafter, but in no event later than when such statements and reports are distributed to Subscribers, an unaudited report setting forth as of the end of such fiscal quarter, the balance sheet and income statement (each of which can be on a consolidated basis) of the Borrowers; provided that, notwithstanding the foregoing, such quarterly reporting shall commence with the fiscal quarter ending March 31, 2022;

(b)           Compliance Certificate. Simultaneously with the delivery of the financial reports required under Section 8.1(a) hereof, a duly executed compliance certificate (the “Compliance Certificate”), (i) stating whether, to the knowledge of such Borrower’s Responsible Officer, any Event of Default or any Material Potential Default exists; (ii) stating whether such Borrower is in compliance with the Debt Limitations contained in Section 9.11 hereof and containing the calculations evidencing such compliance; and (iii)  setting forth: (A) the aggregate Unfunded Feeder Commitment of the Feeder; (B) the calculations for the Available Commitment as of the end of such quarter; (C) specifying changes, if any, in the names or notice information for the Feeder; and (E) in addition to the ECL Commitment Reconciliation Report listed in paragraph (i) below, a list of all new and substitute Subscribers not previously disclosed as set forth in Section 9.5;

(c)           Feeder Capital Calls. Promptly (but within five (5) Business Days) following the issuance thereof, a copy of the form of each Feeder Capital Call delivered to the Feeder and accompanied by an explanation of the use of proceeds of such Feeder Capital Call;

(d)           Notice of Withdrawals and Excuses. Promptly, but no later than the Business Day following receipt thereof, copies of any notice of withdrawal or request for excuse by any Included Subscriber pursuant to the Partnership Agreement of the Feeder;

(e)           Feeder Acknowledgment Letter. Promptly, but in any case within five (5) Business Days of any change in Subscriber Commitments to the Feeder and otherwise upon request by the Administrative Agent, an updated Feeder Acknowledgement Letter reflecting the current commitments to the Feeder;

(f)           Subscriber Events. Promptly, but in any case within five (5) Business Days following a Borrower becoming aware of such event:

(i)           that the Feeder has violated or breached any material term of the Feeder Trust Agreement or the Feeder Acknowledgment Letter;

(ii)          that any Subscriber has violated or breached any material term of the applicable Feeder Trust Agreement, ECL, or the Subscription Documents (after giving effect to any cure period as provided therein), including a Subscriber’s failure to make a Subscriber Capital Contribution when due (after giving effect to any applicable cure period);

(iii)         that there has been any decline in the Rating of any Subscriber (or, if applicable, its Credit Provider, the ERISA Sponsor or Responsible Party), or that any Subscriber that is a Bank Holding Company is no longer Adequately Capitalized;

(iv)         that a Subscriber has requested in writing to transfer or assign all or a portion of any interest it has under the applicable Feeder Trust Agreement, or withdraw from the Feeder, and the Borrower will promptly following the execution thereof, deliver to the Lender final copies of any assignment agreement or other documentation in connection therewith; or

(v)          the Trustee no longer has the capacity or authority to act on behalf of the Feeder or any Subscriber.

(g)           Other Reporting. Promptly following their delivery to one or more groups of Subscribers in any Borrower, copies of all other material financial statements, reports, notices, opinions, certificates and other documents at any time or from time to time furnished to the Subscribers in any Borrower by a Credit Party (other than any tax returns, or other schedules or materials relating thereto) and, with respect to any Operating Company Opinion, a Reliance Letter with respect thereto;

(h)           Funding of Capital Commitments. Within 12 months of the Initial Closing Date (as defined by the Partnership Agreement), 10% of Capital Commitments of the Feeder that were raised during the 12 month period beginning with the Initial Closing Date shall be funded;

(i)           ECL Commitment Reconciliation Report. In order to certify compliance with the Financial Covenant, Borrower shall cause Feeder to deliver an ECL Commitment Reconciliation Report in accordance with the terms of the Feeder Acknowledgment Letter, within ten (10) Business Days of the end of each calendar quarter, within ten (10) Business Days of each Capital Call, within ten (10)  Business Days following any other change of Unfunded Included Subscriber Commitments and within ten (10) Business Days after reasonable request of the Administrative Agent, the Borrowers shall deliver to the Administrative Agent an updated ECL Commitment Reconciliation Report prepared by the Feeder, and the Administrative Agent shall deliver a copy of such ECL Commitment Reconciliation Report to each Lender;

(j)           Borrowing Base Certificate. Within ten (10) Business Days of the end of each calendar quarter, within ten (10) Business Days of each Feeder Capital Call, concurrently with each Borrowing, within ten (10) Business Days of any of the events described in 8.1(f)(iii) results in a change to the Borrowing Base and within ten (10) Business Days of any Permitted RIC Distribution that results in a change to the Borrowing Base, the Borrowers shall deliver to the Administrative Agent an updated Borrowing Base Certificate and the Administrative Agent shall deliver a copy of such Borrowing Base Certificate to each Lender;

(k)           Unfunded Capital Commitments. Promptly after the occurrence thereof, notice of any cancellation or termination of the Unfunded Included Subscriber Commitment of any Subscriber;

(l)           Other Information. Such other information concerning the business or financial condition of any Borrower or Feeder as the Administrative Agent shall reasonably request and which is not otherwise subject to confidentiality restrictions with third parties; and

(m)           Beneficial Ownership Certification. With respect to any Borrower that is a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall promptly give notice to the Lenders of any change in the information provided in such Borrower’s Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and promptly deliver an updated Beneficial Ownership Certificate.

8.2           New Subscribers and Transfers by Existing Subscribers.

(a)           If the Feeder receives any request for the transfer by an Included Subscriber of all or a portion of its interest in the Feeder to a new Subscriber or an existing Included Subscriber (which request the Feeder wishes to approve), the Borrowers shall promptly notify the Administrative Agent of such request and provide to the Administrative Agent such information as the Administrative Agent shall reasonably request (provided such information is available to the Feeder and is not otherwise subject to confidentiality restrictions between the Feeder and such Subscriber or the transferee). If the transferring Subscriber is an Included Subscriber and is being released from its obligations to make Subscriber Capital Contributions with respect to its Unfunded Included Subscriber Commitment, the applicable Borrowers shall, prior to the effectiveness of any such Transfer, calculate whether any mandatory prepayment pursuant to Section 2.1(e) hereof will result from such Transfer (due to the transferee Investor not being designated as an Included Subscriber or otherwise) and, if required, pay to the Administrative Agent, for the benefit of the Secured Parties, any such amount (for the avoidance of doubt, any such prepayment shall not be subject to Section 3.5 hereof, but shall be subject to Section 4.5 hereof). The Borrowers shall use good faith efforts to provide the Administrative Agent with at least five (5) Business Days’ prior written notice of any Transfer by an Included Subscriber of an interest in the Feeder if such Included Subscriber is being released from its obligations pursuant to clause 5.11 of the Feeder Fund Constitution; provided that in the event the Borrowers fail to deliver such five (5) Business Days’ notice to the Administrative Agent and as a result the Administrative Agent or Lenders, as applicable, are unable to determine whether such transferee Subscriber satisfies the requirements of an Included Subscriber prior to the effective date of the Transfer, then such transferee Subscriber shall be deemed not to have satisfied such requirements until such time as the Administrative Agent or Lenders, as applicable, can make such determination. Any such determination shall be governed by the standards and requirements set forth in the definitions of “Included Subscriber”. Upon the effectiveness of any such Transfer, the Borrowers shall deliver a revised Exhibit A to the Administrative Agent. For the avoidance of doubt, none of the Administrative Agent, or any Lender shall have any right to approve the Transfer by a Subscriber of all or any portion of its interest in the Feeder, subject to the provisions of this Section 8.2 and Section 9.5(a) hereof.

(b)           Prior to any change in the Feeder’s commitment in relation to a new or transfer Subscriber, the Borrowers must (i) receive the approval of the Lender, in its sole discretion for such Subscriber to be designated an Included Subscriber, (ii) to the extent there is a change in the commitment of such Subscriber, cause to be delivered to the Administrative Agent a new or revised Feeder Acknowledgement Letter to reflect the same, (iii) to the extent of any change in the commitments, the Feeder’s Subscription Agreement, any applicable assignment agreement, any applicable Side Letter and receive financial statements of such Subscriber to the extent not publicly available, and (iv) deliver the documents set forth in Section (b) of the definition of Included Subscriber such that the Administrative Agent may evaluate and determine whether such Subscriber shall be designated as an Included Subscriber.

(c)           Upon any change in the Feeder’s commitment in relation to a new or transferee Subscriber only, the Administrative Agent may, in its sole discretion, adjust the Subscriber Advance Rate to reflect the risk profile of such new or transferee Subscriber and shall provide notice of the same to the borrower in its determination as to whether the Subscriber shall be designated as an Included Subscriber.

8.3           Payment of Taxes. Such Borrower will pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it, or them, or upon its, or their, income or profits, or upon any property belonging to it, or them, before delinquent, if such failure would have a Material Adverse Effect; provided that no Credit Party shall be required to pay any such tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established.

8.4           Maintenance of Existence and Rights. Subject to the provisions of this Credit Agreement, such Borrower will preserve and maintain its existence and all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would reasonably be expected to result in a Material Adverse Effect.

8.5           Notice of Default. Such Borrower will furnish to the Administrative Agent, promptly upon becoming aware (and in no event later than the next Business Day after becoming aware at all times when any Principal Obligations are outstanding, and within three (3) Business Days at all times when no Principal Obligations are outstanding) of the existence of any condition or event which constitutes an Event of Default or a Potential Default, a written notice specifying the nature and period of existence thereof and the action which any applicable Credit Party is taking or proposes to take with respect thereto. Upon receipt, the Administrative Agent shall promptly provide each Lender with a copy of any such notice.

8.6           Other Notices.

(a)           The Borrowers shall, and shall cause each other Credit Party to, disclose in writing to the Administrative Agent prior to the date of or simultaneously with the delivery of any Request for Borrowing or Request for Letter of Credit by any Borrower all Proceedings pending, or, to the knowledge of a Responsible Officer of the Credit Parties, threatened, against any Credit Party which could reasonably be expected to have a Material Adverse Effect.

(b)           The Borrowers will, and will cause each other Credit Party to, promptly upon receipt of knowledge thereof, notify the Administrative Agent of any of the following events if such event would reasonably be expected to result in a Material Adverse Effect: (i) any change in the financial condition or business of any Credit Party; (ii) any default under any material agreement, contract, or other instrument to which any Credit Party is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by a Credit Party; (iii) any uninsured claim against or affecting a Credit Party or any of its properties; (iv) the commencement of, and any material determination in any Proceeding affecting any Credit Party; (v) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (A) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law by any Credit Party; or (B) the Release or threatened Release of any Hazardous Material into the environment by any Credit Party; (vi) the existence of any Environmental Lien on any properties or assets of any Credit Party; (vii) any material remedial action taken by a Credit Party in response to any order, consent, decree or judgment of any Governmental Authority or any Environmental Liability; or (viii) the listing of any of a Credit Party’s properties or assets on CERCLIS to the extent that a Credit Party obtains knowledge of such listing.

8.7            Compliance with Loan Documents and Constituent Documents. Such Borrower and its Manager will promptly and fully comply with any and all covenants and provisions applicable to it of each Loan Document executed by it. Such Borrower and its Manager will, and will require the Feeder to, use the proceeds of any Capital Call only for such purposes as are permitted by its Constituent Documents.

8.8            Operations. Such Borrower will conduct business in accordance with the provisions of its Constituent Documents, except to the extent the failure to do so would not result in a Material Adverse Effect.

8.9            Books and Records; Access. Following five (5) Business Days prior written notice, each of the Borrowers will give any representative of the Administrative Agent or any Lender, or any of them, access during ordinary business hours to, and permit such representative to examine, copy, or make excerpts from, any and all books, records, and documents in its possession relating to the affairs of the Borrowers; provided that, so long as no Event of Default has occurred and is continuing, such inspection right shall be limited to once per year, and the Administrative Agent and such Lender agree to cooperate in good faith to coordinate so as to concurrently make any such inspection on a collective basis. The right of inspection described in this Section 8.9 shall not apply to any information regarding customers (as defined by Title V of the Gramm Leach Bliley Act of 1999, as amended, and applicable implementing regulations) of any Borrower to the extent any such Borrower is prohibited from providing such information by Title V of the Gramm Leach Bliley Act of 1999, as amended, and the applicable implementing regulations thereunder.

8.10          Compliance with Law. Such Borrower and its Manager will in all material respects with all material Laws, including without limitation, Environmental Laws and ERISA, if applicable, except to the extent the failure to comply would not reasonably be expected to result in a Material Adverse Effect, and, in each case, where the applicability thereof is being contested in good faith.

8.11           Insurance. The Borrowers will, maintain insurance of such types and in such amounts as are consistent with customary practices and standards of the real estate industry, except to the extent the failure to maintain any such insurance would not reasonably be expected to result in a Material Adverse Effect.

8.12           Authorizations and Approvals. Such Borrower will promptly obtain, from time to time at its own expense, all such material governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Credit Party to comply with its obligations hereunder, under each other Loan Document to which it is a party and under its Constituent Documents, except to the extent the failure to maintain any such governmental licenses, authorizations, consents, permits or approvals would not result in a Material Adverse Effect.

8.13           Maintenance of Liens. Such Borrower will: (a) perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Secured Parties to file and record every instrument and deliver every notice that the Administrative Agent may reasonably deem necessary in order to perfect and maintain the Administrative Agent’s Filings in respect of, first priority security interests (subject to any Permitted Liens) in and Liens on (and each applicable Borrower’s assigned first priority security interests (subject to any Permitted Liens) in) the Collateral and otherwise to preserve and protect the rights of the Secured Parties (and such assigning Borrowers) in respect of such Filings, first priority security interests and Liens; and (b) ensure that solely with respect to each Credit Party formed under the laws of the Cayman Islands, all Filings consisting of notice to such Credit Party’s shareholders or limited partners, as applicable, which are required to perfect the security interests in and Liens on the Collateral granted under the applicable Collateral Documents and to establish the first priority (subject to Permitted Liens) of such security interests are delivered to such shareholders or limited partners within twelve (12) Business Days after the later of (i) the date of the applicable Collateral Documents and (ii) the date on which such Persons become shareholders or limited partners of the applicable Credit Party.

8.14           Further Assurances. Subject to Section 12.16 hereof, such Borrower will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and will take any and all such other action as the Administrative Agent may, from time to time, reasonably deem necessary or proper for better assuring and confirming unto the Secured Parties the full payment and performance of all of its respective obligations under the Loan Documents. For the avoidance of doubt, nothing contained in this Section 8.14 shall increase the Obligations of, or reduce the rights of, any Credit Party under the Loan Documents in any material respect.

8.15           Maintenance of Separate Existence. Such Borrower (other than any Borrower which is an exempted limited partnership under the laws of the Cayman Islands) will at all times conduct and present itself as a distinct legal entity separate and apart from all Affiliates thereof, including, without limitation, (a) observing corporate formalities, such as maintaining appropriate books and records, and (b) retaining at all times the ability to identify its assets separate and distinct from any other entity.

8.16           Control Agreement. Such Initial Borrower shall deliver a Control Agreement within 30 calendar days of the Closing Date.

8.17           Plan Assets. Such Borrower will take such action as is reasonably necessary to ensure that such Borrower will not be deemed to hold Plan Assets at any time.

8.18          Collateral Accounts and Permitted Investments. Such Borrower will only invest any cash deposits held in its Collateral Account in Permitted Investments.

8.19          Covenants of Qualified Borrowers. The covenants and agreements of Qualified Borrowers hereunder shall be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Qualified Borrower Note by such Qualified Borrower. Following payment in full of all Obligations of any Qualified Borrower and termination of all Letter of Credit Liability with respect thereto, any such Qualified Borrower shall no longer be bound by the covenants herein.

8.20           Sanctions, Anti-Corruption Laws, and Anti-Money Laundering and Foreign Asset Control Laws. Each Credit Party and the Manager shall, and with respect to each Person directly or indirectly controlling a Credit Party, and each Person directly or indirectly controlled by a Credit Party shall seek that such Person (a) comply with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws, and (b) maintain policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws. Each Credit Party and the Manager will not, and with respect to each Person directly or indirectly controlling a Credit Party, and each Person directly or indirectly Controlled by a Credit Party, such Credit Party shall seek that such Person not, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business with any Restricted Party, (ii) in any other manner that would result in a violation of Sanctions or Anti-Money Laundering Laws by any Person that is a party to this Credit Agreement, or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

Section 9.	NEGATIVE COVENANTS

So long as any Lender has any commitment to lend hereunder (whether directly in the form of Loans to a Borrower or via participations in Letters of Credit), and until payment and performance in full of all of the Obligations (other than Letter of Credit obligations which have been fully cash collateralized and contingent indemnification obligations for which no claim has been made) under this Credit Agreement and the other Loan Documents, each of the Borrowers agrees (as to itself only) that, without the written consent of the Administrative Agent, based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

9.1            Mergers, Etc. Other than in compliance with the provisions of this Credit Agreement, such Borrower shall not, nor shall it permit any other applicable Credit Party to, take any action to merge, amalgamate or consolidate with or into any Person, unless such Credit Party or another Credit Party is the surviving entity.

9.2            Negative Pledge. Such Borrower shall not create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract) upon the Collateral, other than Permitted Liens.

9.3            Fiscal Year and Accounting Method. None of the Borrowers shall change its fiscal year without prior notice to the Administrative Agent or to change its method of accounting other than in accordance with Generally Accepted Accounting Principles.

9.4           Partnership Agreements and Governing Documents.

(a)            Except as hereinafter provided, none of the Borrowers shall alter, amend, modify, terminate, or change any provision of its Partnership Agreement, if any such Proposed Amendment (hereinafter defined) would affect such Borrower’s or Feeder’s or the Feeder’s Subscribers’ debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Credit Party, in any case, relating to any Subscriber Capital Calls, Feeder Capital Calls, Subscriber Capital Commitments, Feeder Capital Commitments, Subscriber Capital Contributions, Feeder Capital Contributions or the shortening of the time period during which they are available, or, except as permitted by this Credit Agreement, suspend, reduce or terminate any Subscriber’s Unfunded Capital Commitment or Feeder’s Unfunded Feeder Commitments, or that could otherwise have a Material Adverse Effect on the rights, titles, first priority security interests (subject to any Permitted Liens) and Liens, and powers and privileges of the Lenders hereunder (each a “Material Amendment”). With respect to any proposed alteration, amendment, modification, termination or change (each, a “Proposed Amendment”) to any Partnership Agreement of a Borrower, the applicable Borrower shall notify the Administrative Agent of such proposal. The Administrative Agent shall determine, in its sole reasonable discretion (i.e., the determination of the other Lenders shall not be required) and on its good faith belief, whether such Proposed Amendment to such Partnership Agreement would constitute a Material Amendment within five (5) Business Days of the date on which it is deemed to have received such notification in accordance with Section 12.6 hereof and shall promptly notify the applicable Borrower(s) of its determination. If the Administrative Agent determines that the Proposed Amendment is a Material Amendment, the approval of (x) with respect to any Proposed Amendment that adversely affects the Collateral (in whatever form), the Administrative Agent and Required Lenders and (y) with respect to each other Proposed Amendment, Required Lenders will be required (unless the approval of all Lenders is otherwise required consistent with the terms of this Credit Agreement), and the Administrative Agent shall promptly (and in any event within five (5) Business Days of such determination) notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by such Credit Party; subject to Section 12.1, the Lenders shall have ten (10) Business Days from the date of such notice from the Administrative Agent to deliver their approval or denial thereof. If the Administrative Agent determines that the Proposed Amendment is not a Material Amendment and consents to such Proposed Amendment, the applicable Borrower may make such amendment without the consent of the Lenders. Notwithstanding the foregoing, any Borrower may, without the consent of the Administrative Agent or the Lenders (and without submitting the Proposed Amendment to the Administrative Agent for determination as described above), amend its applicable Partnership Agreement: (i) to admit new Subscribers in accordance with the terms of this Credit Agreement; (ii) to reflect transfers of interests in such Credit Party which are permitted by this Credit Agreement; (iii) to implement any action permitted under Section 9.6(ii) hereof; (iv) to extend the final Closing Date (as defined in the applicable Partnership Agreement), the Investment Period, or the term or the period of time after the end of the Investment Period in which the applicable Borrower may make Follow-up Investments and/or Follow-On Investments (each as defined in the applicable Partnership Agreement); (v) to change any provision relating to placement agent fees and commissions and management fees and expenses (other than expenses in respect of the Facility),which do not adversely affect the rights of the Lenders; (vi) to waive or otherwise consent to the incurrence of Indebtedness in excess of the limitations set forth in Section 4.2 of the applicable Partnership Agreement to the extent consented to by its Advisory Committee in order to consummate an Investment; (vii) to cure any ambiguity, correct or supplement any provision of such Partnership Agreement which is incomplete or inconsistent with any other provision thereof (the effect of which shall be immaterial to the Lenders), correct any printing, stenographic or clerical error or effect changes of an administrative or ministerial nature or adversely affect the rights of the Lenders or to fix any other obvious error or any other error or omission of a technical or immaterial nature; (viii) to make changes consistent with Section 11.1 of each Borrower’s Partnership Agreement (or any comparable provisions of any other Partnership Agreement) solely to address changes in tax, regulatory or other similar legislation (including changes in tax laws) to the extent related to “carried interest”, in each case, which do not adversely affect the Collateral or the rights of the Lenders; (ix) to implement any action which does not require consent of the Administrative Agent or the Lenders under the Loan Documents and is otherwise permitted under the Loan Documents; (x) to revise any provision relating to distributions and allocations from such Borrower which does not adversely affect the Collateral or the rights of the Lenders; (xi) to facilitate the realization of an Investment which does not adversely affect the Collateral or the rights of the Lenders; (xii) to broaden the power of attorney set forth in Section 12.5 of each Borrower’s Partnership Agreement (or any comparable provision of any other Partnership Agreement); (xiii) to waive conflicts of interest; (xiv) to alter the investment allocations between a Borrower and related vehicles, which alterations do not adversely affect the Collateral or the rights of the Lenders; (xv) to approve a valuation of an investment conducted by a professionally recognized investment bank or valuation expert; and (xvi) to appoint any individuals as “key persons” or any equivalent term used in the applicable Partnership Agreement; provided that such Credit Party shall promptly (but in no event later than five (5) Business Days) provide to the Administrative Agent an executed copy of any such amendment, termination or modification (whether or not such amendment, termination or modification requires consent of the Administrative Agent or the Lenders).

(b)            The Borrowers shall use good faith efforts to provide the Administrative Agent with at least five (5) Business Days’ notice of any amendment or modification of any Side Letter or Subscription Agreement. In the event that the Administrative Agent (or, if applicable, Required Lenders or the Administrative Agent and Required Lenders) is unable to approve such amendment or modification and a mandatory prepayment would be required pursuant to Section 2.1(e) of this Credit Agreement as a result of such amendment or modification, the applicable Borrowers shall make such mandatory prepayment prior to the effectiveness of such amendment or modification.

9.5            Admission of Subscribers; Transfers Feeder Interests; Subscriber Withdrawals.

(a)            Admission of New Subscribers. Such Borrower shall not provide consent to the Feeder to admit any Person that is an assignee of an interest in the Feeder as a substitute Subscriber or any other Person as a new Subscriber unless such Person (a) is KYC Compliant, and (b) is not a Restricted Party. In order for a new Subscriber to be deemed to be an Included Subscriber, such new Subscriber must satisfy the criteria therefor as set out in this Credit Agreement. The Borrowers shall, promptly following knowledge of such admission (but in no event later than five (5) Business Days thereof) but subject to any confidentiality restrictions, use reasonable best efforts to cause the Feeder deliver a Subscription Agreement and any executed Side Letter entered into with such Person, and a revised Exhibit A to the Administrative Agent.

(b)            Change of Control. No Borrower shall permit any Change of Control to occur.

(c)            Subscriber Withdrawals. No Borrower shall permit the Feeder to withdraw its interest in such Borrower without the prior written consent of the Administrative Agent in its sole reasonable discretion.

9.6            Capital Commitments. None of the Borrowers shall (i) initiate or make any Feeder Capital Call or otherwise request, notify, demand or direct that the Feeder make any Feeder Capital Contribution, without delivering within five (5) Business Days thereof, to the Administrative Agent an updated Borrowing Base Certificate (provided that the Borrowers shall, upon the reasonable request of the Administrative Agent, also provide a copy of the related Feeder Capital Call); (ii) cancel, reduce, relieve, excuse, delay, postpone, compromise or abate the Unfunded Feeder Commitments of the Feeder without the prior written consent of the Administrative Agent, which may be withheld in its sole discretion.

9.7            ERISA Compliance. No Borrower shall permit a member of its Controlled Group to fail to contribute to any Plan established or maintained by such party or parties to such extent as to give rise to a lien under Section 303(k) of ERISA or Section 430(k) of the Internal Revenue Code on such Borrower’s assets which would reasonably be expected to have a Material Adverse Effect.

9.8            Dissolution. No Credit Party shall take any action to terminate or dissolve.

9.9            Environmental Laws. The Credit Parties will not take any action that would violate any applicable Environmental Law, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect.

9.10          Limitations on Distributions. None of the Borrowers shall make, pay or declare any Distribution (as defined below) except as permitted pursuant to its Constituent Documents or Permitted RIC Distributions; provided, however, that during the continuance of an Event of Default or, to the knowledge of any such Credit Party, a Material Potential Default, no Distributions (other than RIC Distributions) shall be permitted to be made, paid or declared if there are any Obligations outstanding hereunder. None of the Borrowers shall make, pay or declare any Permitted RIC Distribution during the continuance of an Event of Default under Section 10.1(a), (i), or (j) or, to the knowledge of any such Credit Party, a Material Potential Default. “Distribution” means any distributions (whether or not in cash) on account of any partnership interest, membership interest or other equity interest in a Borrower or Feeder, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest, membership interest or other equity interest.

9.11          Limitations on Indebtedness. No Borrower shall incur Indebtedness in excess of that permitted under its Constituent Documents, including but not limited to the limitations in Section 4.2(c) of the applicable Partnership Agreement (collectively, the “Debt Limitations”).

9.12          Limitation on Withdrawals. Except as expressly provided in Section 5.5 hereof, without the prior written consent of the Administrative Agent, no Borrower shall make or cause the making of any withdrawal or transfer of funds from any Collateral Account if: (i) an Event of Default has occurred and is continuing; (ii) a Material Potential Default has occurred and is continuing or otherwise shall be applied first, to the payment of any amounts then due and payable by such Borrower under the Loan Documents, or (iii) a mandatory prepayment is required pursuant to Section 2.1(e) hereof as a result of the Dollar Equivalent of the Principal Obligations exceeding the Available Commitment, irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 2.1(e) hereof, unless such withdrawal shall be applied to such prepayment. During the continuance of an Event of Default, the Administrative Agent shall be authorized to give notice of exclusive control of the Collateral Accounts to the applicable Depository; provided that, the amount so debited from such Collateral Account(s) shall not exceed the amount of the Principal Obligations owing by the Borrowers.

9.13          Fund Structure. Other than in compliance with the provisions of this Credit Agreement, none of the Borrowers shall, nor shall it permit any other Credit Party to, transfer, withdraw or assign its interest in any other Credit Party or its obligations under the Loan Documents without the prior written consent of the Administrative Agent, which consent may be granted or withheld in the Administrative Agent’s sole and absolute discretion.

9.14          Deemed Capital Contributions. Without the prior written consent of the Administrative Agent and the Required Lenders, none of the Borrowers shall, nor shall any Borrower permit any of its Feeder to, reinvest Investment proceeds which are distributable to investors if such reinvestment would reduce the Unfunded Capital Commitment of one or more investors and cause the Dollar Equivalent of Principal Obligations to exceed the Available Commitment unless, prior to such reinvestment, the applicable Borrowers shall make any resulting prepayment required under Section 2.1(e) of this Credit Agreement.

9.15          [Reserved].

9.16          Financial Covenant. None of the Borrowers shall fail to maintain at all times that the aggregate amount of Unfunded Included Subscriber Commitment (as such amounts are set forth in each ECL) shall be equal to or greater than the Unfunded Feeder Commitment.

Section 10.	EVENTS OF DEFAULT

10.1          Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)            (i) any Borrower shall fail to pay when due any principal of its Obligations, including any failure to pay any amount required to be paid by it under Section 2.1(e) hereof or any failure to Cash Collateralize its Letter of Credit Liability when required under Section 2.1(e)(ii), 2.8(a) or 2.8(j) hereof; or (ii) any Borrower shall fail to pay when due any interest on its Obligations or any fee, expense, indemnity or other payment required to be paid by it hereunder, and such failure under this clause (ii) shall continue for three (3) Business Days following the date the Administrative Agent notifies such Borrower in writing of such failure (except for the failure to pay its Obligations in full on the Maturity Date, for which no notice shall be required, and except for the failure to prepay any amount required to be paid by it under Section 2.1(e) hereof, for which no additional notice shall be required);

(b)            any representation or warranty made by or on behalf of any Credit Party under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Lenders or any one of them by any Credit Party pursuant hereto, in connection herewith or with the Dollar Equivalent of the Principal Obligations, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of (i) written notice thereof is delivered to the Borrowers by the Administrative Agent or (ii) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(c)            default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants or agreements contained in Sections 2.1(e), 8.1(b), (c), (d), and (j), Section 8.20, and Section 9 hereof) by any Credit Party; or (ii) any of the covenants or agreements of any Credit Party contained in any other Loan Documents executed by such Credit Party, and, in each case, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers; or (y) the Administrative Agent has been notified or should have been notified of such default pursuant to Section 8.5 or Section 8.6 hereof; provided, however, that if such default is not susceptible of being cured with diligence within said thirty (30)-day period, but, in the reasonable determination of the Administrative Agent, is susceptible of being cured within an additional period, then such period shall be extended for such additional period of time, not to exceed an additional thirty (30) days, as may reasonably be necessary to cure the same; provided that the applicable Borrower commences such cure within such thirty (30) day period and diligently prosecutes the same until its completion;

(d)            default shall occur in the performance of any of the covenants or agreements of any Borrower contained in Section 2.1(e), Section 8.20, or any one of Sections 9.1 through 9.4, 9.6 (other than Section 9.6(a)) through 9.8, 9.10 through 9.12, or 9.14 hereof;

(e)            default shall occur in the performance of Sections 8.1(b), (c), (d), and (j), 9.5, 9.6(a), 9.9, 9.13 or 9.15 of this Credit Agreement and such default shall continue uncured for five (5) Business Days after written notice thereof has been given by the Administrative Agent to the Borrowers;

(f)            [reserved];

(g)            other than in compliance with the provisions of the Loan Documents, any of the Loan Documents executed by any Credit Party (other than a Qualified Borrower): (i) shall cease, in whole or in any material part, to be legal, valid, binding agreements enforceable against such Credit Party, as the case may be, in accordance with the terms thereof; (ii) shall in any way be terminated or become or be declared ineffective or inoperative except in accordance with the terms thereof; or (iii) shall in any way whatsoever cease to give or provide any of the first priority Liens (subject to Permitted Liens) or security interests, rights, titles, interests, remedies, powers, or privileges intended to be created thereby (other than, in each case, solely as the result of an action or failure to act on the part of the Administrative Agent); provided that if any of the events set forth in the foregoing clauses (i), (ii) and (iii) occurs as a result of a change in any applicable Law, the Borrowers shall have thirty (30) days from the date thereof to cure a default arising under this Section 10.1(g) to the reasonable satisfaction of the Administrative Agent;

(h)            default shall occur with respect to the payment of any Indebtedness (including obligations and liabilities which are contingent, designated as “remote” in, or otherwise excluded from, the financial statements of such Credit Party, notwithstanding the definition of Indebtedness in Section 1.1 hereof) of any Credit Party in an aggregate amount of $10,000,000 (with all such defaults aggregating toward such $10,000,000 threshold), or more, and such default shall continue for more than the applicable period of grace, if any; or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended;

(i)            any Credit Party or the Advisor shall: (i) apply for or consent to the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets or petition for wind-up; (ii) seek to adjudicate itself as insolvent; (iii) file a voluntary petition in bankruptcy or admit in writing that it is, or should be deemed to be, unable to pay its debts as they become due; (iv) make a general assignment for the benefit of creditors; (v) file a petition, make a proposal (or file a notice of its intention to do so) or answer seeking reorganization or an arrangement or compromise with creditors or to take advantage of any Debtor Relief Laws; (vi) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vii) take organizational action for the purpose of effecting any of the foregoing (including, without limitation, taking any action to terminate its Partnership Agreement for the purpose of effecting any of the foregoing); provided, however, that if such Credit Party is a Qualified Borrower, any of the foregoing actions shall not be an Event of Default if, prior to such application, filing or action, no Borrowings or Letters of Credit for which such Qualified Borrower is liable remain outstanding hereunder and such Qualified Borrower has withdrawn from the Credit Facility pursuant to Section 2.9(g) hereof;

(j)            an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization or wind-up of any Credit Party or the Advisor, or appointing a receiver, receiver and manager, interim receiver, custodian, trustee, intervenor, or liquidator of any Credit Party, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; provided, however, that if such Credit Party is a Qualified Borrower, any of the foregoing actions shall not be an Event of Default if, within such sixty (60) day period, no Borrowings or Letters of Credit for which such Qualified Borrower is liable remain outstanding hereunder and such Qualified Borrower has withdrawn from the Credit Facility pursuant to Section 2.9(g) hereof;

(k)            any final judgment(s) for the payment of money in excess of the sum of $10,000,000 in the aggregate shall be rendered against any Credit Party and such judgment is not stayed, discharged or vacated after a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment, unless such judgment is covered by insurance or bonded or unless it is being appealed and such Credit Party has posted a bond or cash collateral;

(l)            any Subscriber that is party to an ECL shall default in its obligations under the terms of its ECL;

(m)            the issuance to any Credit Party of any administrative order by any Governmental Authority under any Environmental Law, or any injunctive order by any court under any Environmental Law, which will result in a Material Adverse Effect;

(n)            with respect to any Borrower, the assets of such Borrower shall be treated as Plan Assets within the meaning of Section 3(42) of ERISA and such status results in a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Internal Revenue Code subjecting the Administrative Agent and/or Lenders to any tax or penalty on prohibited transactions imposed under Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA; the Borrower agrees to use commercially reasonable efforts to promptly provide notice to the Administrative Agent in writing if such Borrower has reason to believe that the assets of such Borrower constitute Plan Assets within the meaning of Section 3(42) of ERISA;

(o)            [reserved];

(p)            Subscribers having Subscriber Capital Commitments in an aggregate amount equal to fifteen percent (15%) or more of the total Subscriber Capital Commitments of all Subscribers shall default in their respective obligations to fund any portion of their Unfunded Subscriber Capital Commitments under their respective Subscription Agreements and/or the Partnership Agreements of their respective Funds for more than twelve (12) Business Days beyond the initial due date therefor (provided that, such defaulting Subscribers shall include at least two (2) Subscribers);

(q)            a material breach of a Partnership Agreement by the applicable Borrower which continues beyond any applicable notice and cure periods;

(r)            any Feeder shall default in its obligation to fund any portion of its Feeder Capital Contribution (as limited pursuant to Section 2(b)(ii) of such Feeder’s Feeder Acknowledgment Letter) under the applicable Credit Party’s Partnership Agreement beyond the due date and any applicable cure period therefor;

(s)            any Borrower Guaranty (other than a Borrower Guaranty with respect to a Qualified Borrower which has withdrawn from the Credit Facility pursuant to Section 2.9(g) hereof) or any material provision thereof shall cease to be in full force and effect, or the applicable Borrower or any other Person acting by or on behalf of such Borrower shall deny or disaffirm such Borrower’s obligations under such Borrower Guaranty;

(t)            an event shall occur that causes a dissolution or liquidation of any Credit Party other than in accordance with, or as permitted under, the terms of this Credit Agreement;

(u)            if at any time a Change of Control shall have occurred;

(v)            a “Key Person Event” (as defined in any Constituent Document) shall have occurred and no Qualified Replacement (as defined in such Constituent Document) has been approved within 120 days;

(w)            the Advisor shall no longer perform the services of the “advisor” to any Borrower as set forth in the Investment Advisory Agreement (as defined in the Partnership Agreement of the Borrower), unless a replacement Investment Advisor has been appointed in accordance with the applicable Partnership Agreement;

(x)            the Dollar Equivalent of the Principal Obligations shall exceed the Available Commitment and such excess shall not be cured within the time periods set forth in Section 2.1(e) hereof;

(y)            an ERISA Event shall have occurred with respect to a Plan or Multiemployer Plan, which has resulted or would reasonably be expected to result in a Material Adverse Effect;

(z)            a default shall occur under any Feeder Acknowledgement Letter and shall not be cured within fifteen (15) Business Days after the Borrower has been notified by the Administrative Agent in writing of such default;

(aa)          failure to comply with the Financial Covenant; or

(bb)         Initial Borrower shall fail to timely deliver the Control Agreement as set forth in Section 8.16 hereof.

10.2            Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then the Administrative Agent may, and upon written request of the Required Lenders (with a copy delivered to the Borrowers) shall: (a) suspend the Commitments of the Lenders until such Event of Default is cured or waived; (b) terminate the Commitment of the Lenders hereunder; (c) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable (including the liability to fund the Letter of Credit Liability pursuant to Section 2.8(e) hereof), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which each of the Borrowers hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (d) exercise any right, privilege, or power at law or set forth in Sections 5.2 and 5.3 hereof, including, but not limited to, the initiation of Feeder Capital Calls of the Feeder Capital Commitments (subject to the Borrowers’ initial right to make such Feeder Capital Calls pursuant to this Section); or (e) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable Law or agreement; provided that if any Event of Default specified in Section 10.1(i) or 10.1(j) hereof shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Borrowers hereby expressly waives. Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, in no event shall the Administrative Agent (or any Secured Party) be permitted to require the Feeder to fund its Feeder Capital Contributions other than to the applicable Collateral Account.

Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of an Event of Default (other than those described in Section 10.1(g), (i), (j), (o), or (t) hereof), if such Event of Default can be cured by the funding of Unfunded Capital Commitments, then prior to the Administrative Agent, on behalf of the Lenders, exercising its rights under this Section 10.2 or exercising any other remedy provided for herein (other than, for the avoidance of doubt, taking exclusive control of the Collateral Accounts and accelerating the Obligations, subject to any Debtor Relief Laws), the Administrative Agent shall be required to give five (5) Business Days written notice (the “Initial Notice Period”) of its intention to exercise such remedies and, if, at any time prior to or during such Initial Notice Period, the applicable Borrower take such actions sufficient to cure such Event of Default, then the Administrative Agent and the Lenders shall not exercise such remedies until the Business Day following the Initial Payment Date (as defined below); provided, that: (i) such applicable Borrowers must notify and require the Feeder to fund its Feeder Capital Contribution within twelve (12) Business Days after the date of such notice (such twelfth (12th) Business Day being the “Initial Payment Date”); (ii) the Feeder Capital Contributions and all other amounts paid by the Feeder in respect of such notice are deposited into a Collateral Account; and (iii) each Borrower directs the Depository that such Feeder Capital Contributions, as applicable, and other payments by the Feeder in such Borrower, together with any other funds held for or credited to such Borrower in a Collateral Account, shall be withdrawn by the Administrative Agent to prepay the Obligations of such Borrower in their entirety; provided, further, that nothing in this Section 10.2 shall prohibit the Administrative Agent or any Lender from exercising any remedies it may have with respect to (x) any Collateral Account and taking any such actions as may be required to protect their rights in a bankruptcy proceeding or (y) any Event of Default pursuant to Section 10.1(g), (i), (j), (o) or, (t) or any other Event of Default that shall have occurred and be continuing that cannot be cured by the funding of Unfunded Capital Commitments or which was triggered by the failure of any Borrower to issue a notice upon the Feeder following a mandatory prepayment event pursuant to Section 2.1(e) hereof and/or make such mandatory prepayment following the receipt of such related Feeder Capital Contributions, as applicable, in each case, as required by this Credit Agreement.

10.3          Performance by the Administrative Agent. Should any Credit Party fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents to which it is a party, and such failure continues beyond any applicable cure period, the Administrative Agent may (pursuant to such Loan Documents, including any collateral assignments therein to the Administrative Agent), but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent, the other Agents nor the Lenders assume any liability or responsibility for the performance of any duties of any Credit Party, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Credit Party, or any related Person, nor by any such action shall the Administrative Agent, any other Agent or the Lenders be deemed to create a partnership arrangement with any Credit Party, or any related Person.

10.4          Events of Default or Potential Defaults relating to Qualified Borrowers. Notwithstanding any provision in this Credit Agreement to the contrary, if an Event of Default or Potential Default relating solely to a Qualified Borrower shall occur, upon the payment in full of all Obligations of such Qualified Borrower hereunder, (1) such Event of Default or Potential Default shall be deemed to be cured and (2) such Qualified Borrower shall no longer have the ability to borrow hereunder and shall be withdrawn as a Borrower pursuant to Section 2.9(g) hereof.

Section 11.	AGENCY PROVISIONS

11.1          Appointment and Authorization of Agents.

(a)            Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Agents and the Lenders and no Credit Party or Affiliate thereof (each, a “Borrower Party”) or Feeder or Affiliate thereof shall have any rights as a third-party beneficiary of the provisions hereof (except as provided in Section 11.11).

(b)            Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and all Letters of Credit and payment in full of all of the Obligations, including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; (ii) pursuant to any express provision of any Loan Document which may relate to the release of such Collateral at a given time; and (iii) if approved by the Lenders pursuant to the terms of Section 12.1 hereof. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2            [Reserved].

11.3            Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender Party for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.4            Exculpatory Provisions. In each case in the absence of gross negligence or willful misconduct, no Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable to a Lender Party for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for therein, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. In each case in the absence of gross negligence or willful misconduct, no Agent-Related Person shall be responsible to any Lender Party for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender Party or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that neither the Administrative Agent nor the Letter of Credit Issuer shall be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) hereof have been satisfied and, when the Administrative Agent disburses funds to any Borrower or accepts any Qualified Borrower Guaranties or the Letter of Credit Issuer issues any Letter of Credit, the Administrative Agent or the Letter of Credit Issuer, as applicable, may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.5            Reliance on Communications. In each case in the absence of gross negligence or willful misconduct, the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.11(c) hereof. Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.6            Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default (other than a payment default under Section 10.1(a) hereof) hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders or all Lenders (as applicable) and as is permitted by the Loan Documents.

11.7            Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by such Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of any Agent-Related Person.

11.8            Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting the obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Lender Percentage, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.8. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.8 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.9          Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of its Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them other than notice actually received with respect to a Potential Default or Event of Default. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.10        Successor Agent. Any Agent may, at any time, resign upon twenty (20) days written notice to the Lenders and the Borrower Parties, provided, however, that except (a) in the case of a merger by the Administrative Agent with another financial institution (even if the Administrative Agent is not the surviving entity), (b) in the event that such resignation is required for regulatory reasons as determined in good faith by the Administrative Agent, or (c) during the continuance of an Event of Default of the type described in Section 10.1(a), (i) or (j) hereof, or any other Event of Default which has continued uncured for a period of sixty (60) days, any resignation by the Administrative Agent shall require the prior written consent of the Borrowers, which consent may be granted or withheld in the Borrowers’ sole discretion, and the appointment of any successor Administrative Agent shall require the prior written approval of the Borrowers (such approval not to be unreasonably withheld or delayed) and the Required Lenders. In no event may any Competitor be appointed successor Administrative Agent hereunder. Also, the Administrative Agent may be removed at the direction of the Borrowers and the Required Lenders (excluding the vote of the Lender then serving as Administrative Agent) in the event that because of a change in circumstances, the Administrative Agent, through legal or regulatory impediment or otherwise, is in fact not discharging its material responsibilities and obligations as Administrative Agent hereunder. In the event of such removal of the Administrative Agent, the Borrowers and the Required Lenders shall appoint a successor to the Administrative Agent from amongst the Lenders (with the consent of such successor). If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and shall assume the duties and obligations of such retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Section 11.10 and shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring or removed Agent’s notice of resignation or the related removal direction of the Borrowers and the Required Lenders as provided for above, the retiring or removed Agent’s resignation or removal shall nevertheless thereupon become effective and the applicable Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the applicable Lenders appoint a successor agent as provided for above. Notwithstanding anything in this Section 11.10 to the contrary, any Agent may subcontract certain of its duties hereunder to a third-party so long as the applicable Agent remains primarily liable for the performance of its applicable obligations hereunder.

11.11        Reliance by the Credit Parties. Each Credit Party shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to such Credit Party, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and such Credit Party shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon the Administrative Agent. Such Credit Party shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until such Credit Party shall have received notice of resignation, and such Credit Party shall not be obligated to recognize any successor Administrative Agent until such Credit Party shall have received written notification satisfactory to them of the appointment of such successor.

11.12        Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Secured Parties acknowledge and agree that the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Principal Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver and manager, interim receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.13        Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender, Letter of Credit Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (any such Lender, Letter of Credit Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Letter of Credit Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Letter of Credit Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting the immediately preceding clause (a), each Lender, Letter of Credit Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Letter of Credit Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then in each such case:

(i)            (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender, Letter of Credit Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.13(b).

(c)            Each Lender, Letter of Credit Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Letter of Credit Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Letter of Credit Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Credit Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) (at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the applicable Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Letter of Credit Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by a Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or held on behalf of, a Borrower for the purpose of prepaying, repaying, discharging or otherwise satisfying any Obligations owed by such Borrower.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 11.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Letter of Credit Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 12.            MISCELLANEOUS

12.1          Amendments. Except as may be otherwise provided in this Credit Agreement, neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document (other than any Fee Letter, which may be amended, waived, discharged or terminated in accordance with its terms) to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and such Credit Party (other than, in the case of this Credit Agreement, any Qualified Borrower) on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a)            each Lender affected thereby:

(i)            reduce or increase the amount or extend the term of the Commitment of such Lender (other than any increase contemplated by Section 2.15 or Section 2.16 hereof or, in the case of any extension, as set forth in Section 2.14 hereof), decrease the amount of any fees (or any other payments) payable to such Lender, or accelerate or postpone the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5, or participate in any Letter of Credit, as contemplated in Section 2.8;

(ii)            extend the time for payment of the principal of or interest on the Obligations (other than as set forth in Section 2.14 hereof), or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii)            release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in, or withdrawal from, a Credit Party permitted hereunder or in any other Loan Document;

(b)            all Lenders and the Letter of Credit Issuer:

(i)            except as otherwise provided in this Credit Agreement, permit the cancellation, excuse or reduction of the Unfunded Feeder Commitment of the Feeder;

(ii)            amend the definition of “Available Commitment” (other than an increase in the Maximum Commitment pursuant to Section 2.15 or Section 2.16 hereof), “Borrowing Base”, “Included Subscriber”, or “Funding Ratio”, or the definition of any of the defined terms used therein;

(iii)            change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which is required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(iv)           except as otherwise provided in this Credit Agreement, consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Loan Documents;

(v)            alter the manner in which payments or prepayments of the principal of or interest on the Obligations, fees or costs or any other amounts hereunder shall be applied as among the Lenders or types of Loans;

(vi)           except as otherwise provided in this Credit Agreement, release any Borrower from its obligations under any Borrower Guaranty prior to the repayment in full of all outstanding Principal Obligations guaranteed thereby; or

(vii)          amend the terms of this Section 12.1.

The Administrative Agent agrees that it will promptly notify each Lender and the Letter of Credit Issuer of any proposed waiver, modification or amendment to any Loan Document, and deliver drafts of any such proposed waiver, modification or amendment to each Lender and the Letter of Credit Issuer, prior to the effectiveness of such proposed waiver, modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 hereof may be waived, amended or modified without the consent of the Administrative Agent, or, to the extent affected thereby, any other Agent; (B) no provisions of Section 2.8 hereof may be waived, amended or modified without the consent of the Letter of Credit Issuer; and (C) Section 8 and Section 9 hereof specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to a provision of Section 8 or Section 9 hereof shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) the Administrative Agent may, with the consent of the Borrowers, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Credit Party, if such modification, waiver, or consent is of an administrative nature.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and shall not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, such Lender shall be deemed to have given its consent to the request. Notwithstanding anything to the contrary herein, Schedule A to any Borrower Guaranty may be amended to identify additional Qualified Borrowers (which, for the avoidance of doubt, have been approved by the Administrative Agent pursuant to Section 2.9(a) hereof) without the consent of any Lender or other Agent. Notwithstanding anything to the contrary herein, if following the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Credit Agreement or any other Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary herein, any Control Agreement or Collateral Account Pledge may be amended, waived, discharged or terminated by the Administrative Agent in order to (i) assist with any transfer to a new Depository which is an Eligible Institution in accordance with this Credit Agreement or to otherwise reflect any change in the account number with an existing Depository or (ii) to fix an obvious error or any error or omission of a technical or immaterial nature, in either case, without any further action or consent of any other party to this Credit Agreement or any other Loan Document if the same is, in the reasonable determination of the Administrative Agent, not materially adverse to the Lenders.

12.2          Sharing of Offsets. Each Lender and the Administrative Agent agrees that if it shall, through the exercise of any right of counterclaim, offset, banker’s lien or otherwise, receive payment of a portion of the aggregate amount of principal, interest and fees due to such Lender hereunder which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender hereunder than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to such other Lenders under this Credit Agreement, then such Lender shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s outstanding Obligations (determined as of the date hereof and regardless of any change in any Lender’s outstanding Obligations caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder).

12.3          Sharing of Collateral. To the extent permitted by applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Feeder Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s outstanding Obligations (determined as of the date hereof and regardless of any change in any Lender’s outstanding Obligations caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Feeder Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in its capacity as a Lender.

12.4          Waiver. No failure to exercise, and no delay in exercising, on the part of any Agent or Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to Section 12.1 hereof, the Administrative Agent, acting on behalf of all Lenders, and the Credit Parties may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Credit Parties hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Credit Parties hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1 hereof. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5          Payment of Expenses; Indemnity.

(a)            Except as otherwise provided in Section 6.1(q) hereof, each Borrower, hereby agrees to pay (within five (5) Business Days after the receipt of written notice from the Administrative Agent) its pro rata portion of all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of one designated law firm in each applicable jurisdiction acting as counsel to the Administrative Agent) incurred by it in connection with the negotiation, preparation, execution and delivery of this Credit Agreement, the Notes, and the other Loan Documents, any and all amendments, modifications and supplements thereof or thereto and, if an Event of Default exists, all out-of-pocket costs and expenses of the Administrative Agent and the Lenders (including, without limitation, the reasonable attorneys’ fees of the Administrative Agent’s and the Lenders’ legal counsel) reasonably and actually incurred by them in connection with the preservation and enforcement of the Administrative Agent’s and the Lenders’ rights under this Credit Agreement, the Notes, and the other Loan Documents.

(b)            Each Borrower hereby agrees to indemnify each Agent, each Lender and each of their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively, the “Indemnitees”) against, and to hold each Indemnitee harmless from, its pro rata share of any and all losses, claims, actions, judgments, suits, disbursements, penalties, damages (other than consequential damages), liabilities and related expenses and counsel fees and expenses (including, without limitation, the counsel fees and expenses incurred in the enforcement of any Loan Documents against any Credit Party), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(i)            the execution, delivery and enforcement of this Credit Agreement or any other Loan Document or any agreement or instrument contemplated thereby,

(ii)            the use or misuse of the proceeds of any Loans or Letters of Credit to such Borrower,

(iii)            the fraudulent actions or misrepresentations of any Credit Party or its Affiliates in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents, or any breach by any Credit Party of its obligations under this Credit Agreement or any other Loan Document, or

(iv)            any claim, litigation, investigation or proceeding relating to any of the foregoing or relating to any transaction contemplated hereby, whether or not any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, apply to any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses arising from the gross negligence or willful misconduct of such Indemnitee. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Each Borrower agrees to indemnify and hold harmless the Agents and the Lenders from and against any loss incurred by any of them as a result of any judgment or order being given or made for an amount due from such Borrower under or in connection with this Credit Agreement or any other Loan Document and such judgment or order being paid or payable in a currency other than the applicable currency (the “Judgment Currency”) as a result of any variation as between (i) the rate of exchange at which the applicable currency amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the relevant indemnified party is able to purchase the applicable currency with the amount of the Judgment Currency actually received by such Person. The foregoing indemnity shall constitute separate and independent obligations of the Borrowers and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion of, the relevant currency.

(d)            In addition to and without limiting the foregoing, each of the Borrowers hereby agrees to indemnify and hold the Indemnitees harmless from and against, and agree to reimburse any Indemnitee on demand for, and agree to defend the Indemnitees against, any and all Environmental Damages (as hereinafter defined), incurred by any Indemnitee. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ENVIRONMENTAL DAMAGES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (OR ANY OTHER) INDEMNITEE. HOWEVER, SUCH INDEMNITY SHALL NOT APPLY TO A PARTICULAR INDEMNITEE TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT PARTICULAR INDEMNITEE.

The term “Environmental Damages” means all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind or character, contingent or otherwise, matured or unmatured, known or unknown, direct or indirect, foreseeable or unforeseeable, made, incurred, suffered or brought at any time and from time to time and arising in whole or in part from:

(i)            The presence of any Hazardous Material on any Investment, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from any Investment, or the migration or release or threatened migration or release of any Hazardous Material to, from or through any Investment; or

(ii)            Any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Material by any Credit Party, or any party for whose actions such Credit Party is liable or in connection with any Investment; or

(iii)            The breach of any representation, warranty, covenant or agreement contained in Section 7.14 (to the extent such breach relates to Environmental Requirements), Section 7.15 or Section 8.10 (to the extent such breach relates to Environmental Requirements) of this Credit Agreement; or

(iv)            Any violation of any Environmental Requirement by any Credit Party, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

(v)            Any Environmental Liability with respect to any Investment, or the filing or imposition of any Environmental Lien against any Investment, because of, resulting from, in connection with, or arising out of any of the matters referred to in subsections (i) through (iv) preceding;

provided that such indemnity shall not, as to any Indemnitee, apply to any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses arising from the gross negligence or willful misconduct of such Indemnitee.

(e)            WITHOUT LIMITATION OF AND SUBJECT TO THE FOREGOING, EACH BORROWER INTENDS AND AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND EXPENSES OF COUNSEL) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OR CLAIMS OF NEGLIGENCE OF SUCH OR ANY OTHER INDEMNITEE OR ANY STRICT LIABILITY OR CLAIMS OF STRICT LIABILITY.

(f)            The provisions of this Section 12.5 shall survive termination of this Credit Agreement, and shall remain operative and in full force and effect regardless of the expiration of the Commitment Period, the consummation of the transactions contemplated hereby, the repayment of the Obligations, the occurrence of the Maturity Date, the invalidity, illegality, or unenforceability of any term or provision of this Credit Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or the Lenders. All amounts due under this Section 12.5 shall be payable promptly on written demand therefor.

12.6          Notice.

(a)            Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (c) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (e) if by email, approved in Section 12.6(b) hereof.

If to any Credit Party:

At the address specified with respect thereto on Schedule I hereto or, with respect to any Borrower that becomes a party hereto after the date hereof, on the applicable joinder document.

With copies to (which shall not constitute notice hereunder):

Latham & Watkins LLP
555 Eleventh Avenue, NW – Suite 1000
Washington, D.C. 20004
Attention: Benjamin Berman
Telephone:    (202) 637-2360
E-mail:            Benjamin.berman@lw.com

If to a Qualified Borrower:

At the address specified in its Qualified Borrower Note

With copies to (which shall not constitute notice hereunder):

Latham & Watkins LLP
555 Eleventh Avenue, NW – Suite 1000
Washington, D.C. 20004
Attention: Benjamin Berman
Telephone:    (202) 637-2360
E-mail:            Benjamin.berman@lw.com

If to the Administrative Agent:

Commonwealth Bank of Australia
599 Lexington Avenue, 30th Floor
New York, NY 10022
Attention: Robert Cammilleri
Telephone: (212) 731-9590
Email:  Robert.Cammilleri@cba.com.au; NY_LoanAdmin@cba.com.au;

GLLFundFinance@cba.com.au

With copies to (which shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention:  Michael Mascia
Telephone: (704) 348-5160
Fax: (704) 348-5200
Email: Michael.Mascia@cwt.com

If to any other Lender:

At the address and numbers set forth for such Lender on the Joinder Agreement or Assignment and Acceptance Agreement of such Lender.

Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrower not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b)            Electronic Communication. Notices and other communications to the Administrative Agent, the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 hereof if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Notwithstanding the foregoing, delivery by posting to Intralinks or any similar secure website which is available to the Administrative Agent shall be an acceptable form of delivery for any report, statement or copy of Feeder Capital Calls or Feeder Capital Return Notices required of the applicable Borrowers pursuant to Section 8.1(a), (c), (f) or (g) hereof.

12.7          Governing Law. This Credit Agreement and the rights and obligations of the parties under this Credit Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

12.8          Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any Credit Party with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts, in each case located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as the Agents or the Lenders in their sole discretion may elect and each party hereto hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the applicable Agent or Lender by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6 hereof. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9         Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10       Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11       Parties Bound; Assignment.

(a)            Parties Bound. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that, except as expressly permitted hereby, no Borrower may assign or otherwise transfer any of its respective rights under this Credit Agreement without the prior written consent of all the Lenders.

(b)            Participations. With the prior written consent of the Administrative Agent, the Letter of Credit Issuer (such consent not to be unreasonably withheld), and, other than (i) during the continuance of an Event of Default set forth in Section 10 (a), (i) or (j) or (ii) during the continuance of any other Event of Default that has not been cured within (60) days of the occurrence thereof, the Borrowers (such consent not to be unreasonably withheld), any Lender may (subject to compliance with the provisions of this Section 12.11) at any time grant to one or more banks or other institutions (each a “Participant”) a participating interest in its Commitment or any or all of its Principal Obligations; provided that, prior to the occurrence and continuance of an Event of Default pursuant to Section 10.1(a) hereof which has continued uncured for a period of sixty (60) days, no such participation shall be granted to any Competitor. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall retain the sole right and responsibility to enforce and exercise any rights and perform its obligations hereunder and under the other Loan Documents, and the Credit Parties and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Credit Agreement. The voting rights of each Participant shall be limited to (i) reductions or increases in the amount, or altering the term, of the Commitment of such Participant and (ii) changes to the Maturity Date or interest rate. The Credit Parties agree that each Participant shall be entitled to the benefits of Section 4 and Section 5.3 hereof with respect to its participating interest, to the extent that such Participant complies with the requirements of such Sections, as if it were a Lender; provided (i) that in no event shall any Borrower be obligated to pay to such Participant amounts greater than those such Borrower would have been required to pay to the granting Lender in the absence of such participation, except to the extent such entitlement to receive a greater payment results in a Change in Law that occurs after the participant acquired the applicable participation, and (ii) it shall be reasonable for the Borrowers to decline consent to a participation to a Lender which does not agree to waive its rights under Section 5.3 of this Credit Agreement. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Credit Agreement only to the extent of a participating interest which is permitted in accordance with this subsection (b). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.

(c)             Assignments. With the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) and, other than (i) after the occurrence of an Event of Default as set forth in Section 10(a), (i) or (j), or (ii) during the continuance of an Event of Default that has not been cured within sixty (60) days of the occurrence thereof, the Borrowers (such consent not to be unreasonably withheld, delayed or conditioned), any Lender may (at its expense) at any time assign to one or more Eligible Assignees (an “Assignee”) all, or a proportionate part of all (in a constant, not varying, percentage), of its rights and obligations under this Credit Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance Agreement; provided that:

(i)              this Section 12.11(c) shall not restrict an assignment or other transfer by any Lender to a Federal Reserve Bank, but no such assignment to a Federal Reserve Bank shall release the assigning Lender from its obligations hereunder;

(ii)             except in the case of an assignment to another Lender, or the assignment of all of a Lender’s rights and obligations under this Credit Agreement, any assignment shall be in a minimum amount of $10,000,000 unless otherwise consented to by the Administrative Agent, the Letter of Credit Issuer and, other than during the continuance of an Event of Default of the type described in Section 10.1(a), (i) or (j) hereof, or any other Event of Default which has continued uncured for a period of sixty (60) days, the Borrowers;

(iii)            if the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrowers and the Administrative Agent any certification required to be delivered pursuant to Section 4.1 hereof;

(iv)            the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement and the Assignee shall pay to the transferor Lender an amount equal to the purchase price agreed between such transferor Lender and such Assignee, and the transferor Lender shall deliver payment of a processing and recordation fee of $5,000 to the Administrative Agent;

(v)             unless an Event of Default as set forth in Section 10.1(a) has occurred and is continuing for sixty (60) days, no assignment or participation shall be made to a Competitor; and

(vi)            notwithstanding anything in this Section to the contrary, it shall be reasonable for the Borrowers to decline consent to an assignment to a Lender which does not agree to waive its rights under Section 5.3 of this Credit Agreement.

(d)            [Reserved].

(e)            Consequences of Assignment. Upon execution and delivery of such Assignment and Acceptance Agreement and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall become party to this Credit Agreement as a Lender and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

(f)             Addition of Lenders. With the prior written consent of the Administrative Agent and the Letter of Credit Issuer in their reasonable discretion, at the request of the Borrowers, a new lender may join the Credit Facility as a Lender by delivering a Joinder Agreement to the Administrative Agent, and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:

(i)              The Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount;

(ii)             the Commitment of the new Lender shall be in a minimum amount of $20,000,000, and, if in a greater amount, in integral multiples of $10,000,000;

(iii)            if any new Lender is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrowers and the Administrative Agent any certification required to be delivered pursuant to Section 4.1 hereof; and

(iv)            the applicable joining parties shall execute and deliver to the Administrative Agent a Joinder Agreement, the Borrowers shall execute such new Notes as the Administrative Agent or any Lender may reasonably request, and the new Lender shall deliver payment of a processing and recordation fee of $5,000 to the Administrative Agent.

(g)            Register of Lenders. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrowers, maintain at its principal offices in New York or at such other location as the Administrative Agent shall designate in writing to each Lender and the Borrowers, a copy of each Assignment and Acceptance Agreement and Joinder Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the amount of each Lender’s Share of Commitments, Share of Outstandings and the Letter of Credit Liability and the name and address of each Lender’s agent for service of process in New York (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall, and the Borrowers shall cause the other Credit Parties to, treat each person or entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection and copying by any Borrower or any Lender during normal business hours upon reasonable prior notice to the Administrative Agent. A Lender may change its address and its agent for service of process upon written notice to the Administrative Agent, which notice shall be effective upon actual receipt by the Administrative Agent, which receipt will be acknowledged by the Administrative Agent upon request. Upon receipt of any Assignment and Acceptance Agreement or Joinder Agreement, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been completed, fully-executed and is substantially in the form of Exhibit H attached hereto or if such Joinder Agreement has been completed, fully-executed and is substantially in the form of Exhibit P attached hereto: (i) accept such an Assignment and Acceptance Agreement or Joinder Agreement; (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(h)            Disclosure of Information. Any Lender may furnish any information concerning any Borrower Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17 hereof.

12.12       Lender Default. If for any reason any Lender shall become a Defaulting Lender and such Lender shall not have cured such situation within five (5) Business Days of its occurrence, then, in addition to the rights and remedies that may be available to the Administrative Agent, the Lenders, or the Borrowers at law or in equity, such Lender’s right to vote on matters related to this Credit Agreement, and to participate in the administration of the Loans, the Letters of Credit and this Credit Agreement, shall be suspended during the pendency of such failure or refusal or other event that caused such Lender to be a Defaulting Lender. The Administrative Agent shall have the right, but not the obligation, in its sole discretion, to acquire at par all of such Lender’s Commitment, including its Share of Commitments in the Obligations under this Credit Agreement. In the event that the Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender that is not a Defaulting Lender (a “Current Party”) shall then, thereupon, have the right, but not the obligation, in its sole discretion to acquire at par (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata) such Defaulting Lender’s Commitment, including its Share of Outstandings under this Credit Agreement.

12.13       Certain Interest Matters.

(a)            Regardless of any provision contained in any of the Loan Documents, in no event shall the rate of interest payable by any Borrower with respect to any Obligation exceed the Maximum Rate.

(b)            For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder, in any other Loan Document or in connection herewith or therewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under any of the Loan Documents are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under each such Loan Document.

(c)            [Reserved].

(d)            Each of the Borrowers confirms that it fully understands and is able to calculate the rate of interest applicable to the Credit Facility based on the methodology for calculating per annum rates provided for in this Credit Agreement.

12.14       Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15       Survival. All representations and warranties made by the Credit Parties herein shall survive delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit.

12.16       Full Recourse. Notwithstanding anything in this Credit Agreement or the other Loan Documents to the contrary, the Obligations of any Borrower shall be fully recourse to such Borrower. Notwithstanding anything in this Credit Agreement or the other Loan Documents to the contrary, the Obligations shall not be recourse to the Feeder and the Investments shall not be included in the Collateral. The Feeder shall not have any personal liability under this Credit Agreement or the other Loan Documents provided that the foregoing shall not limit the obligations of such Feeder under the Partnership Agreement and its Subscription Agreement to make Feeder Capital Contributions with respect to its Unfunded Feeder Commitment.

12.17        Availability of Records; Confidentiality. (a)  The Borrowers acknowledge and agree that the Agents may provide to the Lenders, and that the Agents and each Lender may provide to any Affiliate thereof or Participant or Assignee or proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel and agents or any other Person on a need to know basis as deemed necessary or appropriate in any Agent’s or Lender’s reasonable judgment, provided such party is advised of the confidential nature of such information, originals or copies of this Credit Agreement, all Loan Documents and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by an Agent or a Lender in connection with the Principal Obligations, the Commitments or any Borrower Party; provided that, prior to any such delivery or communication, the Agent, Affiliate of an Agent, Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Confidential Information; (b) the Agents and the Lenders (i) acknowledge and agree that (x) the identities of the Feeder and Subscribers, any structural or financial information delivered by the Feeder and Subscribers, the amounts of their respective Capital Commitments and details regarding their investments under the Partnership Agreements or Feeder Fund Constitution, as the case may be, (collectively, the “Subscriber Information”) have been and will be delivered on a confidential basis; and (y) information with respect to Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Subscriber Information and information with respect to Investments are Confidential Information; and (iii) agree that such Subscriber Information and information with respect to Investments shall be subject to the provisions of this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such Person from disclosing any Confidential Information: (i) with the prior written consent of any Credit Party; (ii) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party; (iii) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 12.17; (iv) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; (v) as otherwise specifically required by applicable Laws or by any subpoena or similar legal process; (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (vi) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 12.17 or (B) becomes available to such Person on a nonconfidential basis from a source other than the Credit Parties, or (vii) which relates to the tax treatment and tax structure of the transactions contemplated hereby, including, without limitation, all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure, to taxing authorities.

12.18       USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.

12.19       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)              a reduction in full or in part or cancellation of any such liability;

(ii)             a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.20       Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWERS:

T SERIES MIDDLE MARKET LOAN FUND LLC, a Delaware limited liability company

By:	/s/ Venugopal Rathi
	Name:	Venugopal Rathi
	Title:	Credit Facility Officer

COMMONWEALTH BANK OF AUSTRALIA,
as Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender

By:	/s/ Robert Cammilleri
	Name:	Robert Cammilleri
	Title:	Executive Director, Non-Bank Financial Institution